                                 SCHEDULE 14C
                                (Rule 14c-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT
                           SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No. 1)

Check the appropriate box:

[ ]  Preliminary Information Statement     [_]  Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14c-5(d)(2))

[X]  Definitive Information Statement

                            Quarterdeck Corporation
--------------------------------------------------------------------------------
                 (Name of Registrant as Specified in Its Charter)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.


     (1) Title of each class of securities to which transaction applies:
         Common Stock, par value $0.001 per share
     --------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:
         38,135,807*
     --------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         $0.52 per share of Common Stock*
     --------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:
         $19,830,619*
     --------------------------------------------------------------------------


     (5) Total fee paid:
         $3,966.13*
     --------------------------------------------------------------------------


[_]  Fee paid previously with preliminary materials.

[X]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         $9,614.27*
     --------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:
         Schedule 14D-1
     --------------------------------------------------------------------------


     (3) Filing Party:
         Symantec Corporation
     --------------------------------------------------------------------------


     (4) Date Filed:
         October 19, 1998
     --------------------------------------------------------------------------

* The aggregate number of securities represents the total number of shares of Common Stock outstanding and the number of shares of Common Stock issuable upon exercise of options for a price of less than $0.52 and upon conversion of shares of Series C Convertible Preferred Stock for which holders of the Company's Common Stock shall receive the proposed cash payment upon the Merger. The unit price is based on the cash payment to be made to the holders of the Company's Common Stock, options and Series C Convertible Preferred Stock. The aggregate value of the transaction equals the $0.52 share price multiplied by the aggregate number of securities. Based upon such value, the fee due upon the filing of the preliminary information statement is $3,966.13, which amount is completely offset by the $9,614.27 fee previously paid in connection with the filing of the Schedule 14D-1 by Symantec Corporation in connection with the first step of the transaction of which the merger that is the subject of this information statement is a part.

[LOGO OF QUARTERDECK CORPORATION]

                            QUARTERDECK CORPORATION
                              13160 MINDANAO WAY
                       MARINA DEL REY, CALIFORNIA 90292

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON MARCH 29, 1999

                               ----------------

To the Stockholders of
Quarterdeck Corporation:

  We will hold a Special Meeting of our stockholders on March 29, 1999 at 8:00 a.m. (local time) at the principal executive offices of Symantec Corporation at 10201 Torre Avenue, Cupertino, California 95014. At this Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, between the Company, Oak Acquisition Corporation, and Symantec Corporation. The merger agreement provides for the merger of Oak with and into the Company. As a result of the merger, the Company will become a direct or indirect wholly owned subsidiary of Symantec and each issued and outstanding share of the Company's common stock (other than any shares owned by the Company or by any subsidiary of the Company, or owned by Oak, Symantec or any other subsidiary of Symantec and any shares which are held by stockholders who have not voted in favor of the merger or consented thereto in writing and who shall have demanded appraisal for such shares in accordance with Delaware law) shall be automatically converted into the right to receive $0.52, in cash, without interest. The merger and the merger agreement are more fully described in the attached Information Statement which forms a part of this notice. In addition, at the Special Meeting we will transact such other business as may properly come before the meeting.

  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
PROXY.

  On October 15, 1998, the Board of Directors of the Company determined that the merger agreement and the transactions contemplated thereby, including the tender offer (as discussed below) and the merger, are advisable, fair to and in the best interests of the stockholders of the Company, and approved the merger agreement and the transactions contemplated thereby, including the tender offer and the merger.

  The merger is the second step of a two-step transaction pursuant to which Symantec, as the owner of all of the capital stock of Oak, will acquire the entire equity interest in the Company for an aggregate purchase price of approximately $65 million in cash (including the assumption of approximately $17 million in net debt). The first step was a tender offer for the outstanding shares at $0.52 per share net to the seller in cash. Oak acquired 58,227,311 shares upon the consummation of the tender offer on November 17, 1998, representing approximately 65% of the issued and outstanding shares on such date.

  As a result of the consummation of the tender offer, Purchaser has the right to vote a sufficient number of outstanding shares at the Special Meeting to approve and adopt the merger agreement without the affirmative vote of any other holder of shares, thereby assuring such approval and adoption. Pursuant to the merger agreement, Oak is obligated to vote the shares owned by it in favor of approving and adopting the merger agreement. THE COMPANY CURRENTLY ANTICIPATES THAT THE MERGER WILL BE CONSUMMATED ON MARCH 29, 1999, OR AS PROMPTLY AS PRACTICABLE THEREAFTER.

  Under Delaware law, holders of shares who do not vote to approve the merger agreement and who otherwise strictly comply with applicable requirements of
Section 262 of the General Corporation Law of the State of Delaware may dissent from the merger and demand payment in cash from the Company of the fair value of their shares. This notice constitutes notice of appraisal rights to holders of shares pursuant to Section 262. Holders of shares who wish to assert appraisal rights, if available, should comply with the procedures set forth in
Section 262 (a copy of which is attached as Annex II to the enclosed Information Statement). Appraisal rights under Section 262 are also discussed in the Information Statement under the heading "Appraisal Rights."

                                 By Order of the Board of Directors,
                                /s/ Derek Witte
                                 Derek Witte
                                 Secretary

February 26, 1999
Marina del Rey, California

                            QUARTERDECK CORPORATION

          SUPPLEMENT TO INFORMATION STATEMENT DATED FEBRUARY 26, 1999

  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
PROXY

  This is a Supplement to the Information Statement, dated February 26, 1999 (the "Information Statement") of Quarterdeck Corporation, a Delaware corporation ("Quarterdeck" or the "Company"). The Information Statement relates to a Special Meeting of the stockholders of the Company where the stockholders will be asked to approve a merger of Oak Acquisition Corporation ("Oak"), a wholly-owned subsidiary of Symantec Corporation ("Symantec"), with and into the Company as described in the Information Statement and in accordance with the terms of an Agreement and Plan of Merger, dated as of October 15, 1998 (the "Merger Agreement") attached thereto. At the Special Meeting, the Merger Agreement will be approved by the affirmative vote of a majority of Quarterdeck's outstanding stock because Symantec is required by the Merger Agreement to vote the shares it beneficially acquired in its tender offer for the outstanding common stock of Quarterdeck in favor of the Merger Agreement. Among other things, Quarterdeck's stockholders will have to decide in connection with the Special Meeting whether to demand appraisal of their stock pursuant to Section 262 of the Delaware General Corporation Law.

  As previously disclosed, on February 24, 1999, William M. Skeen, a Quarterdeck common stockholder, filed a complaint in the Court of Chancery of the State of Delaware, County of New Castle against Quarterdeck, Symantec, Oak and current and former directors of the Company alleging breaches of fiduciary duty of loyalty by Symantec and Quarterdeck's current and former directors in connection with the Merger. The claims in the complaint were brought as a class action. The complaint alleged, among other things, that the conduct of Symantec and the Quarterdeck board after the consummation of Symantec's tender offer for Quarterdeck's outstanding common stock substantially reduced the value of Quarterdeck.

  The court scheduled a hearing on plaintiff's motion for a preliminary injunction for March 24, 1999 in Wilmington, Delaware and ordered expedited discovery and briefing in connection with that motion.

  On March 3, 1999, the plaintiff filed an Amended Complaint which repeats the allegations in his initial complaint and added allegations that the Information Statement did not provide sufficient information for reasonable Quarterdeck stockholders to make an informed assessment of whether to demand appraisal in connection with the Merger. The Amended Complaint seeks equitable and injunctive relief, including, among other things, a preliminary injunction requiring the defendants to make additional and corrective disclosures in connection with the Meeting. After an investigation of the facts and circumstances underlying the claims raised in the Amended Complaint by plaintiff through his attorneys, the parties agreed to settle all claims brought by the Amended Complaint. Pursuant to this settlement, Symantec has agreed that, for purposes of any appraisal proceeding brought by any stockholder of the Company, any effects of the CleanSweep License Agreement (including any amendment to such license, including the amendment described below) and the RemoveIt License Agreement, and any changes made to the operations of the Company during the period from the closing of the tender offer through the closing of the Merger, may be considered to be attributable to the accomplishment or expectation of the Merger, and therefore, should not be considered in determining the "fair value" of the Company. For additional information regarding appraisal rights see "Appraisal Rights" in the Information Statement. In addition, pursuant to the settlement, Quarterdeck agreed to make supplemental disclosures to its stockholders as set forth below under the heading "Supplemental Disclosures" (which disclosures supplement the disclosures previously set forth in the Information Statement).

  Upon final approval of this settlement by the court, Quarterdeck's stockholders will have no further rights to pursue any of the claims asserted in, or that could have been asserted in, the Amended Complaint. The Settlement Agreement provides for a notice regarding the Settlement to be sent to all holders of shares of common stock on the February 16, 1999 record date for the March 29, 1999 Quarterdeck Corporation stockholder meeting. Stockholders will have no further rights with respect to the Merger other than to accept the amount provided in the Merger Agreement, or to pursue their appraisal rights as provided by Delaware law. Counsel for plaintiff has advised Quarterdeck that, in such counsel's view, the remaining allegations of the Amended Complaint not addressed herein are not material to a determination of whether an individual shareholder should seek appraisal, in light of the following disclosures, the contents of the Company's Annual Report on Form 10-K/A and Quarterly Report on Form 10-Q accompanying the Information Statement, and additional information obtained by plaintiff in discovery. Each Quarterdeck stockholder is urged to consider for himself or herself whether to seek appraisal.

                           Supplemental Disclosures

  As part of the Company's restructuring efforts, in July 1998 King R. Lee was appointed Interim Chief Executive Officer and President, a new management team was promoted from within the Company, and the outside members of the Company Board decided to take a significantly increased role in the Company's restructuring efforts and its exploration of strategic alternatives. As part of this process, management and the Company Board undertook a review of appropriate compensation levels in light of certain considerations, including the Company's desire to conserve cash and retain key individuals, the low market price of the Company's Common Stock and the substantial increase in the number of outstanding shares of capital stock. On September 1, 1998 the Company Board approved a grant of options to purchase 200,000 shares of Common Stock to each director, except for Joyce Wrenn who received options to purchase 100,000 shares of Common Stock. At such time, each of the Company's new executive officers received options to purchase 150,000 shares of Common Stock. Each of the foregoing options had an exercise price of $0.281 per share.

  After the closing of the tender offer, Symantec appointed a majority of the members of the Company's Board of Directors and the Company's existing executive officers were replaced primarily with officers of Symantec. The Company's operations were substantially integrated into those of Symantec and the number of the Company's employees was reduced from approximately 176 persons as of October 1, 1998 to approximately 73 as of December 31, 1998, and approximately 10 as of January 31, 1999.

  As described in the Information Statement, concurrently with the execution of the Merger Agreement, the Company and Symantec entered into the License Agreement whereby the Company granted to Symantec a non-exclusive license with respect to the Company's CleanSweep product. The License Agreement provided, among other things, that it would terminate if the Merger had not closed by January 31, 1999. The January date was chosen with the understanding that the Merger could be completed well before that time, and it was intended that the License Agreement would extend through a date when the parties could close the Merger. The detailed review of the Information Statement by the Securities and Exchange Commission, which, although always a possibility, was not expected and was beyond the control of either party, delayed the closing beyond January 31, 1999. Because it had always been the understanding of the parties that the License Agreement would be in effect through a date when the parties could close the Merger, this provision was amended to extend such termination date to March 31, 1999. For additional information regarding the License Agreement, see "License Agreement" in the Information Statement.

  Since October 15, 1998, the Company has not obtained any further opinions from its financial advisors regarding the consideration received by the Company's stockholders in the tender offer or to be received by the Company's stockholders in the Merger.

  Dated: March 15, 1999

         SUPPLEMENT TO INFORMATION STATEMENT DATED FEBRUARY 26, 1999

A complaint was filed on February 24, 1999 in the Court of Chancery of the State of Delaware, County of New Castle, by William Skeen, a purported Quarterdeck stockholder, against Quarterdeck Corporation, Symantec Corporation, Oak Acquisition Corporation (a wholly-owned subsidiary of Symantec) and current and former directors of Quarterdeck. The complaint alleges, among other things, breach of fiduciary duty and unfair dealing in connection with the planned merger of Oak with and into Quarterdeck and claims that when Quarterdeck's directors approved the merger, they had a financial conflict of interest as a result of a September 1998 grant of stock options to them. The complaint also alleges breach of fiduciary duty and unfair dealing by Symantec, and certain of its officers who became directors of Quarterdeck, in connection with certain conduct by Symantec following the consummation of Symantec's tender offer for Quarterdeck's outstanding common stock, including the agreement by Symantec and Quarterdeck to extend the termination date of the non-exclusive license granted by Quarterdeck to Symantec to Quarterdeck's CleanSweep product from January 31, 1999 to March 31, 1999. In addition, the complaint alleges that Quarterdeck's failure to obtain the approval of its stockholders in connection with its initial grant of the CleanSweep license violated a provision of Delaware law that requires stockholder approval of a sale, lease or exchange of all or substantially all of a corporation's assets. Finally, the complaint alleges that Quarterdeck's Schedule 14D-9 relating to the tender offer contained materially misleading and coercive public disclosures regarding the likelihood and impact of the delisting of Quarterdeck's common stock by Nasdaq.

The plaintiff seeks to enjoin the merger and also seeks damages in an unspecified amount and other relief. The suit was brought by William Skeen on behalf of all persons who were stockholders during the relevant period and seeks certification of a class action. While Quarterdeck and Symantec believe these claims are without merit, there can be no assurances as to the actual outcome of this matter or its effect on the timing or consummation of the merger.



Dated: February 26, 1999

                            QUARTERDECK CORPORATION
                              13160 MINDANAO WAY
                       MARINA DEL REY, CALIFORNIA 90292

                               ----------------

                             INFORMATION STATEMENT

                               ----------------

                               FEBRUARY 26, 1999

  This Information Statement is being furnished by the Board of Directors (hereinafter the "Board" or "Board of Directors") of Quarterdeck Corporation, a Delaware corporation (the "Company"), to the holders of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of the Company, in connection with the proposed merger (the "Merger") of Oak Acquisition Corporation, a Delaware corporation ("Purchaser"), with and into the Company pursuant to an Agreement and Plan of Merger, dated as of October 15, 1998 (the "Merger Agreement"), by and among the Company, Purchaser, and Symantec Corporation, a Delaware corporation ("Parent" or "Symantec"), a copy of which is attached hereto as Annex I. As a result of the Merger, the Company will become a direct or indirect wholly owned subsidiary of Parent and each issued and outstanding Share (other than any Shares owned by the Company or by any subsidiary of the Company, or owned by Purchaser, Parent or any other subsidiary of Parent and any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded appraisal for such Shares in accordance with Delaware law) shall be automatically converted into the right to receive $0.52, in cash, without interest.

  The Merger is the second step of a two-step transaction pursuant to which Parent, as the owner of all of the capital stock of Purchaser, will acquire the entire equity interest in the Company for an aggregate purchase price of approximately $65 million in cash (including the assumption of approximately $17 million in net debt). The first step was a tender offer for the outstanding Shares at $0.52 per Share net to the seller in cash (the "Offer"). Purchaser acquired 58,227,311 Shares upon the consummation of the Offer on November 17, 1998, representing approximately 65% of the issued and outstanding Shares on such date.

  Upon the Merger, each holder of outstanding options that have an exercise price of less than $0.52 shall be entitled to receive an amount in cash equal to the product of the difference between $0.52 per Share and the exercise price of such option multiplied by the number of Shares issuable upon exercise of such option immediately prior to the Merger.

  This Information Statement accompanies a Notice of Special Meeting of Stockholders (the "Special Meeting") of the Company to be held on March 29, 1999, at which time the Company's stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and such other business as may properly come before the meeting.

  As a result of the consummation of Offer, Purchaser has the right to vote a sufficient number of outstanding Shares at the Special Meeting to approve and adopt the Merger Agreement without the affirmative vote of any other holder of Shares, thereby assuring such approval and adoption. Pursuant to the Merger Agreement, Purchaser is obligated to vote the Shares owned by it in favor of approving and adopting the Merger Agreement. THE COMPANY CURRENTLY ANTICIPATES THAT THE MERGER WILL BE CONSUMMATED ON MARCH 29, 1999, OR AS PROMPTLY AS PRACTICABLE THEREAFTER.

  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
PROXY.

  This Information Statement is first being mailed to stockholders on or about February 26, 1999.

            This Information Statement is dated February 26, 1999.

                               TABLE OF CONTENTS

                                                                         Page
                                                                         -----
Summary.................................................................     1
Market Prices and Dividends.............................................     6
General; Special Meeting of Stockholders; Required Vote.................     6
Payment for Shares......................................................     7
Appraisal Rights........................................................     8
The Merger..............................................................    10
Certain Federal Income Tax Consequences of the Merger...................    23
Regulatory Matters......................................................    24
The Merger Agreement....................................................    24
The License Agreement...................................................    29
Series C Convertible Preferred Stock....................................    29
Selected Financial Data.................................................    31
Source and Amount of Funds..............................................    33
Principal Stockholders and Stock Ownership of Management................    34
Incorporation of Certain Documents by Reference.........................    35
Available Information...................................................    35
Annex I -- Agreement and Plan of Merger.................................   I-1
Annex II -- Section 262 of the General Corporation Law of the State of
 Delaware...............................................................  II-1
Annex III -- Opinion of Broadview International LLC..................... III-1

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Information Statement. Reference is made to the more detailed information contained, or incorporated by reference, in this Information Statement and the Annexes hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Information Statement.

  STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THIS INFORMATION STATEMENT AND THE ANNEXES HERETO IN THEIR ENTIRETY. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Companies

  The Company. The Company develops and markets software products that help personal computer users manage information and communications. The Company markets its products worldwide through retail distribution, corporate resellers, original equipment manufacturers, direct marketing, and the Internet, focusing in particular on customers in "low support" environments, such as small offices/home offices, small businesses and work groups, and remote/mobile users. The Company's principal executive offices are located at 13160 Mindanao Way, Marina del Rey, California 90292. The telephone number of the Company at such offices is (310) 309-3700.

  Purchaser. The Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and Merger and a direct wholly-owned subsidiary of Parent. To date the Purchaser has not conducted any business other than in connection with the Offer and the Merger. The principal executive offices of the Purchaser are located at 10201 Torre Avenue, Cupertino, California 95014-2132. The telephone number of Purchaser at such offices is
(408) 253-9600.

  Parent. Parent is a leading producer of utility software for business and personal computing. Parent's business strategy is to satisfy customer needs by developing and marketing products across multiple operating platforms (currently those of Microsoft Corporation and Apple Computer, Inc.) that enable customers to increase productivity and help to assure the reliability, security and performance of computers. The principal executive offices of Parent are located at 10201 Torre Avenue, Cupertino, California 95014-2132. The telephone number of Parent at such offices is (408) 253-9600.

  Each of the Company and Parent is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission as set forth under "Available Information" below.

General

  This Information Statement is being furnished in connection with the proposed Merger of Purchaser into the Company pursuant to the Merger Agreement. As a result of the Merger, the Company will become a direct or indirect wholly owned subsidiary of Parent and each issued and outstanding Share (other than any Shares owned by the Company or by any subsidiary of the Company, or owned by Purchaser, Parent or any other subsidiary of Parent and any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded appraisal for such Shares in accordance with Delaware law) will be converted into the right to receive $0.52 in cash, without interest.

  The Merger is the second step of a two-step transaction pursuant to which Parent, as the owner of all of the capital stock of Purchaser, will acquire the entire equity interest in the Company for an aggregate purchase price of $65 million in cash (including the assumption of approximately $17 million in net debt). The first step was the Offer. Purchaser acquired 58,227,311 Shares upon the consummation of the Offer on November 17, 1998, representing approximately 65% of the issued and outstanding Shares on such date.

  Pursuant to the Merger Agreement, and effective upon the consummation of the Offer, two of the five members of the Board of Directors of the Company resigned as directors, the size of the Board was increased to seven members, and four persons designated by Parent were appointed as members of such Board of Directors to fill vacancies on the Board by the remaining directors, all in accordance with the Company's Certificate of Incorporation and Bylaws, both as amended.

Special Meeting of Stockholders; Required Vote

  A Special Meeting of Stockholders will be held on March 29, 1999, at 8:00 a.m. (local time) at the principal executive offices of Symantec at 10201 Torre Avenue, Cupertino, California 95014. At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and such other proposals as may be properly brought before the Special Meeting.

  Under Delaware law and the Company's certificate of incorporation, the affirmative vote of a majority of the issued and outstanding Shares is required to approve and adopt the Merger Agreement at the Special Meeting. Only holders of record of Shares at the close of business on February 16, 1999 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. At such date there were 89,760,799 Shares outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting.

  As a result of the Offer, Purchaser was the holder of record of 58,227,311 Shares on the Record Date, constituting approximately 65% of the 89,760,799 Shares issued and outstanding on the Record Date. Pursuant to the terms of the Merger Agreement, Purchaser is obligated to vote all such Shares in favor of approving and adopting the Merger Agreement. Under Delaware law and the Company's certificate of incorporation, the affirmative vote of the Shares owned by Purchaser is sufficient to approve and adopt the Merger Agreement without the affirmative vote of any other holder of Shares, thereby assuring such approval and adoption.

Payment of Shares

  Upon consummation of the Merger, the Company will make available to State Street Bank and Trust Company, as paying agent (the "Paying Agent") for the holders of record of Shares, as needed, the aggregate amount of cash to be paid in respect of the Shares converted into the right to receive $0.52 per Share, in cash, without interest pursuant to the Merger. Holders of record should use the Letter of Transmittal to be provided under separate cover to effect the surrender of certificates evidencing Shares in exchange for $0.52 per Share, in cash, without interest. All certificates so surrendered will be cancelled. Upon consummation of the Merger and surrender of a certificate evidencing Shares, together with a duly executed Letter of Transmittal, the holder thereof will receive. Any cash held by the Paying Agent that remains unclaimed by stockholders for six months after the effective time of the Merger will be returned to the Company, as the surviving corporation (the "Surviving Corporation") in the Merger, upon demand and thereafter stockholders may look only to the Company for payment thereof.

  A Letter of Transmittal will be sent to all stockholders of the Company under separate cover. The Letter of Transmittal will advise such holder of the procedures for surrendering to the Paying Agent certificates evidencing Shares in exchange for $0.52 per Share, in cash, without interest. See "Payment for Shares."

Appraisal Rights

  Under Delaware law, holders of Shares who do not vote to approve the Merger each of whom otherwise strictly comply with applicable requirements of the General Corporation Law of the State of Delaware may dissent from the Merger and demand payment in cash from the Company of the fair value of their Shares. See "Appraisal Rights."

The Merger

  Background of the Merger. For a description of the events leading up to the approval of the Merger Agreement by the Board of Directors of the Company, see "The Merger--Background of the Offer and the Merger."

  Recommendation of the Company's Board of Directors; The Company's Reasons for the Merger. On October 15, 1998, the Board of Directors of the Company determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the stockholders of the Company, and approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

  The Company's Board of Directors' decision to approve the Merger Agreement and the Merger was, among other things, based upon its analysis of the Company's current financial condition including its significant need to raise additional capital, the nature and strength of competing companies and the opinion of its financial advisor that the consideration to be received by the stockholders in the Offer and the Merger is fair to such stockholders from a financial point of view. See "The Merger--Recommendation of the Company's Board of Directors; The Company's Reasons for the Merger."

  Parent's Reasons for the Merger. The purpose for the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Parent acquired control of, and a majority of the entire equity interest in, the Company, and upon consummation of the Merger, the Company will become a direct or indirect wholly owned subsidiary of Parent. See "The Merger--Parent's Reasons for the Merger."

  Opinion of Financial Advisor. Broadview International LLC ("Broadview"), the Company's financial advisor, has delivered to the Company its written opinion to the effect that, as of October 15, 1998, the date of the Merger Agreement, and subject to the various assumptions and limitations stated therein, the cash consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view. Broadview was not requested to, and has not, updated its opinion. The complete opinion of Broadview which sets forth the assumptions made, matters considered and limits of its review, is attached to this Information Statement as Annex III and should be read in its entirety. See "The Merger--Opinion of Financial Advisor."

  Interests of Certain Persons in the Merger. Certain existing and former members of the Company's management and the Company's Board of Directors (as well as employees of the Company) have interests in the Merger other than as stockholders relating to, among other things, (i) the acceleration of the exercisability of outstanding options to purchase Shares and, in certain cases, the exchange of outstanding options for a cash payment and (ii) the terms of the Company's severance plan for eligible officers, providing for cash payments and other benefits upon termination of employment. See "The Merger--Interests of Certain Persons in the Merger."

  Accounting Treatment of the Merger. The Merger will be accounted for under the purchase method of accounting whereby the purchase price will be allocated based on the fair value of the assets acquired and the liabilities assumed by Parent. See "The Merger--Accounting Treatment of the Merger."

  Purpose of the Merger. The purpose of the Merger is to enable Parent, through Purchaser, to acquire the remaining equity interest in the Company not currently owned by Purchaser.

  Conditions to the Merger. The Merger is subject to the approval of the Company's stockholders and to the condition that no legal restraint or prohibition shall be in effect which would prevent the consummation of the Merger or have certain other specified adverse consequences. The Company is not currently aware of the existence of any such restraint or prohibition. Assuming the satisfaction of such conditions, it is expected that the Merger will be consummated on March 29, 1999, or as promptly as practicable thereafter. See "The Merger Agreement--Conditions to the Merger."

  Federal Income Tax Consequences of the Merger. The receipt of cash pursuant to the Merger Agreement or the exercise of appraisal rights will be a taxable transaction for federal income tax purposes. See "The Merger--Certain Federal Income Tax Consequences of the Merger." Stockholders are urged to consult their own tax advisors as to the particular tax consequences of the Merger to them, including the applicability and the effect of federal, state, local, foreign and other tax laws.

  Regulatory Matters. The parties received early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), on November 3, 1998. The Company filed a notification under Section 5 of the Mergers and Take-overs (Control) Act of 1978, as amended (the "Mergers Act") with the Minister for Enterprise, Trade and Employment of Ireland. The notification described the transaction and requested the Minister to state in writing that he either (i) believes the Mergers Act does not apply to the transaction; or (ii) does not propose to make an order restricting the transaction under Section 9 of the Mergers Act. On November 13, 1998, the parties received notice from the Minister indicating that the Mergers Act does not apply to the transaction. No further action of the Company is required with respect to compliance with the Mergers Act. The Company is not aware of any other federal, state or foreign regulatory requirements that remain to be complied with in order to consummate the Merger. See "The Merger--Regulatory Matters."

                 SELECTED FINANCIAL INFORMATION OF THE COMPANY

  Set forth below is certain selected consolidated financial data with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 as amended on Form 10-K/A, as well as the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998, each as filed with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act. Certain items in the consolidated financial statements of fiscal 1995 and 1994 have been reclassified to conform to the 1997 presentation. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission. Such reports and other documents are available for inspection, and copies thereof are obtainable in the manner set forth below under "Available Information" below. All amounts shown are in thousands, except per share data.

                                    Year ended September 30,                 Three months ended December 31,
                          ------------------------------------------------  --------------------------------
                            1998      1997      1996      1995      1994       1998                 1997
                          --------  --------  --------  --------  --------  -----------          -----------
                                                                            (unaudited)          (unaudited)
Statements of Operations
 Data:
Net revenues............  $ 50,861  $ 83,787  $133,100  $117,606  $ 84,715   $  5,769              $20,626
Cost of revenues........    14,587    21,271    49,600    34,884    27,403      2,859                4,709
                          --------  --------  --------  --------  --------   --------              -------
   Gross margin.........    36,274    62,516    83,500    82,722    57,312      2,910               15,917
Operating expenses:
 Research and
  development...........    16,640    16,419    21,314    14,286     7,520      1,167                4,681
 Sales and marketing....    30,566    29,305    66,355    30,624    27,107      3,214                8,378
 General and
  administrative........     9,923    17,227    32,128    20,704    20,908      2,209                2,807
 Acquisition,
  restructuring and
  other charges.........     2,583    11,713    37,789     7,409    12,863      8,946                  (51)
 Litigation
  settlement............       --      1,905       --        --        615        --                   --
                          --------  --------  --------  --------  --------   --------              -------
   Total operating
    expenses............    59,712    76,569   157,586    73,023    69,013     15,356               15,815
Operating income
 (loss).................   (23,438)  (14,053)  (74,086)    9,699   (11,701)   (12,446)                 102
   Other income
    (expense), net......     1,264    (2,143)       38       (38)     (271)       222                (498)
Interest income
 (expense), net.........      (952)   (2,072)     (105)    1,922     1,365        735                  267
                          --------  --------  --------  --------  --------   --------              -------
Income (loss) before
 income taxes...........   (23,126)  (18,268)  (74,153)   11,583   (10,607)   (13,403)             $   332
Provision (benefit) for
 income Taxes...........        39       130       806       331    (5,982)       --                    16
                          --------  --------  --------  --------  --------   --------              -------
Net income (loss).......  $(23,165) $(18,398) $(74,959) $ 11,252  $ (4,625)  $(13,403)             $   316
                          ========  ========  ========  ========  ========   ========              =======
Net income (loss) per
 share:
 Primary................  $  (0.45) $  (0.43) $  (2.15) $   0.32  $  (0.15)  $  (0.16)             $  0.01
                          ========  ========  ========  ========  ========   ========              =======
 Fully diluted..........  $  (0.45) $  (0.43) $  (2.15) $   0.31  $  (0.15)  $  (0.16)             $  0.01
                          ========  ========  ========  ========  ========   ========              =======
Shares used to compute
 net income (loss) per
 share:
 Primary................    51,609    43,168    34,894    35,557    31,825     84,002               43,363
                          ========  ========  ========  ========  ========   ========              =======
 Fully diluted..........    51,609    43,168    34,894    36,499    31,825     84,002               67,628
                          ========  ========  ========  ========  ========   ========              =======
Additional unaudited pro
 forma data:/1
 Income (loss) before
  income Taxes..........  $(23,126) $(18,268) $(74,153) $ 11,583  $(10,607)  $(13,403)                 332
 Pro forma income
  taxes.................        39       130       806     3,406       576        --                    16
                          --------  --------  --------  --------  --------   --------              -------
   Pro forma net income
    (loss)..............  $(23,165) $(18,398) $(74,959) $  8,177  $(11,183)  $(13,403)                 316
                          ========  ========  ========  ========  ========   ========              =======
Pro forma income (loss)
 per share:
 Primary................  $  (0.45) $  (0.43) $  (2.15) $   0.23  $  (0.35)  $  (0.16)             $  0.01
                          ========  ========  ========  ========  ========   ========              =======
 Fully diluted..........  $  (0.45) $  (0.43) $  (2.15) $   0.22  $  (0.35)  $  (0.16)             $  0.01
                          ========  ========  ========  ========  ========   ========              =======
                                      As of September 30,                           As of December 31,
                          ------------------------------------------------  --------------------------
                            1998      1997      1996      1995      1994       1998           1997
                          --------  --------  --------  --------  --------  -----------    -----------
                                                                            (unaudited)    (unaudited)
Balance Sheet Data:
Working capital /
 (deficiency)...........  $  1,955  $  6,917  $ (4,684) $ 29,490  $ 29,147   $ (7,980)        17,863
Total assets............    19,525    55,881    76,781    76,699    62,471     10,861         52,036
Long-term obligations...    25,022    25,114    25,108       164       701     25,022         25,089
Stockholders' equity....   (17,933)    1,173     4,425    44,270    36,606    (29,600)         4,110
Other Data:
Book Value Per Share....       --        --        --        --        --    $  (0.33)           --

-------
/1 On June 30, 1995, the Company completed the acquisition of Landmark Research
   International Corporation ("Landmark"). The acquisition was treated as a pooling of interests and accordingly, the information presented above was restated to reflect this transaction. Prior to June 30, 1995, Landmark elected to be taxed as an S corporation whereby the income tax effects of Landmark's activities accrued directly to its shareholders. Landmark's S corporation election terminated on June 30, 1995, at the time of the acquisition. On March 28, 1996, the Company completed the acquisition of Datastorm Technologies, Inc. ("Datastorm"). The acquisition was treated as a pooling of interests and accordingly, the information presented above was restated to reflect this transaction. Prior to being acquired by the Company, Datastorm elected to be taxed as an S corporation whereby the income tax effects of Datastorm's activities accrued directly to the shareholders. Datastorm's S corporation election terminated at the time of acquisition. The pro forma information reflects the estimated tax expense as if Landmark and Datastorm were C corporations for all of the periods presented.

                          MARKET PRICES AND DIVIDENDS

  Until October 15, 1998, the Shares were listed and principally traded on the Nasdaq National Market under the symbol "QDEK" and the Shares are now traded on the OTC Bulletin Board. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the Nasdaq National Market through October 15, 1998 and on the OTC Bulletin Board for periods ending thereafter:

                                                                 High     Low
                                                               -------- --------
   Fiscal Year ended September 30, 1997:
     First Quarter............................................ $7 1/4   $3 15/16
     Second Quarter...........................................  6 5/16   2
     Third Quarter............................................  3 9/16   2 1/8
     Fourth Quarter...........................................  3 11/16  2 3/8
   Fiscal Year ended September 30, 1998:
     First Quarter............................................ $3 1/8   $1 3/16
     Second Quarter...........................................  2 25/32  1 9/16
     Third Quarter............................................  3          5/8
     Fourth Quarter...........................................  1 1/32     1/4
   Fiscal Year ending September 30, 1999
     First Quarter............................................ $  22/32 $  9/32
     Second Quarter (through February 12, 1999)............... $  33/64 $  13/32

  On October 15, 1998, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on the Nasdaq National Market was $0.4375. On October 16, 1998, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on the OTC Bulletin Board was $0.4375. On February 12, 1999, the closing price per Share as reported on the OTC Bulletin Board was $0.507.

  The Company has never declared or paid cash dividends on the Shares. The Merger Agreement provides that, except as may agreed to in writing by Parent, the Company may not declare, set aside or pay any dividends on or make any other distributions in respect of any of its capital stock.

            GENERAL; SPECIAL MEETING OF STOCKHOLDERS; REQUIRED VOTE

  This Information Statement is being furnished by the Company in connection with the proposed Merger of Purchaser into the Company pursuant to the Merger Agreement. As a result of the Merger, the Company will become a direct or indirect wholly owned subsidiary of Parent and each issued and outstanding Share (other than any Shares owned by the Company or by any subsidiary of the Company, or owned by Purchaser, Parent or any other subsidiary of Parent and any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded appraisal for such Shares in accordance with Delaware law) shall be automatically converted into, and exchanged for, the right to receive $0.52, in cash, without interest.

  The Merger is the second step of a two-step transaction pursuant to which Parent, as the owner of all of the capital stock of Purchaser, will acquire the entire equity interest in the Company for an aggregate purchase price of approximately $65 million in cash (including the assumption of approximately $17 million in net debt). The first step was the Offer. Purchaser acquired 58,227,311 Shares upon the consummation of the Offer on November 17, 1998, representing approximately 65% of the issued and outstanding Shares on such date.

  Pursuant to the Merger Agreement, and effective upon the consummation of the Offer, two of the five members of the Board of Directors of the Company resigned as directors, the size of the Board was increased to seven members, and four persons designated by Parent were appointed as members of such Board of Directors to fill vacancies on the Board by the remaining directors, all in accordance with the Company's Certificate of Incorporation and Bylaws, both as amended.

  The Special Meeting will be held on March 29, 1999, at 8:00 a.m. (local time) at the principal executive offices of Symantec at 10201 Torre Avenue, Cupertino, California 95014. At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and such other proposals as may be properly brought before the Special Meeting. Representatives of the Company's accountants are not expected to be present at the Special Meeting.

  Under Delaware law and the Company's certificate of incorporation, the affirmative vote of a majority of the issued and outstanding Shares is required to approve and adopt the Merger Agreement at the Special Meeting. Only holders of record of Shares at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. At such date there were 89,760,799 Shares outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting.

  As a result of the Offer, Purchaser was the holder of record of 58,227,311 Shares on the Record Date, constituting approximately 65% of the 89,760,799 Shares outstanding on the Record Date. Pursuant to the terms of the Merger Agreement, Purchaser is obligated to vote all such Shares in favor of approving and adopting the Merger Agreement. Under Delaware law and the Company's certificate of incorporation, the affirmative vote of such Shares will be sufficient to approve and adopt the Merger Agreement without the affirmative vote of any other holder of Shares, thereby assuring such approval and adoption. THE COMPANY CURRENTLY ANTICIPATES THAT THE MERGER WILL BE CONSUMMATED ON MARCH 29, 1999, OR AS PROMPTLY AS PRACTICABLE THEREAFTER.

  The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware. As used in this Information Statement, "Effective Time" means the effective time of the Merger under the General Corporation Law of the State of Delaware.

                              PAYMENT FOR SHARES

  General. Upon consummation of the Merger, Parent will make available to the Paying Agent for the holders of record of Shares, as needed after the Effective Time, the aggregate amount of cash to be paid in respect of the portions of Shares converted into cash pursuant to the Merger. Holders of record should use a Letter of Transmittal to effect the surrender of certificates evidencing Shares in exchange for $0.52 per Share, in cash, without interest. All certificates so surrendered will be cancelled. Upon consummation of the Merger and surrender of certificates evidencing Shares, together with a duly executed Letter of Transmittal, the holder of record thereof will receive in exchange for each Share surrendered $0.52, in cash, without interest. Any cash held by the Paying Agent that remains unclaimed by stockholders for six months after the Effective Time will be returned to the Surviving Corporation upon demand and thereafter stockholders may look only to the Surviving Corporation for payment thereof.

  Letter of Transmittal. A Letter of Transmittal will be sent to all stockholders of record of the Company as of the Effective Time under separate cover. The Letter of Transmittal will advise such holders of the procedures for surrendering to the Paying Agent certificates evidencing Shares in exchange for cash.

  Valid Surrender of Shares. For Shares to be validly surrendered pursuant to the Merger, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, must be received by the Paying Agent, at one of its addresses set forth in the Letter of Transmittal and either (i) certificates representing Shares must be received by the Paying Agent or (ii) such Shares must be delivered by book-entry transfer.

  Book-Entry Transfer. The Paying Agent will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Merger. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of

Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Paying Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder (which term includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares delivered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are delivered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to a person other than the registered holder of the certificates surrendered, the delivered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above.

  THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE PAYING AGENT. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

  Backup Federal Income Tax Withholding. Under the federal income tax laws, unless an exception applies under the applicable rules and regulations, the Paying Agent will be required to withhold 31% of the amount of any payments made to stockholders pursuant to the Merger. To prevent such backup federal income tax withholding with respect to the $0.52 per Share, in cash, without interest payable to a stockholder, such stockholder must generally provide the Paying Agent with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing the substitute Form W-9 included in the Letter of Transmittal. If the stockholder is a nonresident alien or foreign entity not subject to backup withholding, such stockholder must give the Paying Agent a completed Form W-8 Certificate of Foreign Status prior to the receipt of any payments.

                               APPRAISAL RIGHTS

  Stockholders of the Company are entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware ("Section 262") as to Shares owned by them. Set forth below is a summary description of Section
262. Section 262 is reprinted in its entirety as Annex II to this Information Statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the Shares as to which appraisal rights are asserted. A person having a beneficial interest in Shares that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

  FOR MORE DETAIL REGARDING APPRAISAL RIGHTS, SEE ANNEX II. THIS SUMMARY AND ANNEX II SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH HEREIN AND THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

  In accordance with Section 262, any stockholder may, before the vote at the Special Meeting upon the proposal to approve and adopt the Merger Agreement, demand in writing from the Company the appraisal of the fair value of such stockholder's Shares. Such demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's Shares. In order to be entitled to appraisal rights with respect to any Shares, a stockholder must be the record holder of such Shares on the date of such demand, must continuously hold such Shares through the Effective Time, must properly demand an appraisal as described in this paragraph and the following paragraphs, and must not vote in favor of the proposal to approve and adopt the Merger Agreement. Any stockholder (other than a record owner who is acting as a nominee holder for different beneficial owners) seeking to exercise appraisal rights for a portion, but not all, of such stockholder's Shares should consult with legal counsel before taking any such action. The Company believes that Delaware law has not clearly addressed the ability of such a stockholder to exercise appraisal rights with respect to a portion, but not all, of such stockholder's Shares. Should a stockholder (other than a record owner who is acting as a nominee holder for different beneficial owners) seek to exercise appraisal rights with respect to a portion, but not all, of such stockholder's Shares, the Company presently intends to assert that by doing so such stockholder has waived such stockholder's appraisal rights. Stockholders should be aware that a Delaware court may find that such stockholder has so waived such stockholder's appraisal rights. A stockholder who elects to exercise appraisal rights must mail or deliver such stockholder's written demand to the President of the Company at 13160 Mindanao Way, Marina del Rey, California 90292. A vote against the Merger or a failure to vote for the Merger would not by itself constitute sufficient notice of a stockholder's election to exercise appraisal rights.

  A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate or certificates representing his Shares. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be executed by the fiduciary. If the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

  A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which such person is the record owner. In such case, the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights.

  Within 120 days after the Effective Time, either the Surviving Corporation or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery (the "Delaware Chancery Court") demanding a determination of the fair value of the Shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the Shares formerly owned by such stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Delaware Chancery Court is to take into account all relevant factors.

  Stockholders considering seeking appraisal should note that the "fair value" of their Shares determined under Section 262 could be more than, the same as or less than $0.52 per Share, and that opinions of investment banking firms as to fairness, from a financial point of view, are not opinions as to fair value under Section 262. The cost of the appraisal proceeding may be determined by the Delaware Chancery Court and taxed against the parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Chancery Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal.

  From and after the Effective Time, no stockholder who has duly demanded appraisal in compliance with Section 262 will be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

  At any time within 60 days after the Effective Time, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered in the Merger Agreement; after this period, a stockholder may withdraw such stockholder's demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease, and all stockholders who had previously demanded appraisal shall thereafter be entitled to receive the $0.52 per Share, in cash, without interest thereon, upon valid surrender of the certificates that formerly represented their Shares. Inasmuch as the Company has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Chancery Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.

                                  THE MERGER

Background of the Offer and the Merger

  Set forth below is a description of the background of the Offer and the Merger, including a brief description of the material contacts between Parent and its affiliates and the Company and its affiliates regarding the transactions described herein. Until the consummation of the Offer, the Board of Directors of the Company consisted of the following individuals: Frank W.T. LaHaye, King R. Lee, William H. Lane III, Dr. Howard L. Morgan and Joyce Wrenn.

  In early 1997, the Company's Board of Directors resolved to undertake a search for strategic alternatives to the Company's then current strategy. The Company's Board of Directors decided to retain an investment banker to explore the capital needs of the Company and the strategic alternatives available to the Company, including an expansion into additional product lines, a partnering of the Company with third parties, and a sale of particular product lines or of the entire Company.

  On or about May 22, 1997, Broadview presented to the Company's Board of Directors its analysis of the strategic alternatives available to the Company. In light of this presentation, the Company engaged Broadview on June 19, 1997 to advise the Company with respect to opportunities involving partnering with third parties or the sale of either all of the Company or of particular product lines.

  In late September 1997 and the following months, the Company issued approximately $29 million of its Series C Convertible Preferred Stock and related warrants. The Company used the net proceeds of this sale for working capital and to redeem all $10 million of its outstanding Series B Preferred Stock.

  During the period from June 1997 to March 1998, Broadview conducted extensive interviews with senior management, engaged in customary due diligence procedures, analyzed valuation parameters, explored new product opportunities and product line sales and developed a list of potential acquirors for the Company. Broadview and the Company's Board of Directors discussed and explored these possibilities in numerous meetings. Broadview and the Company contacted several parties to explore partnering relationships and/or the sale of the entire Company. As of March 1998, no party had expressed serious interest in partnering with or acquiring the Company and the Company terminated its engagement of Broadview.

  In April 1998, however, a publicly traded company contacted the Company and expressed interest in entering into a partnering relationship with the Company. The parties held preliminary discussions until June 1998 when the potential partner was acquired by a third party.

  On June 3, 1998, the Company was notified by the Nasdaq National Market ("Nasdaq") of the possible delisting of the Common Stock due to the failure of the Common Stock to satisfy Nasdaq's continued listing requirements.

  In June 1998, the Company's Board of Directors continued to discuss the Company's need for capital and the status of possible strategic alternatives. On June 24, 1998, the Company signed an engagement letter with TikSoft LLC (which letter was subsequently assigned to Software Syndicate, Inc. ("SSI")), pursuant to which SSI agreed to assist the Company with respect to opportunities involving four potential acquirors where the Company believed SSI had a relationship with one or more members of senior management or of the Board of Directors. SSI's role with respect to each of the four companies (including Parent) was primarily to utilize its relationships to initiate discussions between one or more of such companies and the Company. SSI assisted in initiating discussions between Parent and the Company, but did not become involved in the negotiation of the Merger Agreement.

  In June 1998, the Company determined that additional cost-cutting measures, including layoffs, were needed in order to manage cash flow. In late June 1998, the Company laid off 70 employees. On July 6, 1998, Curtis Hessler resigned as the Chief Executive Officer of the Company and King R. Lee was appointed Interim Chief Executive Officer and President.

  In July 1998, SSI introduced the Company to another publicly traded company interested in a merger. The parties held several meetings, conducted mutual standard due diligence, interviewed senior management at the respective companies and entered into a confidentiality agreement regarding the matter. The preliminary discussions focused on a stock for stock merger. The parties ultimately terminated these discussions in September 1998 without any agreement regarding a transaction. The other party suffered a significant drop in the price of its stock after announcing lower than expected earnings, which made it reluctant to continue to pursue a stock for stock merger. In addition, after preliminary diligence certain members of the Company's management had some reservations as to whether a stock transaction with this party would be in the best interests of the Company's stockholders, primarily as a result of the other party's own need for additional capital.

  By letter dated July 13, 1998, Nasdaq advised the Company that it was not convinced the Company could satisfy Nasdaq's continued listing requirements. At the Company's request, an oral hearing on the matter was scheduled for late August. In connection with its preparation for such oral hearing, and to assist the Company in its exploration of its strategic alternatives, the Company again retained Broadview as its financial advisor on August 4, 1998.

  On August 10, 1998, Broadview discussed with the Company a list of approximately 20 potential partners or acquirors, including Parent. Over the next few weeks, Broadview and SSI contacted several parties, including Parent, none of whom expressed interest in acquiring the Company at that time. In mid to late August, Broadview and SSI again contacted Parent and discussed the Company generally, as well as the existence of potentially significant net operating losses of the Company that could be advantageous to a potential buyer. As of June 30, 1998, Quarterdeck had approximately $93 million in estimated federal net operating loss carryforwards (the use of which is subject to various restrictions and limitations under applicable current tax regulations). Symantec anticipates future utilization of approximately $60 million of the Company's federal net operating loss carryforwards. The remaining federal net operating loss carryforwards of approximately $33 million are expected to expire due to the "change of ownership" rules under
Section 382 of the Internal Revenue Code and thus are not expected to by utilized by Parent. At that point, Parent expressed interest in a transaction with the Company to SSI and Broadview. Broadview contacted Gordon E. Eubanks, Jr., the Chief Executive Officer of Parent, with additional information about the Company. Representatives of Broadview and Parent held several telephone calls and discussed possible transaction alternatives through the end of August.

  On August 27, 1998, the Company had a hearing with Nasdaq regarding the potential delisting of the Company's Common Stock.

  On September 11, 1998, Enrique T. Salem, Chief Technical Officer of Parent, contacted Suzanne Dickson, Vice President of Product Management of the Company, to discuss the possibility of the Company entering into a technology licensing agreement with Parent with respect to the Company's CleanSweep uninstaller product. On September 13, 1998, the Company replied that it was not interested in licensing its CleanSweep product and instead proposed a license of its RemoveIt uninstaller product, which also has some of the capabilities of the Norton Uninstall Deluxe product. On September 18, 1998, Parent and the Company entered into a license agreement under which the Company granted to Parent a nonexclusive license to distribute the Company's RemoveIt uninstaller. Pursuant to such license agreement, Parent agreed to pay the Company royalties equal to 8% of net revenue from the distribution of RemoveIt, provided that the royalty per unit shall not be less than $1.00 per copy. Parent also agreed to pay to the Company, upon full delivery of RemoveIt, the sum of $500,000 as a non-refundable advance against royalties. The initial term of this license agreement continues until September 30, 2000; Parent may elect to extend the term for an additional one-year period. Either party may terminate the license agreement upon 30 days prior written notice if the other party is in material breach of any terms of the license agreement, provided that such breach is not cured within such 30-day period. The Company may terminate the license agreement upon 30 days notice in the event that Parent distributes another product that provides substantially the same functionality as RemoveIt.

  In mid-September 1998, Broadview reported to the Company's Board of Directors that Parent had proposed that the transaction take the form of an acquisition of the Company's assets. On September 15, 1998, representatives of Parent and the Company met at the Company's offices to discuss the Company's financial performance and condition, and Parent and the Company entered into a Confidentiality Agreement, pursuant to which Parent was furnished with certain financial and business information concerning the Company. Over the next few weeks, discussions between Parent and the Company continued in which Broadview represented the Company in framing possible transaction alternatives.

  Also in mid-September, the Company and Broadview met and held preliminary discussions with an investment group proposing a recapitalization and acquisition of the Company as part of an industry segment consolidation. The discussions were terminated with no expression of interest by such party after the parties determined they would be unlikely to obtain financing.

  On September 17, 1998, the Company's Board of Directors met to discuss the status of negotiations between Parent and the Company. On September 18, 1998, representatives of Parent notified the Company of the Parent's interest in commencing due diligence investigations of the Company. In response to this call, the Company organized diligence materials and prepared them for review by Parent and its legal and financial advisors. Two senior executives of Parent met with representatives of the Company at the Company's offices on Monday, September 21, 1998.

  On September 23, 1998, the Company's Board of Directors met. Representatives of Broadview informed the Company's Board of Directors about their discussions with Parent's representatives earlier that day. During these discussions, Parent had indicated its willingness to proceed with a tender offer and subsequent merger, with the grant by the Company of a nonexclusive license agreement for the Company's CleanSweep product. The Company's Board of Directors discussed the framework of Parent's proposals concerning a possible transaction. The Company's Board of Directors indicated that a substantial risk would be involved if the Company granted Parent a license to the CleanSweep product and the proposed tender offer and merger did not close. The Company's Board of Directors also discussed the possibility of selling the CleanSweep product line on a stand-alone basis. The Company's Board of Directors instructed Broadview and its management team to resist the granting of the CleanSweep license if at all possible and also to explore selling the CleanSweep product line on a stand-alone basis. The Board's resistance to granting the CleanSweep license was based in part on its belief that if a CleanSweep license was granted to Parent (depending on when it became effective and on what terms) it might make the acquisition of the Company as a whole less attractive to Parent and to other potential bidders.

  During the period from September 24, 1998 through the end of September, the Company's Board of Directors held several meetings in which representatives of Broadview, the Company's legal counsel and the

Company's management team participated. The principal terms of the proposed transaction were reviewed and discussed. The Company's Board of Directors also discussed the possibility of any other acquirors or partners becoming available, and representatives of Broadview advised the Company's Board of Directors that no other potential investors and acquirors had expressed interest in the Company. The Company's Board of Directors instructed management to continue negotiating and attempt to avoid granting the license of CleanSweep (and/or to delay the time that Parent would have the right to distribute the CleanSweep product under the License Agreement), and to address the additional concerns raised by the Company's Board of Directors. During this time period, the Company's Board of Directors received a memorandum from its counsel outlining its fiduciary duties in the context of a potential change of control. Also during this period, the Company and Parent decided that they would not be able to agree on the price or terms of a sale of the CleanSweep product line on a stand-alone basis.

  From early October to October 15, 1998, representatives of the Company, Broadview and the Company's legal counsel held discussions with representatives of Parent and Parent's legal counsel to negotiate various aspects of, and the definitive agreements related to, the acquisition proposal. In addition, from time to time during such period, Parent's legal counsel, accountants and representatives of Parent conducted legal, financial and technical reviews of the Company.

  On October 3, 1998, after receiving a preliminary indication of price from Parent, the Company's Board of Directors authorized the Company's management to enter into a Non-disclosure Agreement, under which the Company agreed not to solicit takeover proposals from third parties through the close of business on October 13, 1998, which period was subsequently extended through the close of business on October 16, 1998. During the first week of October 1998, the Company's Board of Directors held several meetings regarding the status of the negotiations. Also during this period, the Company's Board of Directors and its representatives continued to negotiate with Parent about the terms of the transaction, including the license of CleanSweep. Parent insisted that the license was an integral part of the transaction and that the transaction could not be consummated without it.

  On October 7, 1998, the Company's Board of Directors held a meeting during which the Company's legal counsel reviewed for the Company's Board of Directors (i) its fiduciary duties in the context of a sale of the Company and
(ii) the status of negotiations of the terms of the proposed transaction. Counsel for the Company explained the Board's fiduciary duties in the context of granting the license of CleanSweep requested by Parent. Representatives of Broadview summarized the proposed transaction with a review of the Company's financial performance, management projections, and recent stock price performance, and discussed a draft analysis of premiums paid in comparable public company transactions. The Company's management also reviewed for the Company's Board of Directors the Company's financial and operating history, discussions relating to the unsuccessful search by Broadview and SSI for additional potential partners or acquirors, discussions regarding the potential delisting of the Common Stock by Nasdaq, the nature and strength of competing companies, industry developments and comparable transactions. The Company's Board of Directors discussed the continuing need for financing. The Company's Board of Directors then discussed the open issues related to Parent's acquisition proposal and directed management to continue negotiations with Parent.

  From October 7 through October 15, 1998, representatives of the Company's management and the Company's Board of Directors continued to negotiate the transaction with Parent. During such negotiations, the terms of the transaction, including the terms upon which the license of CleanSweep would become effective, were discussed and agreed upon, and discussions on valuation occurred.

  On October 15, 1998, the Company's Board of Directors held a meeting to review and discuss Parent's proposed acquisition of the Company. At this meeting, the Company's legal counsel gave a presentation to the Board on the terms of the Merger Agreement and related documents, the structure of the Offer and the Merger, the terms of the License Agreement and the Board's fiduciary duties to stockholders. The Company's Board of Directors also received an opinion from Broadview to the effect that, as of such date, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger as contemplated in the Merger Agreement was fair from a financial point of view to such holders. In delivering its opinion, Broadview presented a variety of considerations, both qualitative and quantitative. These included discussions on the rationale for the Merger, comparisons to other public companies and relevant mergers and acquisitions and other analyses Broadview deemed appropriate. For more detail regarding Broadview's opinion, see "Opinion of Financial Advisor" below. The Company's Board members discussed the terms of the proposed acquisition with its advisors and among themselves. Following this discussion, the Company's Board of Directors unanimously (a) determined that the Merger Agreement, the License Agreement (described and defined below) and the transactions contemplated thereby, including each of the Offer and the Merger, are advisable, fair to and in the best interests of the holders of the Shares, (b) approved and adopted the Merger Agreement and the transactions contemplated thereby, and (c) resolved to recommend that the stockholders of the Company accept the Offer, tender their shares of Common Stock pursuant to the Offer and approve and adopt the Merger Agreement and approve the transactions contemplated thereby.

  At approximately 1:00 p.m., Pacific Standard Time on October 15, 1998, Parent and the Company executed the Merger Agreement and the License Agreement and, simultaneously, the directors and executive officers of the Company executed the Stockholder Agreements. After the close of trading on October 15, 1998, the Company and Parent issued a press release announcing the execution of the Merger Agreement and the License Agreement. Shortly thereafter, the Company received notification from Nasdaq by fax that the Common Stock had been delisted, effective at the close of trading on October 15, 1998, for failure to satisfy certain continued listing requirements.

Recommendation of the Company's Board of Directors; the Company's Reasons for the Merger

  The Company's Board of Directors' decision to approve the Merger Agreement and the Merger was, among other things, based upon its analysis of the Company's current weak financial condition including its significant need to raise additional capital and the difficulty in obtaining such financing and the strength of competing companies, both of which led the Board to conclude it would be difficult for the Company to be successful as a stand alone entity, and the opinion of its financial advisor that the consideration to be received by the stockholders in the Offer and the Merger is fair to such stockholders from a financial point of view.

  In approving the Merger Agreement and the transactions contemplated thereby, and recommending that all stockholders tender their Shares pursuant to the Offer, the Company's Board of Directors considered a number of factors, including:

    (1) Broadview's presentations to the Company's Board of Directors and its opinion to the effect that, as of the date of its opinion and based upon and subject to certain matters stated therein, the $0.52 per Share cash consideration to be received by the holders of Shares pursuant to the Offer and the Merger was fair to the stockholders of the Company, from a financial point of view (the "Fairness Opinion"), which was an important factor in the Board's determination that the $0.52 price per Share was fair to the stockholders of the Company. The full text of Broadview's written Fairness Opinion is attached as Annex III to this Information Statement. STOCKHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY.

    (2) that the $0.52 per share tender offer price represents a premium of 10.9%, 28.0% and 95.5% over the closing price of the Common Stock on October 14, 1998 (one day prior to the announcement of the Merger Agreement), September 17, 1998 (20 days prior to such announcement) and September 2, 1998 (30 days prior to such announcement), respectively;

    (3) the declining price of the Shares on Nasdaq over the last two years, and the fact that the price of the Common Stock would adversely impact the ability of the Company to make acquisitions using its Common Stock or to successfully raise additional equity capital which the Board determined would significantly impair the ability of the Company to compete as an independent company;

    (4) the Company's difficulty in competing effectively with companies having significantly greater financial and marketing resources than the Company, especially given that (i) the industry segments in which certain of the Company's leading products compete were entering a period of predicted decline, (ii) the anticipated industry shift to "suite products," which bundle a number of utility products into one package, would likely adversely impact revenues from the Company's products, the majority of which are individual utility products and (iii) the fact that the Company does not currently possess the ability to obtain or develop the additional products necessary to compete in the "suite" market environment;

    (5) the significant need for the Company to raise additional capital to support research and development activities that would be necessary to rebuild revenues in light of the market factors noted above and the Company's Board of Director's belief, which was based on the advice of Company management and Broadview, that the Company's ability to raise capital would be impaired by the financial condition of the Company, including the terms of its outstanding debt and Series C Convertible Preferred Stock, and the condition of the capital markets generally;

    (6) the potential adverse impact of the pending delisting of the Shares by Nasdaq of the price of the Shares and the Company's ability to raise capital and therefore compete as an independent company;

    (7) the Company's Board of Director's view that a superior offer was unlikely to arise, which view was based upon presentations by management and Broadview, the lack of additional potential financing sources or merger candidates despite the inquiries made by Broadview (and to a lesser extent
  SSI) over an extended period of time, and the fact that the discussions that had been held between the Company and several other parties over the last year had ultimately proven unsuccessful which led the Board to conclude that a continued search for a potential buyer would not result in a superior offer and would result in a loss of the transaction with Parent;

    (8) the Company's lack of success in negotiating with Parent a sale of CleanSweep on a stand-alone basis or a sale of the Company which did not include a license for CleanSweep;

    (9) the fact that the terms of the License Agreement and the conditions under which Parent's license to CleanSweep would come into effect were heavily negotiated by representatives of the Company when it became clear that Parent would not enter into a transaction that did not include the License Agreement. In particular, the Board of Directors of the Company considered it significant that Parent's right to distribute the CleanSweep product (which the Company believed would have a material adverse impact on the Company's revenues) would only become effective upon the consummation of the Offer (and under certain circumstances relating to the Company's acceptance of a superior offer) as opposed to the execution of the Merger Agreement when consummation of the transaction was subject to several contingencies and greater uncertainty;

    (10) the provisions of the Merger Agreement allowing the Company to respond to certain unsolicited inquiries concerning an acquisition of the Company, and the provisions which permit the Company to terminate the Merger Agreement upon payment to Parent of a $2 million break-up fee, (which would be credited against royalties payable by Parent to the Company under the License Agreement). In particular, although the Board of Directors believed it was unlikely that a superior offer was likely to arise, the Company still had the ability to respond to unsolicited inquiries and, under certain circumstances, pursue a superior transaction; and

    (11) the fact that Parent's and Purchaser's obligations under the Offer were not subject to any financing condition, and the fact that Parent has the financial condition and ability to cause Purchaser to meet its obligations under the Merger Agreement which led the Board to conclude that there was greater certainty that the transaction would be consummated than if there was a financing contingency.

  The foregoing discussion of the information and factors considered and given weight by the Company's Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger Agreement and the Offer, the Company's Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weights to different factors.

  In light of all of the factors set forth above, the Company's Board unanimously (a) determined that the Merger Agreement, the License Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, are advisable, fair to and in the best interests of the holders of the Shares, (b) approved and adopted the Merger Agreement and the transactions contemplated thereby, and (c) resolved to recommend that the stockholders of the Company accept the Offer, tender their shares of Common Stock pursuant to the Offer and approve and adopt the Merger Agreement and approve the transactions contemplated thereby.

  On October 19, 1998, Purchaser commenced the Offer. Purchaser offered to purchase all of the outstanding Shares at a price of $0.52 per Share, in cash, without interest, subject to reduction for any applicable federal backup or other withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase on Schedule 14D-1 filed with the Commission on October 19, 1998 and in the related Letter of Transmittal. See "Available Information." The Offer was conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares that constituted at least a majority of the then outstanding Shares on a fully diluted basis and (ii) the expiration or termination of all waiting periods imposed by the HSR Act. Each member of the Company's Board of Directors and its executive officers entered into stockholder agreements with Parent whereby they agreed to tender all Shares beneficially owned by them.

  The Offer expired at 12:00 New York City time, on November 16, 1998. Following the expiration of the Offer, Purchaser accepted for payment 58,091,948 Shares (approximately 65% of the issued and outstanding Shares on such date) validly tendered and not withdrawn pursuant to the Offer, which number gives effect to the failure of a number of Shares to be delivered in accordance with guaranteed delivery procedures. On November 17, 1998, the resignations of two of five existing directors of the Company became effective, the size of the Board was increased to seven members and four persons designated by Purchaser were elected to the Board of Directors to fill vacancies on the Board by the remaining directors, all in accordance with the Company's Certificate of Incorporation and Bylaws, both as amended.

Parent's Reasons for the Merger

  The purpose for the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. As a result of the Offer, Parent acquired control of, and a majority of the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become a direct wholly owned subsidiary of Parent. Parent has indicated that it regards the acquisition of the Company as an opportunity to strengthen its position as a leader in utility and communication software for networked personal computers. Parent has indicated that it anticipates that the acquisition will provide a strategic opportunity to complement Parent's existing products. In particular, Parent has indicated that it intends to market the Company's CleanSweep uninstaller product as part of Parent's Norton family of products. Parent has indicated that it intends as soon as practicable to commence integrating certain development, marketing, sales, administrative and purchasing functions of Parent and the Company, and closing the Company's offices, in order to reduce expenses and achieve other financial and operational synergies. In furtherance of such goals, following completion of the Offer, the Company notified approximately 80 employees of their termination and on November 18, 1998, accepted the resignation of King R. Lee as Interim President.

Opinion of Financial Advisor

  On or about May 22, 1997, Broadview presented to the Company's Board of Directors its analysis of the strategic alternatives available to the Company. In light of this presentation, the Company engaged Broadview on June 19, 1997 to advise the Company with respect to opportunities involving partnering with third parties or the sale of either all of the Company or of particular product lines. Broadview focuses on providing merger and acquisition advisory services to information technology ("IT") companies. In this capacity, Broadview is continually engaging in valuing such businesses and Broadview maintains an extensive database of IT mergers and acquisitions for comparative purposes.

  Pursuant to a letter agreement, dated August 4, 1998, the Company was required to pay Broadview, upon delivery of the Fairness Opinion, a fee, payable in cash, of $325,000, which amount will be credited against any compensation otherwise payable by the Company to Broadview upon the consummation of a sale of the Company. Upon consummation of a sale of the Company, including a sale pursuant to the transactions contemplated by the Merger Agreement, the Company has agreed to pay Broadview a fee, payable in cash on closing, of $500,000 plus 1% of all consideration in excess of $20 million received by the Company and/or its stockholders, which amount is net of the fee paid in connection with the delivery of the Fairness Opinion and net of $50,000 in fees and payments previously paid to Broadview. In addition to the foregoing compensation, the Company has agreed to indemnify Broadview against certain liabilities and expenses arising out of the engagement and the transactions in connection therewith, including certain liabilities under the federal securities laws. The Company's engagement of Broadview is an exclusive engagement, except with respect to the efforts of SSI noted above. SSI did not participate in the rendering of the Fairness Opinion. Other than this engagement, the Company has not had any other material relationship with Broadview.

  In rendering Broadview's opinion, Broadview has, among other things:

    1. reviewed the terms of the Agreement and Plan of Merger and the associated exhibits thereto in the form of the draft dated October 15, 1998 furnished to Broadview by Fenwick & West on October 15, 1998 (which, for the purposes of the Fairness Opinion, Broadview has assumed, with the Company's permission, to be identical in all material respects to the agreement to be executed);

    2. reviewed the Company's annual report and Form 10-K for the fiscal year ended September 30, 1997, including the audited financial statements included therein, and the Company's Form 10-Q for the quarterly period ended June 30, 1998, including the unaudited financial statements included therein;

    3. reviewed certain internal financial and operating information, including certain projections for the fiscal year ending September 30, 1999, relating to the Company prepared by the Company's management;

    4. participated in discussions with the Company's management concerning the operations, business strategy, financial performance and prospects for the Company;

    5. discussed with the Company's management its view of the strategic rationale for the Merger;

    6. reviewed the recent reported closing prices and trading activity for the Company's Common Stock;

    7. compared certain aspects of the financial performance of the Company with public companies Broadview deemed comparable;

    8. analyzed available information, both public and private, concerning other mergers and acquisitions Broadview believes to be comparable in whole or in part to the Merger;

    9. reviewed Symantec's annual report and Form 10-K for the fiscal year ended March 31, 1998, including the audited financial statements included therein, and Symantec's quarterly report on Form 10-Q for the quarterly period ended June 30, 1998, including the unaudited financial information included therein;

    10. discussed with Symantec management its view of the strategic rationale for the Merger;

    11. reviewed recent equity analyst reports covering Symantec;

    12. assisted in negotiations and discussions related to the Merger among the Company, Symantec and their financial and legal advisors;

    13. conducted other financial studies, analyses and investigations as Broadview deemed appropriate for purposes of the Fairness Opinion.

  In rendering the Fairness Opinion, Broadview relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Merger Agreement) that was publicly available or furnished by the Company or Symantec. Broadview assumed that those projections prepared and provided by the management of the Company were reasonably prepared and reflected the best available estimates and good faith judgments as to the future performance of the Company. Broadview did not make nor obtain an independent appraisal or valuation of any of the Company's assets. With regard to any analyses relating to valuations of comparable public companies, the share prices used were for the close of trading on October 14, 1998, the last trading day before the Company's Board met to give final consideration to the proposed Merger.

  The following is a summary explanation of the various sources of information and valuation methodologies employed by Broadview in conjunction with rendering the Fairness Opinion regarding the proposed Merger. Broadview employed a number of methodologies and sources of information, both qualitative and quantitative, to determine the fairness of the cash consideration to be received by the Company's stockholders from a financial point of view. These included, but were not limited to, analyses of other comparable public companies and comparable transactions and are outlined below.

  Public Company Comparables Analysis. Total Market Capitalization/Revenue ("TMC/R") and Price/Earnings ("P/E") multiples indicate the value public markets place on companies in a particular market segment. A number of companies are comparable to the Company based on business model, market focus, products offered and financial characteristics. The Company had Trailing Twelve Month ("TTM") Revenue of $57 million and Revenue Growth of (35.1%). Broadview reviewed fifteen public company comparables in the systems software and personal productivity software industry with trailing twelve-month revenues of less than $100 million and with revenue growth under 25% from a financial point of view including each company's: TTM Revenue; TTM Revenue Growth; TTM EBIT Margin; Projected 9/30/99 EPS; Equity Market Capitalization; TTM P/E ratio; TTM TMC/EBIT ratio; TTM TMC/R ratio; and Price/Projected 9/30/99 EPS ratio ("Projected 9/30/99 P/E"). The public company comparables were selected from the Broadview Barometer, a proprietary database of publicly-traded IT companies maintained by Broadview and broken down by industry segment. In order of descending TTM TMC/R, the public company comparables consist of: (i) Novadigm, Inc.; (ii) Objective Systems Integrators; (iii) Worldtalk Communications Group; (iv) Smith Micro Software, Inc.; (v) Stac, Inc.; (vi) On Technology Corp.; (vii) Banyan Systems, Inc.;
(viii) Artisoft, Inc.; (ix) Phoenix Technologies Ltd.; (x) SystemSoft Corp.;
(xi) NetManage, Inc.; (xii) Datawatch Corp.; (xiii) FullTime Software, Inc.;
(xiv) Inference Corp.; and (xv) ISOCOR. These comparables have a TTM P/E ratio range of 6.21 to 15.31 with a median of 10.76; TTM TMC/EBIT ratio range of
1.82 to 7.53 with a median of 4.68; TTM TMC/R ratio range of (0.14) to 2.34 with a median of 0.41; and Projected 1999 P/E ratio range of 3.28 to 17.74 with a median of 9.13.

  While the per share valuation ranges implied by the TTM P/E multiples and the TTM TMC/EBIT multiples are not meaningful due to the Company's historical losses the analyses illustrate how the Company's income statement compares to those of the comparable set and were included to provide a complete perspective on the Company's financial position. The Company's equity value per share range implied by the TTM TMC/R multiples is ($0.273) to $1.287 with a median implied value of $0.063. The Company's equity value per share range implied by the Projected 1999 P/E multiples is $0.116 to $0.629 with a median implied value of $0.324.

  Transaction Comparables Analysis. Valuation statistics from transaction comparables indicate the Adjusted Price/Revenue ("P/R") and Equity Price/Pretax Income ("Price/Pretax") multiples acquirers have paid for comparable companies in a particular market segment. The proposed total consideration was $65 million for the Merger. Broadview reviewed sixteen comparable merger and acquisition ("M&A") transactions from January 1, 1996 through the present involving sellers in the systems software and personal productivity software industries with total consideration between $20 million and $150 million. Transactions were selected from Broadview's proprietary database of published and confidential M&A transactions in the IT industry. In order of descending P/R multiple, the transactions used are the acquisition of: (i) Confidential by Confidential; (ii) Award Software International Inc. by Phoenix Technologies Ltd.; (iii) Diagsoft, Inc. by Sykes Enterprises, Inc.;
(iv) Datatools, Inc. by BMC Software, Inc.; (v) Cybermedia, Inc. by Network Associates, Inc.; (vi) TGV Software, Inc. by Cisco Systems, Inc.; (vii) Learning Co., Inc. (Softkey Software Products--Canadian Tax Software Business) by Wolters Kluwer NV (CCH, Inc.); (viii) 4-Sight Ltd. By Wam!Net, Inc.;
(ix) Datastorm Technologies, Inc. by Quarterdeck Corp.; (x) Firefox Communications, Inc. by FTP Software, Inc.; (xi) Vertisoft Systems, Inc. by Quarterdeck Corp.; (xii) FTP Software, Inc. by Netmanage, Inc.; (xiii) MAXM Systems Corp.

by Boole & Babbage, Inc.; (xiv) Netsoft by Netmanage, Inc.; (xv) Software Publishing Corp. by Allegro New Media, Inc.; and (xvi) Novell, Inc. (Wordperfect, QuattroPro, Perfect Office suite) by Corel Corp. The P/R multiples of the sixteen transactions range from 0.29 to 5.77 with a median of
1.91. The Price/Pretax multiples of the sixteen transactions range from 7.26 to 72.56 with a median of 19.85.

  The Company's equity value per share range implied by the P/R multiples is ($0.004) to $3.448 with a median implied value of $1.009. The per share valuation range implied by the Price/Pretax multiples is not meaningful due to the Company's losses at the pretax level.

  Transaction Premiums Paid Analysis. Premiums paid in comparable public seller transactions indicate the amount of consideration acquirers are willing to pay above the seller's equity market capitalization. In this analysis, the value of consideration paid in transactions involving stock is computed using the buyer's stock price immediately prior to announcement (closing price as quoted on the appropriate exchange the day prior to announcement), while the seller's equity market capitalization is measured one day prior, twenty trading days prior and thirty trading days prior to announcement. Broadview reviewed thirty-one comparable M&A transactions involving North American software vendors from January 1, 1997 to the present with total consideration between $20 million and $150 million. Transactions were selected from Broadview's proprietary database of published and confidential M&A transactions in the IT industry. In order of descending premium paid to seller's equity market capitalization 30 trading days prior to announce date, the software transactions used were the acquisition of: (i) Consilium, Inc. by Applied Materials, Inc.; (ii) Cusa Technologies by Fiserv, Inc.; (iii) Accugraph Corp. by Architel Systems Corp.; (iv) Globalink, Inc. by Lernout & Hauspie Speech Products NV; (v) National Health Enhancement Systems, Inc. by HBO & Company; (vi) Technology Modeling Associates, Inc. by Avant! Corp.;
(vii) Interactive Group by Dataworks Corp.; (viii) Questech, Inc. by CACI International; (ix) TeleBackup Systems, Inc. by VERITAS Software Corp.; (x) Award Software International, Inc. by Phoenix Technologies Ltd.; (xi) Cybermedia, Inc. by Network Associates, Inc.; (xii) Medicus Systems by QuadraMed Corp.; (xiii) The Forefront Group by CBT Group plc; (xiv) Visigenic Software, Inc. by Borland International, Inc.; (xv) Andyne Computing Ltd. by Hummingbird Communications Ltd.; (xvi) Maxis, Inc. by Electronic Arts, Inc.;
(xvii) Innovative Technologies Systems, Inc. by Peregrine Systems, Inc.; (xviii) Learmonth & Burchett Management Systems, Inc. by PLATINUM technology, Inc.; (xix) Kurzweil Applied Intelligence, Inc. by Lernout & Hauspie Speech Products NV; (xx) Intime Systems International by Aris Corp.; (xxi) PHAMIS, Inc. by IDX Systems Corp.; (xxii) IQ Software Corp. by Information Advantage Software, Inc.; (xxiii) Internet Communications Corp. by Rocky Mountain Internet, Inc.; (xxiv) Red Brick Systems, Inc. by Informix Corp.; (xxv) DataWorks Corp. by Platinum Software Corp.; (xxvi) Fractal Design Corp. by MetaTools, Inc.; (xxvii) Compurad, Inc. by Lumisys, Inc.; (xxviii) Simulation Sciences, Inc. by Siebe plc; (xxix) Orcad, Inc. by Summit Design; (xxx) FTP Software, Inc. by NetManage, Inc.; and (xxxi) Fulcrum Technologies, Inc. by PC DOCS Group International, Inc. Based upon Broadview's analysis of premiums paid in comparable software transactions, Broadview found that premiums or (discounts) paid to the sellers' equity market capitalizations 30 trading days prior to announcement ranged from (29.3%) to 178.9% with a median of 40.6%. The premiums paid to the sellers' equity market capitalization 20 days prior to announcement ranged from (24.0%) to 129.6% with a median of 31.7%. The premiums paid to the sellers' equity market capitalization one day prior to announcement ranged from (6.0%) to 169.2% with a median of 23.0%.

  The Company's equity value per share range implied by the premiums paid to the share price 30 days prior to announcement is $0.188 to $0.742 with a median implied value of $0.374. The Company's equity value per share range implied by the premiums paid to the share price 20 days prior to announce is $0.309 to $0.933 with a median implied value of $0.535. The Company's equity value per share range implied by the premiums paid to the share price one day prior to announce is $0.441 to $1.262 with a median implied value of $0.577.

  Stock Performance Analysis. Broadview examined weekly historical volume and trading prices for the Company's Common Stock from October 3, 1997 through October 14, 1998. This allows comparison of the consideration to be received by the Company's stockholders to the Company's trading history.

  Present Value of Projected Share Price Analysis. Broadview calculated the present value of the potential future price of shares of the Company's Common Stock on a standalone basis using management's internal estimates for the fiscal year ending September 30, 1999 discounted to today at discount rates from 15.0% to 30.0%. The potential future share price is based upon extrapolation of current market conditions and financial expectations into a future period. The cash consideration to be received by the Company's stockholders is then compared to the discounted potential value of the standalone company. The potential future share price based on September 30, 1999 financial results is calculated based upon an estimated fiscal year 1999 EPS (estimated using management's internal estimates) and assumes TTM P/E ratios between 6.0x and 22.0x, in line with public company comparables.

  Based on the analysis using the discount rate calculated using CAPM and the median capital-structure adjusted beta, Broadview calculated present values of the Company's potential future share prices ranging from $0.159 to $0.584 with a median of $0.286.

  Consideration of the Discounted Cash Flows Valuation Methodology. While discounted cash flow is a commonly used valuation methodology, Broadview did not employ such an analysis for the purposes of the Fairness Opinion. Discounted cash flow analysis is most appropriate for companies which exhibit relatively steady or somewhat predictable streams of future cash flow. Given the uncertainty in estimating both the future cash flows and a sustainable long-term growth rate for the Company, Broadview considered a discounted cash flow analysis inappropriate for valuing the Company.

  The Company's Board selected Broadview as its financial advisor on the basis of Broadview's reputation and experience in the Information Technology sector and the software industry in particular, as well as Broadview's historical relationship with the Company. Pursuant to the terms of an engagement letter between the Company and Broadview, the fees payable by the Company to Broadview upon completion of the Merger are based upon the consideration to be received by the Company's stockholders pursuant to the Merger. Broadview will be reimbursed by the Company for certain of its expenses incurred in connection with its engagement. The terms of the fee arrangement with Broadview, which the Company and Broadview believe are customary in transactions of this nature, were negotiated at arms' length between the Company and Broadview, and the Company's Board was aware of the nature of the fee arrangement, including the fact that a significant portion of the fees payable to Broadview is contingent upon completion of the Merger.

  The above summary of the presentations by Broadview to the Company's Board does not purport to be a complete description of such presentations or of all the advice rendered by Broadview. Broadview believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, could create an incomplete view of the process underlying the analyses set forth in Broadview's presentations to the Company's Board and in the Fairness Opinion. The Fairness Opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the Fairness Opinion. In performing its analyses, Broadview made numerous assumptions with respect to software industry performance and general economic conditions, many of which are beyond the control of the Company or Symantec. The analyses performed by Broadview are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

  In its capacity as an advisor to the Company, Broadview engaged in price negotiations with Parent and its investment banker within certain parameters determined by the Company's Board of Directors. The Company also engaged in direct price negotiations with Parent. In addition, Broadview assisted the Company and its counsel in negotiating some of the other material terms of the Merger Agreement and the License Agreement.

  At the meeting of the Company's Board on October 15, 1998, Broadview rendered its oral opinion, that was confirmed in writing in the Fairness Opinion on the same date, that, as of such date, based upon and subject to the various considerations set forth in the Fairness Opinion, the cash consideration to be received by the holders of Shares in the Offer and the Merger is fair from a financial point of view to such holders. Broadview has consented to the inclusion of the Fairness Opinion as Annex III to this Information Statement.

  THE FULL TEXT OF THE FAIRNESS OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY BROADVIEW IN RENDERING THE BROADVIEW OPINION, IS ATTACHED AS ANNEX III HERETO AND IS INCORPORATED HEREIN BY REFERENCE. THE COMPANY'S STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE BROADVIEW OPINION CAREFULLY AND IN ITS ENTIRETY. THE FAIRNESS OPINION ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF SHARES AS OF THE DATE OF THE FAIRNESS OPINION OF THE CASH CONSIDERATION TO BE RECEIVED BY SUCH HOLDERS IN THE OFFER AND THE MERGER, AND DOES NOT CONSTITUTE A RECOMMENDATION TO THE STOCKHOLDERS OF THE COMPANY AS TO WHETHER OR NOT TO TENDER SHARES OF THE COMPANY'S COMMON STOCK PURSUANT TO THE OFFER OR AS TO HOW SUCH HOLDER SHOULD VOTE WITH RESPECT TO THE MERGER.

Interests of Certain Persons in the Merger

  Certain members of the Company's management and the Company's Board of Directors (as well as other employees of the Company) have certain interests in the Merger that are described below that are in addition to their interests as stockholders generally. The Company's Board of Directors took these interests into account in approving and adopting the Merger Agreement and the transactions contemplated thereby.

  Pursuant to the Merger Agreement, the Company gave written notice to each holder of an outstanding option to purchase Shares (an "Option") stating that such Option will terminate at the Effective Time and that all outstanding Options, whether or not vested, will be exercisable until the Effective Time. All Options that are outstanding immediately prior to the Effective Time will be terminated and canceled at the Effective Time and the holders of cancelled Options having an exercise price that is less than $0.52 per Share will be entitled to receive an amount in cash equal to product of (i) the difference between $0.52 per Share and the exercise price of such Option, multiplied by
(ii) the number of Shares issuable upon exercise of such Option immediately prior to the Effective Time. As of October 15, 1998 (the date the Merger Agreement was entered into), the directors and executive officers of the Company as a group held Options to purchase 1,500,000 Shares for which the exercise price was less than $0.52.

  Severance Plan. The Company maintains a Severance Plan (the "Severance Plan"), amended and restated as of June 25, 1998, for the Company's Vice-Presidents (and non-management level directors). In accordance with the Severance Plan, if a Vice-President is terminated, he or she shall receive six months base salary. The Company expects that most or all of the executive officers of the Company will be terminated in connection with the Merger and as a result, will be entitled to the benefits under the Severance Plan. The Company estimates the aggregate amount of such severance payments to be approximately $611,437.

  Indemnification. Pursuant to the Merger Agreement, Parent has agreed to fulfill and honor and cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to its Certificate of Incorporation, by-laws and any indemnification agreements between the Company and its directors and officers in their capacity as such existing prior to the date of the Merger Agreement. From and after the Effective Time, such obligations will be the joint and several obligations of Parent and the Surviving Corporation, and Parent has assumed such obligations. The Certificate of Incorporation and by-laws of the Surviving Corporation will contain provisions with respect to indemnification and elimination of liability for monetary damages set forth in the Certificate of Incorporation and by-laws of the Company, which provisions will not be amended, repealed or otherwise modified from the Effective Time in any manner that would adversely affect the rights of the individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company or its subsidiaries, unless required by law.

  Insurance. In accordance with the Merger Agreement, for at least three years from the Effective Time, Parent has agreed to maintain in effect the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time for those persons who are directors and officers as of the date of the Merger Agreement (and, to the extent covered by the existing policy, persons who were directors or officers prior to the date of the Merger Agreement) in their capacity as such, so long as the annual premium would not be in excess of 150% of the last annual premium paid prior to the date of the Merger Agreement (the "Maximum Premium") and, to the extent the annual premium would exceed the Maximum Premium, Parent will cause to be maintained the maximum amount of insurance that can be procured for the Maximum Premium. If the existing insurance expires, is terminated or is canceled during such three year period, Parent will use all reasonable efforts to cause to be obtained as much insurance as can be obtained for the remainder of the period for an annualized premium not in excess of the amount indicated above, on terms and conditions no less advantageous than the existing insurance. In lieu of maintaining the Company's current insurance, Parent may elect to add the directors and officers of the Company on the date of the Merger Agreement to its own insurance policy, provided that such election does not diminish the rights provided to such persons under the Company's existing insurance.

Accounting Treatment of the Merger

  The Merger will be accounted for by Parent under the purchase method of accounting whereby the purchase price will be allocated based on the fair value of the assets acquired and the liabilities assumed by Parent.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The following discussion, subject to the limitations set forth herein, describes the material federal income tax consequences of the Merger to holders of Shares who hold their Shares as capital assets and exchange their Shares for cash pursuant to the Merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights). The tax consequences to a specific stockholder may vary depending upon such stockholder's particular tax situation, and the discussion set forth below may not apply to certain categories of holders of Shares subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code"), such as foreign stockholders, securities dealers, broker-dealers, insurance companies, financial institutions, tax-exempt entities and stockholders who acquired their Shares pursuant to an exercise of an employee stock option or otherwise as compensation or who hold restricted stock. The discussion is based on the Code as in effect on the date of this Information Statement, as well as the rules and regulations thereunder, existing administrative interpretations and court decisions currently in effect, all of which are subject to change, retroactively or prospectively, and to possible differing interpretations and does not address state, local or foreign tax laws.

  The receipt of cash for Shares in the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares surrendered in the Merger and such stockholder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. If, at the time of the Merger, the Shares surrendered in the Merger have been held for more than one year, such gain or loss will be a long-term capital gain or loss. Under current law, long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income.

  A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals and entities) that sells Shares may be subject to a 31% backup withholding unless the stockholder provides its Taxpayer Identification Number, or unless an exemption applies. If backup withholding applies to a stockholder, the Paying Agent is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

  THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF STOCKHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS, OR STOCKHOLDERS WHO HOLD RESTRICTED STOCK.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER AND THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

                              REGULATORY MATTERS

  The parties received early termination of the waiting period under the HSR Act on November 3, 1998. The Company filed a notification under Section 5 of the Mergers and Take-overs (Control) Act of 1978, as amended (the "Mergers Act") with the Minister for Enterprise, Trade and Employment of Ireland. The notification described the transaction and requested the Minister to state in writing that he either (i) believes the Mergers Act does not apply to the transaction; or (ii) does not propose to make an order restricting the transaction under Section 9 of the Mergers Act. On November 13, 1998, the parties received notice from the Minister indicating that the Mergers Act does not apply to the transaction. No further action of the Company is required with respect to compliance with the Mergers Act. The Company is not aware of any other federal, state or foreign regulatory requirements that remain to be complied with in order to consummate the Merger.

  The Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice frequently scrutinize the legality under the U.S. antitrust laws of transactions such as Purchaser's acquisition of the Company. At any time, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties and state attorneys general may also bring legal action under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, what the result would be.

                             THE MERGER AGREEMENT

  The following is a summary of the material terms of the Merger Agreement, a copy of which is attached as Annex I to this Information Statement and is incorporated herein by reference. For more detail regarding the terms and conditions of the Merger Agreement, see the full text of the Merger Agreement. Capitalized terms not otherwise defined in the following description of the Merger Agreement have the respective meanings ascribed to them in the Merger Agreement.

  The Merger Agreement provides that upon the terms and subject to the conditions in the Merger Agreement and in accordance with Delaware Law, at the Effective Time, Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation (the "Surviving Corporation"). Upon consummation of the Merger, each issued and outstanding Share (other than any Shares owned by the Company or by any subsidiary of the Company, or owned by Purchaser, Symantec or any other subsidiary of Symantec and any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded appraisal for such Shares in accordance with Delaware Law) shall be automatically converted into the right to receive $0.52, in cash, without interest.

  Pursuant to the Merger Agreement, each share of capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation, which will thereby become a wholly owned subsidiary of Symantec.

  The Merger Agreement provides that the directors and officers of Purchaser immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation. The Merger Agreement further provides that the Certificate of Incorporation and by-laws of Purchaser as in effect at the Effective Time shall be the Certificate of Incorporation and by-laws of the Surviving Corporation.

  In the Merger Agreement, the Company agreed to carry on its businesses and those of its subsidiaries in the ordinary course of business consistent with past practices and to use all reasonable efforts to preserve intact their current business organizations, to keep available the services of their current officers and employees and to preserve relationships with distributors, licensors, contractors, customers, suppliers, lenders, employees and others having business dealings with any of them. The Merger Agreement provides that, except as expressly permitted by the other provisions of the Merger Agreement and the Ancillary Agreements, or as may be agreed to in writing by Symantec, neither the Company nor any subsidiary will:

    (i) declare or pay dividends or other distributions on the Company's stock, or purchase or otherwise acquire any shares of its stock;

    (ii) issue, sell or pledge any shares of stock or other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than upon exercise of certain outstanding options or warrants or conversion of the Convertible Notes or Company Preferred Stock);

    (iii) amend its Certificate of Incorporation, or by-laws;

    (iv) acquire any business or any material assets;

    (v) dispose of any assets (including intellectual property) except for sales, leases or encumbrances of immaterial or obsolete assets;

    (vi) grant any liens or mortgages;

    (vii) transfer or license any rights to any of the Company's intellectual property, other than nonexclusive licenses in the ordinary course of business;

    (viii) borrow any money (other than borrowings of not more than $2.0 million in any calendar month, not to exceed $3.0 million in the aggregate outstanding at any time after the date of the Merger Agreement), or guarantee any debt of any person;

    (ix) make any loans or investments, other than to the Company or any subsidiary of the Company:

    (x) make any new material capital expenditures;

    (xi) make any material tax election or settle any income or franchise tax liability;

    (xii) pay or settle any claims for an amount greater than $100,000;

    (xiii) enter into, modify or terminate any material agreement, other than in the ordinary course of business consistent with past practices, or waive or assign any material rights or claims thereunder, other than discounting of accounts receivable to obtain prompt collection;

    (xiv) terminate or lay off any material numbers of employees, other than for cause consistent with past practice and Company policy;

    (xv) adopt, alter or commit to any compensation, benefit or severance or change of control arrangement, enter into any employment contract, pay any special bonus or increase the compensation of its employees other than in the ordinary course of business consistent with past practices;

    (xvi) grant or provide any severance or termination pay except payments that are in amounts consistent with the Company's policies and past practices, that are made pursuant to written plans or agreements outstanding or policies existing on the date of the Merger Agreement;

    (xvii) voluntarily take actions to liquidate or dissolve the Company or to take advantage of bankruptcy or other creditor protection laws;

    (xviii) take any action that would cause a breach of any of the Company's representations or warranties in the Merger Agreement or any Ancillary Agreement; or

    (xix) authorize or commit or agree to take, any of the foregoing actions.

  In the Merger Agreement, the Company agreed to afford Symantec and its employees, accountants, counsel, financial advisors and other representatives, reasonable access to all of its properties, books, contracts, personnel and records and to furnish or make available to Symantec such information concerning its business, properties and personnel as Symantec may reasonably request.

  The Company has agreed that it shall not directly or indirectly (i) solicit, initiate or encourage the submission of any "takeover proposals" (as defined below), (ii) participate in any discussions or negotiations with, or furnish any information to any person or group (other than Symantec) in connection with any takeover proposal or (iii) take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal. Under the Merger Agreement, a "takeover proposal" means any proposal for a merger or other business combination involving the Company or any of its subsidiaries, any proposal, offer or tender offer to acquire not less than 35% of the outstanding voting securities of the Company, or any proposal to acquire assets representing not less than 25% of the annual revenues of the Company or any of its subsidiaries in the fiscal year ended September 30, 1998 or to obtain a license to the Company's ProComm or CleanSweep products or to any of the Company's intellectual property that is used therein and that is material to such product, other than the transactions contemplated by the Merger Agreement or the Ancillary Agreements. The Company has also agreed to immediately cease any existing activities or discussions with any parties regarding a takeover proposal. The Company agreed to promptly advise Symantec of any request for information or of any takeover proposal, or any inquiry with respect to, or which could reasonably be expected to lead to, any takeover proposal, the material terms and conditions of such request, takeover proposal or inquiry, and the identity of the person making any such takeover proposal or inquiry. The Company has also agreed to keep Symantec informed of the status and material terms of any such request, takeover proposal or inquiry.

  Notwithstanding the foregoing, the Merger Agreement provides that the Company may, to the extent the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that the Board of Director's fiduciary duty under applicable law requires it to do so, participate in discussions or negotiations, or furnish information, in response to a "Superior Proposal." A Superior Proposal is defined in the Merger Agreement as an unsolicited bona fide takeover proposal which the Company's Board of Directors in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable to the Company's stockholders from a financial point of view than the Offer and the Merger and determines after reasonable inquiry that the party making such takeover proposal is financially capable of consummating such takeover proposal. If the Company receives a Superior Proposal, the Company's Board of Directors is permitted to recommend the Superior Proposal to the Company's stockholders, subject to the payment of a break-up fee discussed below, if the Board determines, in good faith after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law.

  The Company has given written notice to each holder of a Company Option whether or not vested, will be exercisable allowing it to be exercised in full until the Effective Time. All Company Options that are not so exercised, and remain outstanding immediately prior to the Effective Time, will be terminated and canceled at the Effective Time. The holders of cancelled Options having an exercise price that is less than $.52 per share, will be entitled to receive an amount in cash equal to the product of the difference between $.52 and the exercise price of such Option, multiplied by the number of Shares issuable upon exercise of such Option immediately prior to the Effective Time.

  The Company has entered into an agreement with The Northwestern Mutual Life Insurance Company, the holder of the Convertible Notes providing that, immediately after the Effective Time, the Surviving Corporation shall be entitled to repay the Convertible Notes in their original principal amount of $25 million and accrued interest without premium. The Merger Agreement provides that the Surviving Corporation will repay the Convertible Notes in full within five business days after consummation of the Merger. The Convertible Notes are convertible into an aggregate of approximately 1.18 million Shares at a conversion price of $21.18 per Share.

  Symantec has agreed to fulfill (and cause the Surviving Corporation to fulfill) obligations of the Company to indemnify its directors and officers for liabilities existing prior to the date of the Merger Agreement. The Certificate of Incorporation and by-laws of the Surviving Corporation will contain provisions with respect to indemnification and elimination of liability for monetary damages of the Company's directors and officers that are similar to those set forth in the Certificate of Incorporation and by-laws of the Company, Symantec has agreed not to amend or repeal these provisions, subject to certain exceptions.

  Symantec has agreed that for at least three years from the Effective Time, it shall maintain in effect the Company's current directors' and officers' insurance policy to the extent that it covers events occurring prior to the Effective Time, so long as the annual premium would not be in excess of 150% of the last annual premium paid prior to the date of the Merger Agreement (the "Maximum Premium") and, to the extent the annual premium would exceed the Maximum Premium, Symantec will cause to be maintained the maximum amount of insurance that can be procured for the Maximum Premium. In lieu of maintaining the Company's current insurance, Symantec may elect to add the directors and officers of the Company to its own insurance policy, if this election does not diminish the rights provided to such persons under the Company's existing insurance.

  The Merger Agreement requires each of the parties to use all reasonable efforts to take all actions necessary, proper or advisable to consummate and make effective, in an expeditious manner, the Offer, the Merger and the transactions contemplated by the Merger Agreement and the Ancillary Agreements. Among other things, the Merger Agreement specifies the following actions:

    (i) obtaining all necessary governmental actions and approvals and making all necessary governmental registrations and filings;

    (ii) obtaining all necessary consents, approvals and waivers from third parties,

    (iii) defending any lawsuits or other legal proceedings challenging the Merger Agreement or any Ancillary Agreement or the consummation of any of the transactions contemplated thereby; and

    (v) executing any additional instruments necessary to consummate the transactions contemplated by, and fully to carry out the purposes of, the Merger Agreement and the Ancillary Agreements.

  The Company and Symantec are obligated to give prompt notice to the other party of any material breach of any representation or warranty made by it in the Merger Agreement or any Ancillary Agreement. Further, such parties are obligated to give prompt notice of the failure to comply with or satisfy in any material respect any covenant, condition or agreement under the Merger Agreement or any Ancillary Agreement.

  Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to its organization, and capital structure, the absence of certain changes concerning the Company's business, litigation, employee benefit plans, taxes, compliance with laws, environmental matters, intellectual property, and material contracts.

  Conditions to the Merger. Under the Merger Agreement, the respective obligation of each party to effect the Merger is subject to the approval of the Company's stockholders and the condition that no legal restraint or prohibition shall be in effect which would (a) prevent the consummation of the Merger, (b) prohibit Symantec's or Purchaser's ownership or operation of, or compel Symantec or Purchaser to dispose of or hold separate, all or a material portion of the business or assets of Symantec or the Company, (c) compel Symantec, Purchaser or the Company to dispose of or hold separate all or a material portion of the business or assets of Symantec or the Company, (d) impose material limitations on the ability of Symantec or Purchaser or their affiliates effectively to exercise full ownership and financial benefits of the Surviving Corporation, or (e) impose any material condition to the Merger Agreement, any Ancillary Agreements or the Merger which would be materially adverse to Symantec. The Company is not currently aware of the existence of any such restraint or prohibition.

  Termination; Fees and Expenses. The Merger Agreement contained provisions allowing its termination by Symantec under certain circumstances prior to the consummation of the Offer. Since the Offer has been consummated, the Merger Agreement may not be terminated by Symantec. It may be terminated at any time prior to the Effective Time by mutual written consent of Symantec and the Company. In addition, it may be terminated by the Company if any governmental entity has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the payment for the Shares pursuant to the Merger and such order, decree or ruling or other action has become final and nonappealable.

  Prior to the consummation of the Offer, Symantec would have been entitled to terminate the Merger Agreement if, among other things:

    (i) Symantec did not purchase any shares in the Offer by December 31, 1998 because a condition to the Offer was not satisfied;

    (ii) the Company's Board of Directors withdrew its recommendation of the Offer or the Merger, or recommended a competing takeover proposal;

    (iii) the Company entered into an agreement with respect to a competing takeover proposal;

    (iv) any other person acquired 35% or more of the outstanding Shares; or

    (v) there had been certain material breaches of the Company's representations and warranties or covenants, in the Merger Agreement.

  Also, prior to the consummation of the Offer, the Company would have been entitled to terminate the Merger Agreement if, among other things:

    (i) Symantec did not purchase any shares in the Offer by December 31, 1998 because a condition to the Offer was not satisfied;

    (ii) the Company received a Superior Proposal; or

    (iii) there had been certain material breaches of Symantec's representations and warranties, or covenants, in the Merger Agreement.

  The Merger Agreement provides that if the Merger Agreement was terminated prior to the consummation of the Offer under certain circumstances, the Company would have been obligated to pay $2.0 million (the "Break-up Fee") to Symantec. The Break-Up Fee would have been payable if the Merger Agreement was terminated (i) by Symantec as a result of certain conditions relating to the continued recommendation of the Offer and the Merger by the Company's Board of Directors, and the absence of any recommendation of any competing takeover proposal; (ii) by Symantec as a result of a willful breach by the Company of its agreement not to solicit a competing takeover proposal; or (iii) by the Company after receiving a Superior Proposal. Instead of paying the Break-Up Fee in cash, the Company would have been entitled to apply it dollar for dollar to reduce the amount of any royalties that Symantec would have become obligated to pay under the License Agreement described below. In the event that the Break-Up Fee then exceeded the amount of such royalties, no further cash payment of the Break-Up Fee would have been required. In each case in which a Break-Up Fee became payable (or applied to reduce Symantec's royalties), its payment (or application to reduce royalties), together with the exercise by Symantec of its rights under the License Agreement would have been Symantec's sole remedy against the Company.

  Post Merger Employment Benefits. Employees of the Company who become employed by Symantec or any controlled subsidiary thereof after the Effective Time will either, at Symantec's election, to the extent permitted under the terms of the Company's employee benefit plans, continue to be eligible to participate in such plans, if and for so long as continued, or become eligible to participate in the same standard employee benefit plans as are generally available to similarly situated Symantec employees.

  Rights Agreement. The Company has entered into an amendment to the Rights Agreement to (i) exclude Symantec and the Purchaser and their respective Affiliates and Associates (as such terms are defined in the Rights Agreement) from the definition of "Acquiring Person" therein, with respect to the beneficial ownership of the Shares which Symantec or Purchaser acquired, or will acquire, as a result of the Offer and Merger; (ii) provide that no Distribution Date (as such term is defined in the Rights Agreement) shall result from the Offer; and (iii) provide for the expiration of the Rights Agreement upon the Effective Time.

                             THE LICENSE AGREEMENT

  The following is a summary of the License Agreement, dated as of October 15, 1998, by and among Parent, Purchaser and the Company (the "License Agreement"). For more detail regarding the License Agreement, see the full text of the License Agreement, a copy of which has been filed with the Commission as an exhibit to the Company's Schedule 14D-9 relating to the offer. See "Available Information."

  Concurrently with the execution of the Merger Agreement, the Company and Parent entered into the License Agreement. In the License Agreement, the Company granted to Symantec, a non-exclusive license (the "Distribution License") to use, copy, distribute, display and perform all of the Company's CleanSweep(TM) product and related technology (the "Licensed Product") and a nonexclusive license (the "Development License") under all of the Company's intellectual property rights to use, copy and create derivative works during the term of the License Agreement from the source code of the Licensed Product or materials and information provided by the Company relating thereto. In consideration of this grant, Symantec has agreed to pay the Company royalties equal to 8% of net revenue from the distribution or other revenue producing exploitation of the Licensed Product. The royalty rate would have been reduced to 6% if the Company became obligated to pay a Break-up Fee as a result of a willfull breach of its agreement not to solicit a competing takeover proposal. The License Agreement further provided that, for copies of the Licensed Products, the royalty per seat shall not be less than $1.25 for stand-alone sales of the Licensed Product, $0.75 for bundles of the Licensed Product as part of Symantec's Norton Systemworks product suite and $0.20 for original equipment manufacturer transactions. The Development License commenced on October 15, 1998 and the Distribution License commenced on November 17, 1998. Upon execution of the License Agreement, the Company deposited in escrow the source code for its CleanSweep product and related technology which was released to Symantec upon commencement of the Distribution License. The License Agreement terminates immediately if Symantec fails to close the Merger in accordance with the Merger Agreement. In addition, the License Agreement would have terminated if the Merger has not occurred by January 31, 1999 and the Company has not been obligated to pay the Break-up Fee. In January 1999, this provision was amended to extend the date by which the Merger must occur to March 31, 1999. The License Agreement also terminates for a material breach of any term of the License Agreement that is not cured within thirty days. The obligations of the Company and Symantec to consummate the Merger will not be affected by any termination of the License Agreement.

                     SERIES C CONVERTIBLE PREFERRED STOCK

  The Company initially issued 29,000 shares of Series C Preferred Stock (and warrants to purchase an additional 2,900 shares of Series C Preferred Stock) to approximately thirty accredited investors between September 30, 1997 and November 4, 1997. To the Company's knowledge, none of the investors are affiliated with either the Company or Parent or any of their officers, directors or principal stockholders. As of the closing of the Offer on November 17, 1998, all shares of Series C Preferred Stock had been converted. The Series C Preferred Stock originally had a floating conversion price equal to 101% of the average of the three lowest daily trading prices for the 22 consecutive trading days immediately preceding the date of conversion. After negotiating the terms thereof over a period of several weeks, the Company entered into separate agreements, each dated October 9, 1998, with each of the holders of the Company's Series C Preferred Stock and warrants. Pursuant to the agreements, the holders of the Series C Preferred Stock agreed not to convert any such shares at a conversion price of less than $0.2650 (the "Floor Price") for a period of six months after October 9, 1998. In addition, during the first sixty calendar days following such date, upon conversion of any shares of the Series C Preferred Stock in accordance with their terms, the Company agreed to issue shares of Common Stock at a fixed conversion price of $0.2650 notwithstanding the actual conversion price then in effect.

  Pursuant to the October 9, 1998 agreements, during the six months following October 9, 1998, the Company had the right to repurchase all of the shares of Series C Preferred Stock owned by the holders thereof at a price equal to 110% of the original purchase price. The Company could have exercised this repurchase right upon 10 days notice (which may have been by press release), during which time period the holders of the Series C

Preferred Stock remained entitled to convert such shares into shares of Common Stock. The holders of the Series C Preferred Stock also agreed that upon a "sales event" (as defined below), the Company may have, at its option, repurchased the shares of Series C Preferred Stock at a price equal to 110% of the original price or required such holders to convert their shares of Series C Preferred Stock into shares of Common Stock, or to effect a combination of the foregoing. A "sales event" means the sale of all or substantially all of the assets of the Company, a consolidation or merger of the Company in which the stockholders of the Company immediately prior to such event do not retain a majority of the voting power of the surviving corporation or the sale of more than 50% of the stock of the Company. The Company did not have such repurchase rights under the terms of the original agreements with the holders of the Series C Preferred Stock.

  Under the October 9, 1998 agreements, the Company agreed to issue additional shares of Common Stock (or, at the Company's election, cash) to each holder of the Series C Preferred Stock, up to an amount equal to 5% of the original purchase price of such shares of Series C Preferred Stock, but only to the extent that such holder did not realize at least a 50% gross aggregate return upon resale of the shares of Common Stock received upon the conversion of such shares of Series C Preferred Stock. No such additional shares or cash was issued.

                            SELECTED FINANCIAL DATA

  Set forth below is certain selected consolidated financial data with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 as amended on Form 10-K/A, as well as the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998, each as filed with the Commission pursuant to the Exchange Act. Certain items in the consolidated financial statements of fiscal 1995 and 1994 have been reclassified to conform to the 1997 presentation. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission. Such reports and other documents are available for inspection, and copies thereof are obtainable in the manner set forth below under "Available Information" below. All amounts shown are in thousands, except per share data.

                                    Year ended September 30,                  Three months ended December 31,
                          ------------------------------------------------  -----------------------------------
                            1998      1997      1996      1995      1994       1998        1997
                          --------  --------  --------  --------  --------  ----------- -----------
                                                                            (unaudited) (unaudited)
Statements of Operations
 Data:
Net revenues............  $ 50,861  $ 83,787  $133,100  $117,606  $ 84,715   $  5,769     $20,626
Cost of revenues........    14,587    21,271    49,600    34,884    27,403      2,859       4,709
                          --------  --------  --------  --------  --------   --------     -------
   Gross margin.........    36,274    62,516    83,500    82,722    57,312      2,910      15,917
Operating expenses:
 Research and
  development...........    16,640    16,419    21,314    14,286     7,520      1,167       4,681
 Sales and marketing....    30,566    29,305    66,355    30,624    27,107      3,214       8,378
 General and
  administrative........     9,923    17,227    32,128    20,704    20,908      2,209       2,807
 Acquisition,
  restructuring and
  other charges.........     2,583    11,713    37,789     7,409    12,863      8,946         (51)
 Litigation
  settlement............       --      1,905       --        --        615        --          --
                          --------  --------  --------  --------  --------   --------     -------
   Total operating
    expenses............    59,712    76,569   157,586    73,023    69,013     15,356      15,815
Operating income
 (loss).................   (23,438)  (14,053)  (74,086)    9,699   (11,701)   (12,446)        102
   Other income
    (expense), net......     1,264    (2,143)       38       (38)     (271)       222       (498)
Interest income
 (expense), net.........      (952)   (2,072)     (105)    1,922     1,365        735         267
                          --------  --------  --------  --------  --------   --------     -------
Income (loss) before
 income taxes...........   (23,126)  (18,268)  (74,153)   11,583   (10,607)   (13,403)    $   332
Provision (benefit) for
 income Taxes...........        39       130       806       331    (5,982)       --           16
                          --------  --------  --------  --------  --------   --------     -------
Net income (loss).......  $(23,165) $(18,398) $(74,959) $ 11,252  $ (4,625)  $(13,403)    $   316
                          ========  ========  ========  ========  ========   ========     =======
Net income (loss) per
 share:
 Primary................  $  (0.45) $  (0.43) $  (2.15) $   0.32  $  (0.15)  $  (0.16)    $  0.01
                          ========  ========  ========  ========  ========   ========     =======
 Fully diluted..........  $  (0.45) $  (0.43) $  (2.15) $   0.31  $  (0.15)  $  (0.16)    $  0.01
                          ========  ========  ========  ========  ========   ========     =======
Shares used to compute
 net income (loss) per
 share:
 Primary................    51,609    43,168    34,894    35,557    31,825     84,002      43,363
                          ========  ========  ========  ========  ========   ========     =======
 Fully diluted..........    51,609    43,168    34,894    36,499    31,825     84,002      67,628
                          ========  ========  ========  ========  ========   ========     =======
Additional unaudited pro
 forma data:/1
 Income (loss) before
  income Taxes..........  $(23,126) $(18,268) $(74,153) $ 11,583  $(10,607)  $(13,403)        332
 Pro forma income
  taxes.................        39       130       806     3,406       576        --           16
                          --------  --------  --------  --------  --------   --------     -------
   Pro forma net income
    (loss)..............  $(23,165) $(18,398) $(74,959) $  8,177  $(11,183)  $(13,403)        316
                          ========  ========  ========  ========  ========   ========     =======
Pro forma income (loss)
 per share:
 Primary................  $  (0.45) $  (0.43) $  (2.15) $   0.23  $  (0.35)  $  (0.16)    $  0.01
                          --------  --------  --------  --------  --------   --------     -------
 Fully diluted..........  $  (0.45) $  (0.43) $  (2.15) $   0.22  $  (0.35)  $  (0.16)    $  0.01
                          ========  ========  ========  ========  ========   ========     =======

                                   As of September 30,               As of December 31,
                         ----------------------------------------- -----------------------
                           1998     1997   1996     1995    1994      1998        1997
                         --------  ------ -------  ------- ------- ----------- -----------
                                                                   (unaudited) (unaudited)
Balance Sheet Data:
Working capital /
 (deficiency)........... $  1,955  $6,917 $(4,684) $29,490 $29,147  $ (7,980)    17,863
Total assets............   19,525  55,881  76,781   76,699  62,471    10,861     52,036
Long-term obligations...   25,022  25,114  25,108      164     701    25,022     25,089
Stockholders' equity....  (17,933)  1,173   4,425   44,270  36,606   (29,600)     4,110
Other Data:
Book Value Per Share....      --      --      --       --      --   $  (0.33)       --

--------
/1 On June 30, 1995, the Company completed the acquisition of Landmark
   Research International Corporation ("Landmark"). The acquisition was treated as a pooling of interests and accordingly, the information presented above was restated to reflect this transaction. Prior to June 30, 1995, Landmark elected to be taxed as an S corporation whereby the income tax effects of Landmark's activities accrued directly to its shareholders. Landmark's S corporation election terminated on June 30, 1995, at the time of the acquisition. On March 28, 1996, the Company completed the acquisition of Datastorm Technologies, Inc. ("Datastorm"). The acquisition was treated as a pooling of interests and accordingly, the information presented above was restated to reflect this transaction. Prior to being acquired by the Company, Datastorm elected to be taxed as an S corporation whereby the income tax effects of Datastorm's activities accrued directly to the shareholders. Datastorm's S corporation election terminated at the time of acquisition. The pro forma information reflects the estimated tax expense as if Landmark and Datastorm were C corporations for all of the periods presented.

  Certain Company Estimates. During the course of discussions between Parent and the Company that led to execution of the Merger Agreement, the Company provided Parent with certain preliminary estimates of the Company's future performance that are not available to the public. The information provided included summary preliminary estimates of the Company's income statement for the quarter ending September 30, 1998 and for each of the four quarters thereafter during the Company's 1999 fiscal year (from October 1, 1998 through September 30, 1999). These preliminary estimates forecast net revenues of $11.2 million for the quarter ending on September 30, 1998 (compared to $8.0 million for the prior quarter) with net revenues then generally rising over the next four quarters to $12.3 million for the last of the four quarters. These preliminary estimates forecast that gross profit would grow from $8.3 million to $9.4 million per quarter over the five-quarter period, with total operating expenses remaining relatively constant (ranging from $7.9 million to $8.1 million). Therefore, total operating income was preliminarily estimated to rise over the five-quarter period from $230,000 (before interest expense and taxes) for the quarter ending September 30, 1998 to $1.3 million for the quarter ending September 30, 1999. The foregoing preliminary estimates constitute forward-looking statements subject to material risks and uncertainties that could cause actual results to differ substantially from those estimated, such as the Company's ability to retain market share in an environment of increasing competition, the ability to improve its products and introduce new products on a timely basis, the ability to retain employees and customers and other business and competitive factors, as well as the effects on the Company's business of the Offer and the Merger.

  The Company does not as a matter of course make public any estimates as to future performance or earnings, and the preliminary estimates set forth above are included in this Information Statement only because the information was made available to Parent and Purchaser by the Company. The Company has informed Parent that the preliminary estimates were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding estimates or forecasts. The Company has also informed Parent that its internal financial estimates (upon which the preliminary estimates provided to Parent were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decision-making purposes, are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. Projected information of this type is based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the Company, Purchaser or Parent or their respective financial advisors. Many of the assumptions upon which the estimates were based, none of which were approved by Parent or Purchaser, are dependent upon economic forecasting (both general and specific to the Company's business), which is inherently uncertain and subjective.

  The inclusion of the foregoing preliminary estimates should not be regarded as an indication that the Company, Purchaser, Parent or any other person who received such information considers them accurate predictions of future events, and neither Purchaser nor Parent has relied on these estimates or given them significant weight in assessing the value of the Shares or evaluating the business or prospects of the Company.

                          SOURCE AND AMOUNT OF FUNDS

  The amount payable by Purchaser to acquire all Shares outstanding as of October 15, 1998, and all Shares issuable upon exercise of all warrants for the purchase of the Company's Preferred Stock and conversion of all such stock to the Company's Common Stock, plus amounts payable with respect to Options, totals approximately $48 million. Purchaser will obtain all such funds from Parent through a capital contribution or loan, which Parent will provide from its working capital. Neither the Offer nor the Merger is contingent upon obtaining financing. At September 30, 1998, Parent had cash and cash equivalents of $175.4 million and working capital (total current assets minus total current liabilities) of approximately $122.7 million.

           PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of February 1, 1999 for (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) the Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company whose total annual compensation for the year ended September 30, 1998 exceeded $100,000, and (iv) all current directors and executive officers of the Company as a group. Except for Oak Acquisition Corporation, Mr. Salem, Mr. Eubanks, and Mr. Witte whose address is 10201 Torre Avenue, Cupertino, California 95014, the address of each such person is that of the Company, 13160 Mindanao Way, Marina del Rey, California 90292.

                                                         Number of  Percent of
                                                         Shares of  Shares of
                                                           Common     Common
                          Name                             Stock     Stock(1)
                          ----                           ---------- ----------
Oak Acquisition Corporation(2).......................... 58,227,311    64.8%
Enrique T. Salem........................................        --       --
Gordon Eubanks, Jr. ....................................        --       --
Derek Witte.............................................        --       --
Frank W.T. LaHaye(3)....................................    262,500      *
Howard Morgan(4)........................................     86,500      *
King R. Lee(5)..........................................    387,500      *
Curtis A. Hessler(6)....................................  1,500,000     1.6%
Frank R. Greico(7)......................................     55,208      *
Joseph Fusco............................................        --       --
Mark Epstein............................................        --       --
John Strosahl(8)........................................    231,575      *
All directors and executive officers as a group (7
 persons)(9)............................................    791,708      *

--------
 * Less than one percent

(1) Percent Ownership is based on 89,760,799 shares of Common Stock outstanding as of February 1, 1999. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Following the commencement of the tender offer by Symantec, on November 4, 1998, all outstanding options became fully vested and as a result, all shares subject to options are currently exercisable and are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Oak Acquisition Corporation is a wholly owned subsidiary of Symantec Corporation. Accordingly, Symantec Corporation is deemed to beneficially own the shares of Common Stock owned by Oak Acquisition Corporation.

(3) Includes 262,500 shares that may be purchased by Mr. LaHaye upon the exercise of options that are currently exercisable.

(4) Includes 62,500 shares that may be purchased by Dr. Morgan upon the exercise of options that are currently exercisable, and includes 24,000 shares of Common Stock held in trust for Dr. Morgan's children with respect to which Dr. Morgan disclaims beneficial ownership.

(5) Includes 387,500 shares that may be purchased by Mr. Lee upon the exercise of options that are currently exercisable.

(6) Includes 1,500,000 shares that may be purchased by Mr. Hessler upon the exercise of options that are currently exercisable.

(7) Includes 55,208 shares that may be purchased by Mr. Greico upon the exercise of options that are currently exercisable.

(8) Includes 231,575 shares which may be purchased by Mr. Strosahl upon the exercise of options that are currently exercisable.

(9) Includes 767,708 shares which may be purchased upon the exercise of options granted to the directors and executive officers as a group, which are currently exercisable.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company incorporates by reference herein the following documents filed with the Commission pursuant to the Exchange Act:

  1. The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 as amended on Form 10-K/A;

  2. The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998.

  3. The Company's Current Reports on Form 8-K dated October 19, 1998, October 20, 1998 and November 17, 1998.

  Copies of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 as amended on Form 10-K/A and the Quarterly Report on form 10-Q for the quarter ended December 31, 1998 are being furnished to stockholders along with the Information Statement.

  THIS INFORMATION STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS INFORMATION STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUEST TO QUARTERDECK CORPORATION, 13160 MINDANAO WAY, MARINA DEL REY, CALIFORNIA 90292 (TELEPHONE NUMBER (310) 309-3700), ATTENTION: DEREK WITTE, SECRETARY OF THE COMPANY.

                             AVAILABLE INFORMATION

  Both Parent and the Company are subject to the information filing requirements of the Exchange Act and in accordance therewith files reports, proxy and information statements and other information with the Commission. The Tender Offer Statement on Schedule 14D-1 filed by Purchaser and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company, each in connection with the Offer, and the respective exhibits thereto, as well as such reports, proxy and information statements and other information filed by Parent and the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10007 and at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2551. Copies of such material can also be obtained from the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains an internet website at http://www.sec.gov that contains reports, proxy statements and other information.

                                    ANNEX I

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER dated as of October 15, 1998 (the "AGREEMENT DATE"), among SYMANTEC CORPORATION, a Delaware corporation ("PARENT"), OAK ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned Subsidiary of Parent ("SUB"), and QUARTERDECK CORPORATION, a Delaware corporation (the "COMPANY"). Certain defined terms used in this Agreement shall have the meaning ascribed to them in Section 9.3.

  WHEREAS, in furtherance of the acquisition of all of the capital stock of the Company by Parent on the terms and subject to the conditions set forth in this Agreement, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "OFFER") to purchase all the issued and outstanding shares of Common Stock, par value $0.001 per share, of the Company and all associated rights (the "COMPANY COMMON STOCK"), at a price per share of the Company Common Stock of not less than $0.52 net to the seller in cash and without interest thereon (such price, as may hereafter be increased, the "OFFER PRICE"), subject to reduction for any applicable federal backup or other applicable withholding or stock transfer taxes, upon the terms and subject to the conditions set forth in Exhibit A, and the Board of Directors of the Company has approved the Offer and has resolved to recommend that the Company's stockholders accept the Offer;

  WHEREAS, Sub has been formed for the sole purpose of enabling Parent to acquire all of the capital stock of the Company and Sub has not conducted any operations that were not related to, and for the purpose of, such acquisition;

  WHEREAS, concurrently with the execution of this Agreement, the Company and Parent have entered into the Technology License Agreement in the form attached hereto as Exhibit B (the "LICENSE AGREEMENT") pursuant to which the Company has granted Parent a worldwide, perpetual, non-exclusive license (including a license to create and distribute derivative works) to the Company's software product "CleanSweep" and has deposited in escrow the source code to such product, and the Parent has agreed to pay certain royalties to the Company;

  WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the Offer and the merger of Sub into the Company, as set forth below (the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of the Company Common Stock, other than shares owned directly or indirectly by Parent or the Company and Dissenting Shares (as defined in Section 3.1(e)), will be converted into the right to receive the Offer Price;

  WHEREAS, each of the directors and executive officers of the Company have entered into Stockholder Agreements with the Parent in the form attached hereto as Exhibit C (the "Stockholder Agreements") in which each such person has agreed to tender all shares of the Company Common Stock held by such person pursuant to the Offer and to vote in favor of the Merger and against any competing proposals;

  WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger; and

  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE OFFER

  1.1 The Offer.

  (a) Subject to the provisions of this Agreement, Sub shall, and Parent shall cause Sub to, within five business days of the public announcement (on the Agreement Date or the following day) of the execution of this Agreement, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) the Offer. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any shares of the Company Common Stock tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A and to the terms and conditions of this Agreement. Sub expressly reserves the right unilaterally to waive any conditions to the Offer (other than (without the Company's prior written consent) the Minimum Tender Condition, as defined in Exhibit A), to increase the price per Share payable in the Offer, to extend the duration of the Offer or to make any other changes in the terms and conditions of the Offer; provided, however, that no such change may be made which decreases the price per Share payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to those set forth in Exhibit A, changes the form of consideration payable in the Offer or amends any other material terms of the Offer in a manner materially adverse to the Company's stockholders; and provided further that if, at the expiration of the Offer (as the same may be extended pursuant to this proviso), any condition (other than the Minimum Tender Condition) shall not have been satisfied which could reasonably be expected to be satisfied within the next succeeding ten (10) business days, then the Offer shall be extended an additional ten (10) business days (but in no event beyond the date forty-five (45) business days after the date on which the Offer shall have been first commenced). Subject to the terms and conditions of this Agreement and the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all shares of the Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer.

  (b) On the date of commencement of the Offer, Parent and Sub shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on
Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such
Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "OFFER DOCUMENTS"). Parent and Sub represent and agree that the Offer Documents shall comply as to form in all material respects with the Exchange Act, and the rules and regulations promulgated thereunder and that the Offer Documents, on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied by the Company specifically for inclusion in the Offer Documents. Each of Parent, Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall become false or misleading in any material respect, and each of Parent and Sub further agrees to take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. Parent and Sub agree to provide the Company and its counsel any comments which Parent, Sub or their respective counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments including a copy of any such comments that are made in writing.

  (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any shares of the Company Common Stock that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

  1.2 Company Actions.

  (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions approving this Agreement and each Company Ancillary Agreement, the Offer and the Merger, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending that the Company's stockholders accept the Offer and tender their shares pursuant to the Offer and approve and adopt this Agreement and the Company Ancillary Agreements and the Merger. The Company represents that its Board of Directors has received the opinion of Broadview Associates LLC that the proposed consideration to be received by the holders of shares of the Company Common Stock pursuant to the Offer and the Merger is fair to such holders from a financial point of view, and a complete and correct signed copy of such opinion will be promptly delivered by the Company to Parent. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company's Board of Directors described in the first sentence of this Section 1.2(a) (subject to Section 5.2) and will use all reasonable efforts to obtain the consent of Broadview Associates LLC to the inclusion in the Schedule 14D-9 of a copy of the written opinion referred to in the preceding sentence.

  (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, together with all exhibits, amendments and supplements thereto as well as the Information Statement required pursuant to Section 14(f) under the Exchange Act, collectively the "SCHEDULE 14D-9") containing the recommendation described in paragraph (a) (subject to Section 5.2) and shall mail the
Schedule 14D-9 to the stockholders of the Company. The Company agrees that the
Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub specifically for inclusion in the
Schedule 14D-9. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel any comments which the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments including a copy of any such comments that are made in writing.

  (c) In connection with the Offer, the Company shall cause its transfer agent promptly to furnish Sub with mailing labels containing the names and addresses of the record holders of the Company Common Stock as of a record date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and, to the extent reasonably requested, computer files and other information in the Company's possession or control regarding the record and beneficial owners of the Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of stockholders, mailing labels, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. The Company represents that the information provided to Parent pursuant to this paragraph shall be true and correct as of its respective dates.

                                  ARTICLE II

                                  THE MERGER

  2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 2.3). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. Notwithstanding the foregoing, Parent may elect at any time prior to the Merger to merge the Company with and into Sub instead of merging Sub into the Company as provided above; provided, however, that the Company shall not be deemed to have breached any of its representations, warranties, covenants or agreements set forth in this Agreement and the Company Ancillary Agreements solely by reason of such election. In such event, the parties agree to execute an appropriate amendment to this Agreement and the Company Ancillary Agreements in order to reflect the foregoing. At the election of Parent, any direct or indirect subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement and the Company Ancillary Agreements in order to reflect the foregoing.

  2.2 Closing. The closing of the Merger will take place at 10:00 a.m. on the second business day after satisfaction or waiver of the conditions set forth in Article VII (the "CLOSING DATE"), at the Palo Alto, California offices of Fenwick & West LLP, counsel to Parent and Sub, unless another date or place is agreed to in writing by the parties hereto. Parent and the Company agree to use all reasonable efforts to close the Merger as soon as practicable following consummation of the Offer, subject to Section 7.1 hereof.

  2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall execute and file a certificate of merger or other appropriate documents (in any such case, the "CERTIFICATE OF MERGER") in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "EFFECTIVE TIME").

  2.4 Effects of the Merger. The Merger shall have the effects set forth in
Section 259 of the DGCL.

  2.5 Certificate of Incorporation and By-laws. The certificate of incorporation and by-laws of the Surviving Corporation shall be amended and restated, effective as of the Effective Time, to be identical to the certificate of incorporation and by-laws of Sub until thereafter changed or amended as provided therein or by applicable law.

  2.6 Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

  2.7 Officers. The officers of the Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE III

         EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                    CORPORATIONS; EXCHANGE OF CERTIFICATES

  3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company Common Stock or any shares of capital stock of Sub:

  (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.001 per share, of the Surviving Corporation.

  (b) Cancellation of Treasury Stock and Parent Owned Stock. Each share of the Company Common Stock that is owned by the Company or by any Subsidiary of the Company and each share of the Company Common Stock that is owned by Parent, Sub or any other Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

  (c) Conversion of the Company Common Stock. Subject to Section 3.1(e), each issued and outstanding share of the Company Common Stock (other than shares to be canceled in accordance with Section 3.1(b)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the Offer Price. As of the Effective Time, all such shares of the Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of the Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided in this Section 3.1(c), without interest.

  (d) Conversion of the Preferred Stock. Subject to Section 3.1(e), each issued and outstanding share of any class or series of preferred stock issued by the Company (such stock, collectively, the "COMPANY PREFERRED STOCK") shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the product obtained by multiplying (i) the Offer Price by
(ii) the number of shares of the Company Common Stock into which such share of the Company Preferred Stock is convertible at the Effective Time under the Certificate of Incorporation of the Company. As of the Effective Time, all such shares of the Company Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of the Company Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided in this Section 3.1(d), without interest.

  (e) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any shares of the Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time and, in the case of Company Common Stock, held by a holder who has not voted in favor of the Merger or consented thereto in writing, and, in the case of either Company Common Stock or Company Preferred Stock, who has demanded appraisal (a "DISSENTING STOCKHOLDER") for such shares of Company Common Stock or Company Preferred Stock in accordance with DGCL ("DISSENTING SHARES") shall, to the extent provided in the DGCL, not be converted into the right to receive Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal, but instead shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his shares of the Company Common Stock or Company Preferred Stock, as the case may be, shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any demands for appraisal of shares of the Company Common Stock or Company Preferred Stock received by the Company and
(ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or enter into a binding settlement agreement or make a written offer to settle, any demand for appraisal of Dissenting Shares.

  (f) Treatment of Options. At the Effective Time, each outstanding Company Option shall be terminated and canceled. The Company agrees to give written notice to each holder of a Company Option as soon as practicable (and in any event within five (5) business days of the commencement of the Offer) stating that such Company Option will terminate at the Effective Time, and permitting the exercise of such Company Option (including any portion not yet otherwise exercisable pursuant to the terms of such Company Option) during the thirty
(30) day period preceding the Effective Time. At the Effective Time, all holders of cancelled Company Options having an exercise price that is less than the Offer Price, other than directors, or the Chief Executive Officer, of the Company, shall be entitled to receive an amount in cash equal to product of (i) the difference between the Offer Price and the exercise price of such option, multiplied by the number of shares of Company Common Stock issuable upon exercise of such Company Option immediately prior to the Effective Time.

  (g) Treatment of Convertible Debt Securities. Prior to the Effective Time, the Company shall have entered into an agreement with each holder of a 6% Convertible Senior Subordinated Note issued by the Company under the Note Agreement, dated as of March 1, 1996, between the Company and The Northwestern Mutual Life Insurance Company (all such securities, collectively, the "CONVERTIBLE NOTES") providing that, immediately after the Effective Time, the Surviving Corporation shall be entitled to repay all then-outstanding Convertible Notes in their original principal amount and accrued interest without premium or penalty, and within five (5) business days after the Effective Time, the Parent shall cause the Surviving Corporation to repay in full the then-outstanding principal of, and accrued interest on, such Convertible Notes (unless the holder or holders thereof shall otherwise agree in writing).

  3.2 Exchange of Certificates.

  (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company to act as paying agent (the "PAYING AGENT") for the payment of the Merger Consideration upon surrender of certificates representing the Company Common Stock or Preferred Stock.

  (b) Parent To Provide Funds. Parent shall make available to the Paying Agent on a timely basis, as and when needed after the Effective Time, funds necessary to pay for the shares of the Company Common Stock and Preferred Stock pursuant to Section 3.1.

  (c) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of the Company Common Stock and Company Preferred Stock (in each case, the "CERTIFICATES") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1,
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of the Company Common Stock or the Company Preferred Stock, as the case may be, which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender thereof the Merger Consideration, without interest (other than Certificates representing Dissenting Shares).

  (d) No Further Ownership Rights in the Company Capital Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this
Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of the Company Common Stock and the Company Preferred Stock theretofore represented by such Certificates. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of the Company Common Stock and the Company Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this
Article III.

  (e) Failure to Timely Surrender; No Liability. Promptly following the date that is six (6) months after the Effective Time, the Paying Agent shall return to the Surviving Corporation all Merger Consideration and other cash, property and instruments in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration (without interest thereon). Notwithstanding the foregoing, the Surviving corporation shall be entitled to receive from time to time all interest or other amounts earned with respect to any cash deposited with the Paying Agent as such amounts accrue or become available. If any Certificates shall not have been surrendered prior to such date on which any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.1(e)), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (f) Withholding Taxes. The right of any person to receive any payment or consideration pursuant to this Agreement and the Company Ancillary Agreements and the transactions contemplated herein and therein shall be subject to any applicable requirements with respect to the withholding of Taxes.

  (g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 3.1, in exchange for each such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof with such assurances (including, without limitation, the posting of a bond in an amount reasonably sufficient to indemnify the Parent against any claim that may be made against it on account of such Certificate) as the Paying Agent and the Parent, in their discretion and as a condition precedent to the payment of the Merger Consideration, may each reasonably require of the holder of such lost, stolen or destroyed Certificate.

  (h) Return of Merger Consideration for Dissenting Shares. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.2(b) for shares of the Company Common Stock or the Company Preferred Stock for which appraisal rights have been perfected shall be returned to Parent, upon demand.

  (i) Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either the Company or Sub, or otherwise to carry out the provision of this Agreement and the Company Ancillary Agreements, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of the Company and Sub, to execute and deliver any and all things necessary or proper to vest or perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement and the Company Ancillary Agreements.

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

  4.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub that the statements contained in this Article IV are true and correct except as expressly set forth herein and in the disclosure schedule delivered by the Company to Parent and Sub prior to the execution and delivery of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article IV and the disclosure in any section or paragraph shall qualify other sections and paragraphs in this Article IV only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

  (a) Organization, Standing and Corporate Power. The Company and each of its Subsidiaries (other than inactive Subsidiaries that do not own any material assets, do not have any material liabilities and do not conduct any material operations) is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or partnership power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a Material Adverse Effect on the Company. The Company has provided to Parent complete and correct copies of its certificate of incorporation and by-laws, in each case as amended to the Agreement Date.

  (b) Subsidiaries. All Subsidiaries of the Company and their respective jurisdictions of incorporation or organization (other than inactive Subsidiaries that do not own any material assets and do not conduct any material operations) are identified in Section 4.1(b) of the Company Disclosure Schedule. The outstanding shares of capital stock of each Subsidiary have been validly issued and are fully paid and nonassessable and (except as may be required by foreign jurisdictions as set forth in the Company Disclosure Schedule) are owned by the Company, by another Subsidiary of the Company or by the Company and another such Subsidiary, free and clear of all pledges, claims, liens, charges, title retentions, mortgages, security interests and encumbrances of any kind or nature whatsoever, other than liens for taxes that are not yet due and payable (collectively, "LIENS") other than Liens disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (the "1997 10-K") or the Company Disclosure Schedule. Except for the capital stock of its Subsidiaries and investments identified in the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

  (c) Capital Structure.

    (i) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, per value $0.001 per share, and 2,000,000 shares of Company Preferred Stock, par value $0.001 per share, 1,000,000 shares of which are designated Series A Junior Participating Preferred Stock, 200,000 of which are designated Series B Convertible Preferred Stock and 40,000 of which are designated Series C Convertible Preferred Stock, of which 73,531,703 shares of Company Common Stock are issued and outstanding, 1,143 shares of Company Common Stock are held by the Company in its treasury, no shares of the Company Series A Junior Participating Preferred Stock are issued and outstanding, no shares of the Company's Series B Preferred Stock are issued and outstanding, and 4,248 shares of the Company's Series C Convertible Preferred Stock (including 1,379 shares issuable upon exercise of outstanding warrants to purchase Series C Convertible Preferred Stock) are issued and outstanding (subject to any changes in the outstanding Common Stock after the Agreement Date solely as a result of the issuance of any shares of Company Common Stock after the Agreement Date pursuant to the exercise of Company Options, or the conversion of Convertible Notes or Company Preferred Stock, that were outstanding on the Agreement Date). As of the Agreement Date, the outstanding shares of Series C Convertible Preferred Stock, together with all shares of Series C Convertible Preferred Stock issuable upon exercise of outstanding warrants to purchase Series C Convertible Preferred Stock, are convertible into 16,030,188 shares of Company Common Stock.

    (ii) Not more than 7,335,227 shares of the Company Common Stock are reserved for issuance upon exercise of outstanding Company Options (1,380,686 of which are issuable pursuant to options having an exercise price of less than $0.52), assuming a net, or "cashless," exercise of such options, and, except as set forth in Section 4.1(c) of the Company Disclosure Schedule, there are no options, warrants or rights to acquire any shares of the Company's capital stock or any other securities of the Company outstanding other than such Company Options, the Convertible Notes and the outstanding Series C Preferred Stock. Section 4.1(c) of the Company Disclosure Schedule sets forth a true and complete list of the outstanding Company Options as of the Agreement Date, setting forth in each case the issue date of such Company Option, the number of shares of Company Common Stock subject to such Company Option, the exercise price and vesting schedule of such Company Option, and a description of any acceleration of such option which will be triggered by the Offer, the execution of this Agreement and the Company Ancillary Agreements or the Closing of the Merger.

    (iii) Except as set forth in this Section 4.1(c), at the close of business on the Agreement Date, no shares of capital stock, stock appreciation rights or other equity or voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the $25,000,000 principal amount of Convertible Notes which are presently convertible into 1,180,359 shares of Company Common Stock at a conversion price of in excess of $20.00, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 4.1(c), there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell additional shares of capital stock or other equity or voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the Agreement Date, there are no outstanding contractual obligations (i) of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or (ii) of the Company to vote or to dispose of any shares of the capital stock of any of its Subsidiaries.

  (d) Authority. The Company has all the requisite corporate power and authority to enter into this Agreement and the Company Ancillary Agreements and, subject to, if required by law, approval of the Merger by an affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock (the "COMPANY STOCKHOLDER APPROVAL"), to consummate the transactions contemplated by this Agreement and the Company Ancillary Agreements. The execution and delivery of this Agreement and the Company Ancillary Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company (subject, in the case of the consummation of the Merger, to the Company Stockholder Approval if such approval is required by the DGCL). This Agreement and the Company Ancillary Agreements have each been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms (except as enforcement hereof and thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers).

  (e) Noncontravention. Except as set forth in the Company Disclosure Schedule, the execution and delivery of this Agreement and the Company Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions of hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, require the consent or approval of any party under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under (i) the certificate of incorporation or by-laws of the Company or the comparable charter or organizational documents of any of its Subsidiaries, (ii) any Company Material Agreement (as defined in Section 4.1(x)) or (iii) any governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on the Company, (y) materially impair the ability of the Company to perform its obligations under this Agreement or any Company Ancillary Agreement or (z) prevent the consummation of any of the transactions contemplated by this Agreement and the Company Ancillary Agreements. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "GOVERNMENTAL ENTITY"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Company Ancillary Agreements by the Company or the consummation by the Company of the transactions contemplated hereby and thereby, except for (1) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"), (2) the filing with the SEC and the National Association of Securities Dealers, Inc. of (A) the Schedule 14D-9, (B) a proxy statement relating to the Company Stockholder Approval, if such approval is required by law (as amended or supplemented from time to time, the "PROXY STATEMENT"), and (C) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Company Ancillary Agreements and the transactions contemplated hereby and thereby, (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings as would not individually or in the aggregate (A) have a Material Adverse Effect on the Company, (B) materially impair the ability of the Company to perform its obligations under this Agreement and the Company Ancillary Agreements or (C) prevent or have a material adverse effect on the ability of the parties to consummate any of the transactions contemplated by this Agreement and the Company Ancillary Agreements.

  (f) SEC Documents; Financial Statements.

    (i) The Company has filed in a timely manner all required reports, schedules, forms, statements and other documents with the SEC since October 1, 1997. All such required reports, schedules, forms, statements and other documents filed by the Company with the SEC (including those that the Company may file subsequent to the date hereof) are referred to herein as the "SEC DOCUMENTS." As of their respective filing dates, the SEC Documents complied with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT") or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company does not have knowledge of any material fact or information concerning the Company and existing on the Agreement Date which is required to be made generally available to the public and which has not been, or will not prior to or concurrently with the commencement of the Offer be, made generally available to the public.

    (ii) The financial statements of the Company included in the SEC Documents, including those filed after the date hereof until the Closing,
  (A) are derived from and in accordance with the books and records of the Company and its Subsidiaries; (B) comply or will comply with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (C) have been prepared or will be prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, with respect to footnote disclosure) applied on a basis consistent with prior periods (except as otherwise stated in the notes thereto) and (D) fairly present or will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). The quarterly financial statements included in the SEC Documents are prepared on a basis consistent with those employed in the audited financial statements of the Company included in the 1997 10-K.

    (iii) Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise and whether due or to become due) which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, except liabilities (i) provided for in the consolidated balance sheet included in the Company's Form 10-Q for the quarter ended June 30, 1998 (the "BALANCE SHEET"), (ii) disclosed in an SEC Document or the Disclosure Schedule, or (iii) incurred since June 30, 1998 (the "BALANCE SHEET DATE") in the ordinary course of business consistent with past practices. All reserves established by the Company and set forth in or reflected in the Balance Sheet are reasonably sufficient and were established in accordance with generally accepted accounting principles consistently applied. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which are not adequately provided for in the Balance Sheet as required by said Statement No. 5. On the day preceding the Agreement Date, the Company has (i) total consolidated cash of at least $7,167,000 and (ii) indebtedness for borrowed money not in excess of $25,000,000 (in each case determined on a consolidated basis in accordance with GAAP on a basis consistent with the Balance Sheet).

  (g) Information Supplied. None of (i) the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Offer Documents, (ii) the Schedule 14D-9, (iii) the information to be filed by the Company in connection with the offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "INFORMATION STATEMENT") or (iv) the Proxy Statement, will, in the case of the Offer Documents, the
Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting (as defined in Section 6.1(a)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub in writing specifically for inclusion or incorporation by reference therein.

  (h) Absence of Certain Changes or Events. Except as disclosed in the Company Disclosure Schedule or in the SEC Documents filed and publicly available prior to the Agreement Date (the "FILED SEC DOCUMENTS"), since June 30, 1998 the Company and its Subsidiaries have conducted their respective business only in the ordinary course of business consistent with past practices, and up to the Agreement Date, there has not been with respect to the Company or any of its Subsidiaries any:

    (i) Material Adverse Change;

    (ii) amendment or change in the Certificate of Incorporation or Bylaws of the Company;

    (iii) purchase, license, sale, assignment or other disposition or transfer (or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer), of any of the assets or properties of the Company or any of its Subsidiaries (including any Intellectual Property Rights), other than (a) non-exclusive licenses of any product or products of the Company or any of its Subsidiaries made in the ordinary course of the Company's business consistent with its past practices, (b) purchases and sales of assets (other than Intellectual Property Rights (as defined in Section 4.1(i)) in the ordinary course of business consistent with its past practices, and (c) purchases and sales of assets (other than Intellectual Property Rights) having a purchase price of less than $100,000 on an individual basis and less than $250,000 in aggregate;

    (iv) damage, destruction or loss of any property or asset, whether or not covered by insurance, having (or reasonably likely with the passage of time to have) a Material Adverse Effect on the Company;

    (v) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, any shares of the capital stock of the Company, any split, combination or recapitalization of the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of any shares of the capital stock of the Company or any change in any rights, preferences, privileges or restrictions of any outstanding stock or other security of the Company;

    (vi) obligation or liability incurred by the Company or any of its Subsidiaries to any of its officers or directors except for normal and customary compensation and expense allowances payable to officers in the ordinary course of the Company's business consistent with past practices;

    (vii) making by the Company or any of its Subsidiaries of any loan, advance or capital contribution to, or any investment in, any officer or director of the Company or, to the knowledge of the Company, any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

    (viii) material adverse development in any litigation described in any Filed SEC Document or in any litigation or proceeding required to be disclosed in Section 4.1(j) of the Company Disclosure Schedule;

    (ix) material increase in the volume or dollar amount of returns (or claims therefor) of any of the Company's products by distributors, customers, value added resellers, original equipment manufacturers or other resellers of such product, or any claims for price adjustments by any such parties with respect to any products of the Company that have been delivered to such party, or any reason to believe that any such increases or claims are likely;

    (x) material change in the manner in which, or terms on which, the Company or any of its Subsidiaries extends discounts or credits or rights to return products or receive price adjustments to customers or distributors or otherwise deals with its customers or distributors;

    (xi) change in accounting methods, principles or practices by the Company (other than as required by GAAP) or any material revaluation of any of the assets of the Company or any of its Subsidiaries, or any material write-offs of accounts receivable or write-downs of the value of capitalized inventory not in the ordinary course of business consistent with past practices; or

    (xii) license, transfer or grant of a right under any Company IP Rights (as defined in Section 4.1(i), other than non-exclusive licenses granted in the ordinary course of the Company's business consistent with its past practices.

  (i) Intellectual Property.

    (i) The Company and its Subsidiaries own, or have the valid right or license to use, possess, sell or license, all Intellectual Property Rights (as defined below) necessary or required for the conduct of the business of the Company and its Subsidiaries as presently conducted, and such rights to use, possess, sell or license are sufficient for such conduct of such business, except as disclosed in Section 4.1(i) of the Company Disclosure Schedule (except that as to patents and trademarks, such representation is made only to the Company's knowledge). As used herein: (i) the term "INTELLECTUAL PROPERTY RIGHTS" means, collectively, all worldwide intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademark rights, service mark rights, trademark and service mark registrations and applications therefor, trade dress rights, trade name rights, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses and trade secrets, (ii) the term "COMPANY IP RIGHTS" means the Intellectual Property Rights that the Company or any of its Subsidiaries own or have the right or license to use, possess, sell or license and (iii) the term "COMPANY INTELLECTUAL PROPERTY" means all trademarks, service marks, inventions, trade secrets, know how, customer lists, supplier lists, proprietary processes and formulae, software source and object code, algorithms, architectures, structures, screen displays, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format), and all documentation and media constituting, describing or relating to the above, including without limitation manuals, programmers' notes, memoranda and records used or owned by the Company.

    (ii) The execution, delivery and performance of this Agreement and the Company Ancillary Agreements and the consummation of the Offer, the Merger and the other transactions contemplated hereby and thereby will not constitute a material breach of or default under any instrument, contract, license or other agreement governing any Company IP Right or Company Intellectual Property, to which the Company or any of its Subsidiaries is a party that (i) is material to the Company or (ii) that materially affects any material Company IP Rights or Company Intellectual Property that is incorporated, embodied or used in the Company's ProComm or CleanSweep products, or licensing or assigning such rights to the Company or any of its Subsidiaries (collectively, the "COMPANY IP RIGHTS AGREEMENTS"), will not cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any material Company IP Right or materially impair the right of the Company or any of its Subsidiaries or the Surviving Corporation to use, possess, sell or license any material Company IP Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by the Company to any third person by reason of the ownership, use, possession, license, sale or disposition of any Company IP Rights or Company Intellectual Property by the Company or any of its Subsidiaries other than (i) as disclosed in Section 4.1(i) of the Company Disclosure Schedule and (ii) pursuant to agreements that did not require the payment in the fiscal year ended September 30, 1998 of more than $100,000 in the aggregate, and are not expected to require the payment in the fiscal year ended September 30, 1999 of more than $150,000 in the aggregate by the Company and its Subsidiaries.

    (iii) Neither the development, manufacture, marketing, license, sale, furnishing or intended use of either the Company's ProComm or CleanSweep product or, to the Company's knowledge, any other product or service currently licensed, marketed, utilized, sold, provided or furnished by the Company or any of its Subsidiaries or currently under development by the Company or any of its Subsidiaries, violates any license or agreement between the Company (or any Subsidiary thereof) and any third party or, to the Company's knowledge, infringes any patent or trademark, or infringes or misappropriates any other Intellectual Property Right of any other party, except where the same could not reasonably be expected to have a Material Adverse Effect. Except as expressly disclosed in the Filed SEC Documents, there is, to the Company, no pending or, threatened claim or litigation contesting the validity, ownership or right of the Company or any of its Subsidiaries to use, possess, sell, license or dispose of any Company IP Right or Company Intellectual Property or any other Intellectual Property Rights used or embodied in either the Company's ProComm product or its CleanSweep product, or to the Company's knowledge, any other product marketed or licensed, or under development, by the Company or any of its Subsidiaries, nor, to the knowledge of the Company, is there any basis for any such claim, nor has the Company received any notice asserting that any Company IP Right or Company Intellectual Property or the proposed use, sale, license or disposition thereof, or of any other Intellectual Property Rights used or embodied in any product marketed or licensed, or under development, by the Company, conflicts or will conflict with the rights of any other party, nor, to the knowledge of the Company, is there any basis for any such assertion, in each case except where the same would not reasonably be expected to have a Material Adverse Effect.

    (iv) The Company has taken such measures as are customary and standard in its industry to protect, preserve and maintain all the Company's (and its Subsidiaries') proprietary rights in the Company IP Rights and Company Intellectual Property. All officers, employees and consultants of the Company and any of its

  Subsidiaries who had access to proprietary information and who either (a) were first employed or engaged by the Company within the two year period ending on the Agreement Date or (b) were or are involved in the development of any aspect of the Company's CleanSweep or ProComm product, or any Company IP Rights or Company Intellectual Property that is incorporated, embodied or used therein, have executed and delivered to the Company or its predecessor in interest, or a Subsidiary of the Company, an agreement regarding the protection of such proprietary information and the assignment of inventions to the Company; and copies of the current standard form of such agreements have been provided to Parent's counsel. The Company or its predecessor in interest, or a Subsidiary of the Company, has secured valid written assignments or licenses from all consultants, employees and entities who the Company directly hired or engaged and were involved in, or who contributed to, the creation or development of any Company IP Rights, Company Intellectual Property or other Intellectual Property Rights that are incorporated, embodied or used in the Company's CleanSweep or ProComm products or any other material Company IP Rights or any Intellectual Property Rights, of the rights to such contributions that the Company does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of the Company or any Subsidiary of the Company has any right, license, claim or interest whatsoever in or with respect to any material Company IP Rights or Company Intellectual Property.

    (v) Section 4.1(i) of the Company Disclosure Schedule contains a complete list of all worldwide registrations of any patents with any governmental authority, and all patent applications, made or held by, or assigned to, the Company or any of its Subsidiaries. To the Company's knowledge, all patents and all material registered trademarks, service marks and copyrights held by the Company and its Subsidiaries are valid, enforceable and subsisting.

    (vi) Section 4.1(i) of the Company Disclosure Schedule contains a complete list of: (A) all licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which any person is authorized to use any Company IP Rights or Company Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business) and (B) all licenses, sublicenses and other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property Rights, including software ("THIRD PARTY IP RIGHTS") which would be infringed by, embody or are incorporated in, or form a part of, any product or service sold, licensed, distributed or marketed by the Company or any of its Subsidiaries, in each case other than (a) non-exclusive licenses in the ordinary course of business and (b) licenses of Third Party IP Rights to the Company or any of its Subsidiaries that are not material to any product currently being marketed or under development by the Company.

    (vii) To the Company's knowledge, there is no material unauthorized use, disclosure, infringement or misappropriation of any Company IP Rights or any Intellectual Property Right of the Company or any of its Subsidiaries by any third party, including any employee or former employee of the Company or any of its subsidiaries.

    (viii) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party acting on its or their behalf, has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party, of any Company Source Code (as defined below). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery to any party of any Company Source Code owned by the Company or, to the Company's knowledge, licensed to the Company except, in the case of such licensed Company Source Code, where such disclosure or delivery would not result in a breach of an obligation by the Company. Section 4.1(i) of the Company Disclosure Schedule identifies each contract, agreement and instrument (written or oral) pursuant to which the Company or any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow holder or any other party, any Company Source Code and further describes whether the execution of this Agreement or the Company Ancillary Agreements, the consummation of the Merger or any of the other transactions contemplated hereby or thereby, in and of themselves, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 4.1(i), "COMPANY SOURCE CODE" means any source code, or any material proprietary or confidential portion of any source code, or any material algorithm contained in any source code, of any product marketed or licensed, or under development, by the Company or any of its Subsidiaries.

    (ix) To the Company's knowledge, the Company's ProComm and CleanSweep products (as currently being distributed by the Company and its Subsidiaries) do not contain any defects or "bugs" that could reasonably be expected to lead to data loss or system failure on the part of end-users that use such product on the hardware and operating system platforms specified in the product specifications and documentation provided to end-users with such products.

    (x) The Company's CleanSweep and ProComm products (as currently being distributed by the Company and its subsidiaries) are each Year 2000 Compliant (as defined below), except as disclosed in Section 4.1(i) of the Company Disclosure Letter. "YEAR 2000 COMPLIANT" means, as applied to such products, that: (a) all dates received by the program require a century indicator and all dates produced by the program include a century indicator, (b) date calculations involving either a single century or multiple centuries neither cause an abnormal ending nor generate incorrect results, (c) when sorting by date, all records sort in accurate sequence,
  (d) the year 2000 is considered a leap year, (e) hard-coding in century fields and date fields has been removed, and (f) no date fields are used for other than date purposes. To the Company's knowledge, the Company and its Subsidiaries will not be required to incur any material expense to make any one or more of its products, or any software owned by it or licensed to it (and used by it), Year 2000 Complaint, or any material liability as a result of the failure of any of its products to be Year 2000 Compliant, except where the same could not reasonably be expected to have a Material Adverse Effect, and except for any expense incurred to correct items disclosed in Section 4.1(i) of the Company Disclosure Schedule.

  (j) Litigation. Except as disclosed in the Filed SEC Documents or the Company Disclosure Schedule, there is no suit, action, arbitration, proceeding, claim or investigation pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries (or any of their respective officers, directors or employees in their capacity as such), that individually or in the aggregate, if determined or resolved adversely to the Company or such Subsidiary in accordance with the plaintiff's (or other adverse party's) demand, could reasonably be expected to (i) have a Material Adverse Effect on the Company, (ii) challenge or seek to enjoin or seek damages with respect to the Company's entering into and performing this Agreement and the Company Ancillary Agreements or impair the ability of the Company to perform its obligations under this Agreement and the Company Ancillary Agreements or (iii) prevent the consummation of any of the transactions contemplated by this Agreement and the Company Ancillary Agreements, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having, or which is reasonably likely to have, any effect referred to in the foregoing clause (i), (ii) or (iii) above. A suit or action which has been filed with a state or local court outside of California but which has not been served upon an employee or director of the Company shall be deemed to have been threatened but not pending for purposes of this paragraph.

  (k) Employees, ERISA and Other Compliance.

    (i) A list of all employees and officers of the Company and its Subsidiaries as of the Agreement Date and their then-current compensation and title and/or job description is set forth in Section 4.1(k) of the Company Disclosure Schedule. The Company and its Subsidiaries do not have any employment contracts currently in effect that by their terms, may not be terminated at will without severance or other payment obligations in excess of those disclosed in Section 4.1(k) of the Company Disclosure Schedule (other than oral agreements, or agreements with persons that are not employed in the United States if both (i) such agreement is not with an officer of the Company and (ii) the Company does not have knowledge of such agreement). To the Company's knowledge, the Company and its Subsidiaries do not utilize the services of a material number of persons who should be but are not properly classified as employees for the purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable law.

    (ii) Neither the Company nor any of its Subsidiaries: (i) now is, nor has ever been, subject to a union organizing effort; (ii) is subject to any collective bargaining agreement with respect to any of its employees; (iii) is subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization or (iv) has any current labor disputes. There are no controversies pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, between the Company or any of its Subsidiaries (on the one hand) and any of their respective employees (on the other hand), which controversies have or could reasonably be expected to have a Material Adverse Effect. To the Company's knowledge, all of the employees of the Company and its Subsidiaries that are employed by the Company or any of its Subsidiaries in the United States of America are legally permitted to be employed by the Company or its Subsidiaries in the United States of America.

    (iii) Section 4.1(k) of the Company Disclosure Schedule lists each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which is entered into, maintained or contributed to by the Company or any of its Subsidiaries and covers any employee or former employee of the Company or any of its Subsidiaries. Such contracts, plans and arrangements as are described in this Section 4.1(k) are hereinafter collectively referred to as "COMPANY BENEFIT ARRANGEMENTS." Each Company Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Company Benefit Arrangement, and each such Company Benefit Arrangement that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter that such plan satisfied the requirements of the Internal Revenue Code of 1986, as amended (the "CODE") (a copy of which letter(s), if any, have been provided to Parent and its counsel). The Company has provided to Parent or its counsel a correct copy and description of each Company Benefit Arrangement. The Company has never been a participant in any "prohibited transaction", within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which the Company sponsors as employer or in which Company participates as an employer, which was not otherwise exempt pursuant to
  Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could result in an excise tax under the Code. All contributions due from the Company or any of its Subsidiaries as of the Balance Sheet Date with respect to any of the Company Benefit Arrangements have been made or have been accrued on the Balance Sheet and no further contributions will be due or will have accrued thereunder as of the Closing Date other than amounts consistent with the amounts paid or accrued in the periods reflected on the Company Financial Statements.

    (iv) The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of the Company and its Subsidiaries are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code as such requirements affect the Company and its employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any of the Company Benefit Arrangements, covered employees, or qualified beneficiaries that could result in a Material Adverse Effect on the Company, or in a Material Adverse Effect on Parent after the Effective Time.

    (v) No benefit payable or which may become payable by the Company pursuant to any Company Benefit Arrangement or as a result of or arising under this Agreement, the Company Ancillary Agreements or the Agreement of Merger will constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code. Except as disclosed in Section 4.1(k) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any: (a) agreement with any executive officer or other key employee thereof, (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of the Offer or the Merger or any of the other transactions contemplated by this Agreement or any Company Ancillary Agreement or (ii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence or consummation of the Offer or the Merger or any of the other transactions contemplated by this Agreement or any Company Ancillary Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or any Company Ancillary Agreement. All outstanding Company Options will terminate at the Effective Time.

    (vi) To the Company's knowledge, no employee, consultant or independent contractor of the Company or any Subsidiary: (a) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, noncompetition agreement or any other contract or agreement with, or obligation to, any other party by virtue of such employee's, consultant's, or independent contractor's being employed by, or performing services for, the Company or such Subsidiary or using trade secrets or proprietary information of others, or that would be likely to have a Material Adverse Effect; or (b) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for the Company or any of its Subsidiaries that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including without limitation Intellectual Property Rights) in such technology, software or other copyrightable, patentable or otherwise proprietary work. To the Company's knowledge, the employment of any employee of the Company or any of its Subsidiaries does not subject the Company or any such Subsidiary to any liability to any third party.

    (vii) Except as set forth in Section 4.1(l) of the Company Disclosure Schedule, (a) the Company and its Subsidiaries are operating and have operated the business in compliance in all material respects with all applicable laws relating to the business respecting employment and employment practices; (b) no Governmental Entity has given the Company or any of its Subsidiaries written notice regarding any pending charge, audit, claim, complaint, investigation or review by or before any Governmental Entity concerning or requesting in writing to explain any possible conflicts with or violations of any such laws by the Company or such Subsidiary, nor, to the knowledge of the Company, is any such investigation threatened or pending; (c) the Company and its Subsidiaries are not delinquent in payments to any employees for any material wages, salaries, commissions, bonuses or other compensation for any services performed by them relating to the business or amounts required to be reimbursed to such employees.

  (m) Taxes.

    (i) The Company and each of its Subsidiaries have timely filed all federal, state, local and foreign tax returns required to be filed by it, has timely paid all taxes required to be paid by it in respect of all periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Balance Sheet), has made all necessary estimated tax payments, and has no material liability for taxes in excess of the amount so paid or accruals or reserves so established. Except as disclosed in
  Section 4.1(m) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax of the Company or any of its Subsidiaries have been claimed or assessed (or, to the Company's knowledge, threatened or proposed) against the Company or any of its Subsidiaries or any of their respective officers, employees or agents in their capacity as such that remain outstanding. Except as disclosed in
  Section 4.1(m) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notification that any material issues have been raised by (and are currently pending before) the Internal Revenue Service or any other taxing authority (including but not limited to any sales or use tax authority) regarding the Company or any of its

  Subsidiaries, and no tax return of the Company or any of its Subsidiaries has been audited for any taxable period beginning on or after October 1, 1993 by the Internal Revenue Service or any foreign, state or local taxing agency or authority other than audits which have been completed and resolved without the assessment of any material taxes or penalties against the Company or any of its Subsidiaries. Except as disclosed in Section 4.1(m) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement waiving or extending any statute of limitations with respect to any taxes. No Liens have been filed against any assets of the Company or any of its Subsidiaries with regard to any tax. The Company and its Subsidiaries have each withheld with respect to each of its employees and independent contractors all taxes, including but not limited to federal and state income taxes, FICA, Medicare, FUTA and other taxes, required to be withheld, and paid (or will pay) such withheld amounts to the appropriate tax authority within the time prescribed by law.

    (ii) The Company has made available to Parent true and complete copies of all tax returns, including foreign, federal and state income or franchise tax returns and state sales and use tax returns with respect to the Company or any of its Subsidiaries or any of their respective assets or operations, for all periods since (or beginning on) October 1, 1994.

    (iii) For the purposes of this Section 4.1(m), (a) the terms "TAX" and "TAXES" include all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, property transfer, sales, use, employment, license, payroll, ad valorem, payroll, documentary, stamp, occupation, recording, value added or transfer taxes, and other governmental charges, fees, customs duties, levies or assessments of a nature similar to taxes (whether payable directly or by withholding) and, with respect to any such taxes, any estimated tax, interest, fines and penalties or additions to tax and interest on such fines, penalties and additions to tax and (b) the term "RETURNS" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed with connection with, any taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

  (n) Compliance with Laws. The Company and each of its Subsidiaries has complied, and is and will be in compliance, in all material respects with all applicable federal, state, local or foreign laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to its assets, properties, and business. The Company and each of its Subsidiaries of the Company holds all permits, licenses and approvals from, and has made all filings with, government agencies and authorities, that are necessary in connection with its present business ("GOVERNMENTAL PERMITS") and all such Governmental Permits are in full force and effect, except where the failure to hold any such Governmental Permit or make such filings has not had, and could not reasonably be expected to have, a Material Adverse Effect on the Company. The Company is in compliance in all material respects with the terms of such Governmental Permits. Neither the Company nor any of its Subsidiaries has received any notice or other communication from any Governmental Entity regarding (a) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit, or any investigation or audit (or proposed investigation or audit relating thereto) or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit. Neither the Company nor any of its Subsidiaries, nor any director, officer, agent or employee of the Company and/or any of its Subsidiaries, has, for or on behalf of the Company or any of its Subsidiaries, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

  (o) Certain Transactions and Agreements. Except as disclosed in Section 4.1(o) of the Company Disclosure Schedule, to the knowledge of the Company,
(i) none of the officers or directors of the Company, nor any member of their immediate families, is directly or indirectly a party to, or otherwise interested in, any contract or informal arrangement with the Company or any of its Subsidiaries that is or would be required to be disclosed in an annual report on Form 10-K or in a proxy statement relating to a meeting of stockholders at which directors were to be elected, except for normal compensation for services as an officer or director thereof that have been disclosed in the 1997 10-K (or the proxy statement incorporated by reference therein) and except for option agreements related to Company Options granted to such persons and disclosed in Section 4.1(c) of the Company Disclosure Schedule; and (ii) none of such officers or directors or family members has any interest in any property, real or personal, tangible or intangible (including but not limited to any the Company IP Rights or any other Intellectual Property Rights) that is used in or that pertains to the business of the Company, except for the normal rights of a stockholder.

  (p) Books and Records.

    (i) The books, records and accounts of the Company and its Subsidiaries
  (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, and (d) accurately and fairly reflect the basis for the Company Financial Statements.

    (ii) The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and (ii) to maintain accountability for assets and (c) the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

  (q) Insurance. During the two years prior to the Agreement Date, the Company and its Subsidiaries have maintained, and now maintain, policies of insurance and bonds of the type and in amounts that the Company reasonably believes to be adequate for its business. Except as disclosed in Section 4.1(q) of the Company Disclosure Schedule, there is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds.

  (r) Environmental Matters.

    (i) The Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws (as defined below), which compliance includes the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. As of the Agreement Date, neither the Company nor any of its Subsidiaries has received any notice or other communication (in writing or otherwise) from a Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance with any Environmental Law. To the Company's Knowledge, no Materials of Environmental Concern (as defined below) are located in, on or about, or in the subsoil or groundwater of, any property owned, leased, occupied, operated, or controlled by the Company or any Subsidiary or any improvements situated thereon in violation of any Environmental Law.

    (ii) For purposes of this Section 4.1(r): (i) "ENVIRONMENTAL LAW" means any federal, state, local or foreign statute, law regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "MATERIAL OF ENVIRONMENTAL CONCERN" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

  (s) Accounts Receivable. As of the Balance Sheet Date, and in each case subject to any reserves set forth in the Balance Sheet, the accounts receivable shown on the Balance Sheet represented bona fide claims against debtors for sales and other charges, and were not subject to any right of offset or to any discount except for normal cash and immaterial trade discounts.

  (t) Stockholder Agreements. All of the directors and executive officers of the Company have agreed in writing to tender their shares of Company Common Stock in the Offer pursuant to Stockholder Agreements in the form attached hereto as Exhibit C.

  (u) State Takeover Statutes. The Board of Directors of the Company has approved this Agreement, the Company Ancillary Agreements, the Offer and the Merger and such approval is sufficient to render the provisions of Section 203 of the DGCL inapplicable to the Offer, the Merger and the transactions contemplated by this Agreement and the Company Ancillary Agreements. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to this Agreement, the Company Ancillary Agreements, the Offer or the Merger, or any of the transactions contemplated by this Agreement and the Company Ancillary Agreements. The Company is not subject to any provision of the California General Corporation Law by operation of Section 2115 thereof.

  (v) Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, nor to any fee that is contingent on closing of the transactions contemplated hereby or that is based on a percentage of the transaction value, in connection with the transactions contemplated by this Agreement and the Company Ancillary Agreements based upon arrangements made by or on behalf of the Company, other than the fees payable to Broadview Associates LLC and Software Syndicate, Inc. upon the Effective Time, the amounts of which are set forth on Section 4.1(v) of the Company Disclosure Schedule, which will be paid by the Company.

  (w) Opinion of Financial Advisor. The Company has received the opinion of Broadview Associates LLC, dated the Agreement Date, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a signed copy of such opinion will promptly be delivered to Parent.

  (x) Contracts and Commitments. Section 4.1(x) of the Company Disclosure Schedule sets forth a list of each of the following written or oral contracts, agreements, commitments or other instruments to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries or any of their respective assets or properties is bound:

    (i) any distributor, OEM (Original Equipment Manufacturer), VAR (Value Added Reseller), sales representative or similar agreement under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for, any product or technology of the Company or any of its Subsidiaries or marketed by the Company or any of its Subsidiaries, in each case that is material or of which the Company has knowledge (other than non-exclusive agreements that are terminable by the Company on not more than thirty (30) days notice without cost or liability);

    (ii) any joint venture or partnership contract or agreement or other agreement which has involved or is reasonably expected to involve a sharing of profits or losses with any other party;

    (iii) any agreement of which the Company has knowledge with any independent contractor or consultant involved in the development of the Company's CleanSweep product or ProComm product (or any material feature or component thereof or any material Company IP Rights or Company Intellectual Property incorporated, embodied or used therein), by or for the Company or any of its Subsidiaries;

    (iv) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

    (v) any lease or other agreement under which the Company or any of its Subsidiaries is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $100,000 per annum;

    (vi) any agreement or arrangement for the sale or disposition of any assets, properties, services or rights by the Company or any of its Subsidiaries having a value in excess of $100,000, other than in the ordinary course of the Company's business consistent with its past practices;

    (vii) any agreement that restricts or prohibits the Company or any of its Subsidiaries from freely engaging in any aspect of its business, from participating or competing in any line of business or that restricts the Company or any of its Subsidiaries from engaging in any business in any geographic area or grants any exclusive licenses to any Intellectual Property Rights or which, to the Company's knowledge, grants most favored customer pricing;

    (viii) any Company IP Rights Agreements (as defined in Section 4.1(i));

    (ix) any agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other securities of the Company or any options, warrants or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor;

    (x) any employment or severance agreement required to be disclosed in
  Section 4.1(k) of the Company Disclosure Schedule, and any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Offer, the Merger, the execution of License Agreement or any of the other transactions contemplated by this Agreement or any Company Ancillary Agreement or the value of any of the benefits of which will be calculated on the basis of the Offer, the Merger, the License Agreement or any of the other transactions contemplated by this Agreement;

    (xi) any contract with or commitment to any labor union; or

    (xii) any contract or arrangement under which the Company or any of its Subsidiaries has made any commitment to develop any new technology, to deliver any software currently under development or to enhance or customize any software (other than agreements to deliver updates or upgrades on terms and conditions described in Section 4.1(x) of the Company Disclosure Schedule);

  A copy of each agreement or document required by this Section to be listed on Section 4.1(x) of the Company Disclosure Schedule (such agreements and documents being hereinafter collectively referred to as the "COMPANY MATERIAL AGREEMENTS") has been provided to Parent.

  (y) No Default. Except as disclosed in Section 4.1(y) of the Company Disclosure Schedule, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) does or will, or would reasonably be expected to, (i) represent, constitute or result in a violation or breach by the Company or any of its Subsidiaries or, to the Company's knowledge, any other party, of any of the provisions of any Company Material Agreement, or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Company Material Agreement, (B) the right to a rebate, chargeback, damages or penalty, or material increase in rent or other payments, under any Company Material Agreement, (C) the right to accelerate the maturity or performance of any obligation of the Company or any of its Subsidiaries under any Company Material Agreement, or (D) the right to cancel, terminate or modify any Company Material Agreement, except in each such case for violations, breaches, defaults, acceleration rights, termination rights and other rights that in the aggregate have not had, and could not reasonably be expected to have, a Material Adverse Effect on the Company. Since September 30, 1997 and prior to the Agreement Date, neither the Company nor any Subsidiary of the Company has received any communication or notice from any other party to any Company Material Agreement regarding any actual or claimed material violation or material breach of, or default under, such Company Material Agreement or communication or notice by such party of problems of a material nature with the Company's products, services or performance under such Company Material Agreement or its desire to amend, relinquish, terminate or not renew any such Company Material Agreement, in each case which would have a Material Adverse Effect.

  (z) Title to Properties.

    (i) The Company and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that individually or in the aggregate would not materially interfere with its ability to conduct its business as currently conducted. All such material properties and assets, other than properties and assets in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except for (a) Liens that individually or in the aggregate would not materially interfere with the ability of the Company and its Subsidiaries to conduct business as currently conducted and (b) Liens disclosed in the Company SEC Documents or the Company Disclosure Schedule.

    (ii) The Company and each of its Subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. The Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

      (aa) Board Approval. The Board of Directors of the Company has unanimously and without qualification (i) authorized and approved this Agreement, all Company Ancillary Agreements, the Offer and the Merger,
    (ii) recommended that the Company's stockholders tender their shares in the Offer, and (iii) determined that such agreements, the Offer and the Merger are fair to and in the best interests of the Company's stockholders and are on terms that are fair to such stockholders.

      (ab) No Existing Discussions. Neither the Company, nor any director or officer of the Company, nor any other person acting on behalf of the Company, is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any takeover proposal (as defined in Section 5.2).

      (ac) Preferred Share Rights Agreement. The Company's Board of Directors has duly authorized and approved an amendment as provided in this Section 4.1(ac) (THE "RIGHTS AMENDMENT") to that certain Preferred Share Rights Agreement between the Company and American Stock Transfer & Trust (the "RIGHTS AGENT") dated as of August 11, 1992, as amended (the "RIGHTS AGREEMENT") to: (i) exclude Parent and Sub and their respective Affiliates and Associates (as such terms are defined under the Rights Agreement) from the definition of "Acquiring Person" in the Rights Agreement, with respect to the beneficial ownership of shares of the Company Common Stock which Parent, Sub and/or any of their respective Affiliates and Associates have hereby obtained the right to acquire, or will acquire, as a result of the transactions contemplated by this Agreement or any of the Company Ancillary Agreements, including but not limited to the Offer or the Merger, or any other agreement or transaction involving Parent, Sub and/or any of their respective Affiliates and Associates that has been approved by the Board of Directors of the Company prior to such acquisition, (ii) provide that no Distribution Date (as such term is defined under the Rights Agreement) shall result from the Offer, including without limitation, in connection with any announcement of the Offer, the commencement of the Offer, the acquisition by Parent of any amount of Company Common Stock or Company Preferred Stock pursuant to the Offer, or the consummation of the Merger, and (iii) provide for the expiration of the Rights Agreement upon the Effective Time. The Rights Amendment has been duly executed and delivered by the Company and the Rights Agent, and is in full force and effect. The Company's Board of Directors has determined that the terms of the Offer and of the Merger as well as the transactions contemplated hereby and thereby meets the criteria specified in the Rights Agreement for a Permitted Offer (as such term is defined under the Rights Agreement).

  4.2 Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

  (a) Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a material adverse effect on Parent.

  (b) Authority. Parent and Sub have all the requisite corporate power and authority to enter into this Agreement and the Parent Ancillary Agreements and to consummate the transactions contemplated by this Agreement and the Parent Ancillary Agreements. The execution and delivery of this Agreement and the Parent Ancillary Agreements by the Parent and Sub and the consummation by the Parent and Sub of the transactions contemplated by hereby and thereby have been duly authorized by all necessary corporate action on the part of the Parent and Sub. This Agreement and the Parent Ancillary Agreements have been duly executed and delivered by the Parent and the Sub and constitute valid and binding obligations of the Parent and the Sub (as applicable), enforceable against the Parent and the Sub (as applicable) in accordance with their terms (except as enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers).

  (c) Noncontravention. The execution and delivery of this Agreement and the Parent Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions of hereof and thereof will not, conflict with or result in a violation of or default (with or without notice or lapse of time or both) under (i) the certificate of incorporation or by-laws of Parent or Sub, (ii) any instrument, agreement or contract to which Parent or Sub is a party or by which either of them is bound that has been or is required to have been, filed by the Parent with the SEC as an exhibit (whether incorporated by reference of filed separately) to the Parent's annual report on Form 10-K for its fiscal year ended April 3, 1998 or in any other document filed by Parent with the SEC under the 1993 Act or the Exchange Act after April 3, 1998 and prior to the Agreement Date (the "PARENT SEC DOCUMENTS"), or (iii) any governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on Parent or Sub,
(y) materially impair the ability of Parent or Sub to perform its obligations under this Agreement and the Parent Ancillary Agreements or (z) prevent the consummation of any of the transactions contemplated by this Agreement and the Parent Ancillary Agreements. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with its execution and delivery of this Agreement and the Parent Ancillary Agreements or the consummation of the transactions contemplated by hereby and thereby, except for (1) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"), (2) the filing with the SEC and the National Association of Securities Dealers, Inc. of (A) the Schedule 14D-1 and (B) such reports under Section 13(a) and 16(a) of the Exchange Act of the Exchange Act as may be required in connection with this Agreement and the Parent Ancillary Agreements and the transactions contemplated hereby and thereby and (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business.

  (d) Information Supplied. None of (i) the Offer Documents or (ii) the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement will, in the case of the Offer Documents, the
Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information

Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing specifically for inclusion or incorporation by reference therein.

  (e) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Parent Ancillary Agreements based upon arrangements made by or on behalf of Parent or Sub other than Donaldson, Lufkin & Jenrette Incorporated, the fees and expenses of which will be paid by Parent.

  (f) Financing. Parent has funds sufficient to consummate the Offer and the Merger on the terms contemplated by this Agreement and the Company Ancillary Agreements, and at the expiration of the Offer and the Effective Time, Parent and Sub will have available funds sufficient to acquire to perform their respective obligations under this Agreement and the Parent Ancillary Agreements, including without limitation payment in full for all shares of Company Common Stock validly tendered in the Offer and all shares of Company Common Stock and Company Preferred Stock outstanding at the Effective Time.

  (g) Litigation. As of the Agreement Date, there is no suit, action, arbitration, proceeding, claim or investigation pending or threatened against the Parent or Sub, nor is their any reasonable basis therefor, that individually or in the aggregate could reasonably be expected to (i) except as disclosed in the Parent SEC Documents, have a Material Adverse Effect on the Parent, (ii) challenge or seek to enjoin or seek damages with respect to the Parent's or Sub's entering into and performing this Agreement and the Parent Ancillary Agreements or impair the ability of the Parent or Sub to perform their respective obligations under this Agreement and the Parent Ancillary Agreements or (iii) prevent the consummation of any of the transactions contemplated by this Agreement and the Company Ancillary Agreements, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Parent or Sub having, or which is reasonably likely to have, any effect referred to in the foregoing clause (i),
(ii) or (iii) above.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

  5.1 Conduct of Business. The Company shall, and shall cause its Subsidiaries to, carry on its and their respective businesses in the ordinary course of business consistent with its past practices and use all reasonable efforts to preserve intact their current business organizations, to keep available the services of their current officers and employees and to preserve relationships with distributors, licensors, contractors, customers, suppliers, lenders, employees and others having business dealings with any of them. Without limiting the generality of the foregoing, except as may be expressly permitted by other provisions of this Agreement and the Company Ancillary Agreements, or as may be agreed to in writing by Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

    (i) either (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned Subsidiary of the Company to its parent, in the case of less than wholly owned Subsidiaries, as required by agreements existing on the Agreement Date, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

    (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its or of any Subsidiary's capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (x) the issuance of the Company Common Stock upon the exercise of Company Options and warrants outstanding on the Agreement Date and disclosed in the Company Disclosure Schedule, in accordance with their present terms), and
  (y) the issuance of Company Common Stock upon the conversion of Convertible Notes or Series C Preferred Stock);

    (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

    (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that individually or in the aggregate are material to the Company and its Subsidiaries taken as a whole;

    (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including Intellectual Property Rights), except for (a) sales, leases, or encumbrances of immaterial or obsolete properties or assets, and non-exclusive licenses of Intellectual Property Rights, in each case in the ordinary course of business consistent with past practices and (b) sales or dispositions of assets, or subleases of facilities, specifically described in Section 5.1 of the Company Disclosure Schedule.

    (vi) transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to any Company IP Rights or Company Intellectual Property, other than non-exclusive licenses in the ordinary course of business, or assign or grant any exclusive license to any Intellectual Property Rights;

    (vii) incur any indebtedness for borrowed money or draw down on any credit facility or arrangement or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (other than borrowings of not more than $2.0 million in any calendar month (not to exceed $3.0 million in the aggregate outstanding at any time after the Agreement Date);

    (viii) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or Subsidiary of the Company;

    (ix) make or agree to make any new capital expenditure or expenditures which individually is in excess of $100,000 or which in the aggregate are in excess of $200,000;

    (x) make any material Tax election or settle or compromise any income or franchise Tax liability;

    (xi) pay, discharge, settle or satisfy any claims (accrued, asserted or unasserted, contingent or otherwise) for an amount greater than $100,000, except discharges or payments of claims existing on the Balance Sheet Date in an amount not in excess of the amount shown or reserved therefor on the Balance Sheet;

    (xii) enter into, amend, modify or terminate any agreement, transaction, commitment or other right or obligation that, if in effect on the Agreement Date, would be a Company Material Agreement, or that by its terms requires or contemplates a current and/or future financial commitment, expense or obligation on the part of the Company or any of its Subsidiaries involving in excess of $100,000, other than in the ordinary course of business consistent with past practices, or waive, release or assign any material rights or claims thereunder, other than discounting of accounts receivable to obtain prompt collection;

    (xiii) terminate or lay off any material numbers of employees, other than for cause consistent with past practice and Company policy;

    (xiv) adopt or amend in any material respect any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries, wage rates or other compensation payable to its officers or employees other than in the ordinary course of business consistent with past practices, or commit or agree to do any of the foregoing, or otherwise alter or commit to any compensation, benefit or severance or change of control arrangement for or with any officer or employee of the Company except compensation increases, severance payments or bonuses specifically disclosed in Section 5.1 of the Company Disclosure Schedule.

    (xv) grant or provide any severance or termination pay to any officer or employee except payments that (x) are in amounts consistent with the Company's policies and past practices and are made pursuant to written plans or agreements outstanding, or policies existing, on the Agreement Date that are disclosed in the Company Disclosure Schedule, or (y) are made pursuant to arrangements, and in amounts, specifically disclosed in Section
  5.1 of the Company Disclosure Schedule;

    (xvi) voluntarily take actions to liquidate or dissolve the Company or to take advantage of bankruptcy or other creditor protection laws;

    (xvii) institute any litigation or other proceeding other than in connection with a breach of this Agreement or any of the Parent Ancillary Agreements by Parent or Sub;

    (xviii) take any action that would cause or constitute a breach of any representation or warranty made by the Company in this Agreement or any of the Company Ancillary Agreements; or

    (xix) authorize any of, or commit or agree to take any of, the foregoing actions.

  5.2 No Solicitation.

  (a) From and after the Agreement Date until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any takeover proposal (as defined below), (ii) participate in any discussions or negotiations with, or furnish any information to, or provide access to the Company's properties, books and records to, or enter into any agreement with to, any person or group (other than Parent) in connection with any takeover proposal or (iii) take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal. The Company, its Subsidiaries, officers, directors, employees, investment bankers, attorneys and other agents and representatives will immediately cease any and all existing activities, discussions or negotiations with any parties conducted previously regarding a takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer or director of the Company or any investment banker or attorney of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 5.2(a) by the Company. In addition, subject to the other provisions of this Section 5.2(a), from and after the Agreement Date until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, the Company and its Subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any takeover proposal made by any person, entity or group (other than Parent); provided, however, that nothing herein shall prohibit the Company's Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. For purposes of this Agreement, "TAKEOVER PROPOSAL" means any (x) proposal for a merger or other business combination involving the Company or any of its Subsidiaries (y) proposal, offer or tender offer to acquire (including without limitation by license) in any manner, directly or indirectly, an equity interest in, not less than 35% of the outstanding voting securities of the Company or any of its Subsidiaries, or (z) proposal to acquire assets representing not less than

25% of the annual revenues of the Company or any of its Subsidiaries in the fiscal year ending September 30, 1998 or to obtain a license to the Company's ProComm or CleanSweep product or to any Company IP Right or Company Intellectual Property that is incorporated, embodied or used therein and that is material to such product (except as permitted by Section 5.1), in each case in clauses (x), (y) or (z) of this subsection, other than the transactions contemplated by this Agreement and the Company Ancillary Agreements.

  (b) Notwithstanding any other provision of this Agreement, prior to the Effective Time, the Company may, to the extent the Board of Directors of the Company determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of Section 5.02(c) paragraph (c), below, furnish information to any person, entity or group after such person, entity or group has delivered to the Company an unsolicited bona fide takeover proposal which the Board of Directors of the Company in its good faith reasonable judgment determines, (i) after consultation with its independent financial advisors, would result in a transaction more favorable to the stockholders of the Company from a financial point of view than the Offer and the Merger and (ii) after reasonable inquiry by the Company that the party making such takeover proposal is financially capable of consummating such takeover proposal (a "SUPERIOR PROPOSAL"). In addition, notwithstanding any other provision of this agreement, in connection with a possible takeover proposal, the Company may refer any third party to this Section 5.2 or make a copy of this Section 5.2 available to any third party. In the event the Company receives a Superior Proposal, nothing contained in this Agreement (but subject to the terms of this Section 5.2(b)) will prevent the Board of Directors of the Company from recommending such Superior Proposal to its stockholders, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of the Company may withdraw, modify or refrain from making its recommendation of the Offer, provided, however, that the Company shall not recommend to its stockholders a Superior Proposal for a period of not less than 48 hours after Parent's receipt of a copy of such Superior Proposal (or a description of the significant terms and conditions thereof, if such Superior Proposal is not in writing).

  (c) Notwithstanding anything to the contrary in this Section 5.2, the Company will not provide any non-public information to a third party unless
(x) the Company provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement (as defined in Section 6.2) and (y) such non-public information has been previously delivered to the Parent or will simultaneously be furnished to Parent.

  (d) In addition to the obligations of the Company set forth in paragraph 5.2(b) above, the Company shall promptly advise Parent orally and in writing of any request for information or of any takeover proposal, or any inquiry with respect to, or which could reasonably be expected to lead to, any takeover proposal, the material terms and conditions of such request, takeover proposal or inquiry, and the identity of the person making any such takeover proposal or inquiry. The Company will keep Parent informed of the status and material terms of any such request, takeover proposal or inquiry.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

  6.1 Stockholder Approval; Preparation of Proxy Statement.

  (a) If Company Stockholder Approval is required by law, the Company will, at Parent's request, as soon as practicable following the consummation of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "STOCKHOLDERS MEETING") for the purpose of obtaining the Company Stockholder Approval. If able to do so, Parent shall cause the Company to comply with its obligations under this Section 6.1(a) and Section 6.1(b). Subject to the provisions of Section 5.2(b), the Company will, through its Board of Directors, recommend to its stockholders that the Company Stockholder Approval be given. Notwithstanding the foregoing, if Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of the Company Common Stock, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Stockholders Meeting in accordance with Section 253 of the DGCL. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.1(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any takeover proposal or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of the Offer, this Agreement, any of the Company Ancillary Agreements or the Merger, except that such obligations shall terminate if this Agreement is terminated.

  (b) If the Company Stockholder Approval is required by law, the Company will, at Parent's request, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and will use all reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

  (c) Parent agrees to cause all shares of the Company Common Stock purchased pursuant to the Offer and all other shares of the Company Common Stock owned by Sub or any other subsidiary of Parent to be voted in favor of the Company Stockholder Approval.

  6.2 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish or make available promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as required by law, Parent will hold, and will cause its officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, any confidential information in accordance with the Mutual Non-Disclosure Agreement between Parent and the Company (THE "CONFIDENTIALITY AGREEMENT").

  6.3 All Reasonable Efforts; Notification.

  (a) Upon the terms and subject to the conditions set forth in this Agreement and the Company Ancillary Agreements, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to use all reasonable efforts to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in an expeditious manner, the Offer, the Merger and the other transactions contemplated by this Agreement and the Company Ancillary Agreements, including (i) the obtaining of all necessary actions or non actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, including but not limited to those set forth in Section 4.1(e) of the Company Disclosure Schedule, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any of the Company Ancillary Agreements or the consummation of any of the transactions contemplated by this Agreement and the Company

Ancillary Agreements, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and fully to carry out the purposes of, this Agreement and the Company Ancillary Agreements. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (A) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement, any Company Ancillary Agreement or any of the other transactions contemplated hereby or thereby and (B) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, this Agreement, any Company Ancillary Agreement or any other transaction contemplated hereby or thereby, take all action within its power and authority necessary to ensure that the Offer, the Merger, each Company Ancillary Agreement and the other transactions contemplated by hereby and thereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Company Ancillary Agreements and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated hereby and thereby. Notwithstanding anything to the contrary set forth in this Section 6.3(a), the Board of Directors of the Company shall not be prohibited from taking any action consistent with Section 5.2(a) or 5.2(b), subject to Parent's rights set forth in Section 5.2(b) and in Section 5.2(c).

  (b) As soon as may be reasonably practicable, the Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. The Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

  (c) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any material breach of any representation or warranty made by it in this Agreement or any Company Ancillary Agreement (in the case of the Company) or in this Agreement or any Parent Ancillary Agreement (in the case of Parent) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or under any Company Ancillary Agreement (in the case of the Company) or in this Agreement or any Parent Ancillary Agreement (in the case of Parent); provided, however, that no such notification shall affect the representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement, the Company Ancillary Agreements and the Parent Ancillary Agreements.

  (d) In the event that the Company or, following consummation of the Offer, the Parent, shall determine to effect a reduction or cessation of operations or workforce, or to terminate the employment of any employees, of the Company or any Subsidiary thereof, the Company shall (when and if requested by Parent, and not before the consummation of the Offer, in the case of such a determination by Parent) perform and take all acts that may be required to comply with the applicable provisions of the Worker Adjustment and Retraining Act (the "WARN ACT"), and, in the case of such a determination by Parent, shall give notice in such form, at such time, and to such employees as may be reasonably requested by Parent in connection therewith.

  6.4 Post Merger Employment Benefits. Employees of the Company who become employed by Parent or any controlled subsidiary thereof after the Effective Time will, at Parent's election, either to the extent permitted under the terms of such Company Benefit Arrangements continue to be eligible to participate in Company Benefit Arrangements, if and for so long as continued, or become eligible to participate in the same standard employee benefit plans as are generally available to similarly situated employees of Parent. Upon the request of the Parent, following the consummation of the Offer, the Company shall (and shall cause its Subsidiaries to), effective immediately prior to the Effective Time, terminate such of its Company Benefit Arrangements as may be specified by Parent, provided that following the Effective Time, the affected employees of the Company and such Subsidiaries will be eligible to participate in the same standard employee benefit plans as are generally available to similarly situated employees of Parent, and such employee's time served with the Company or any Subsidiary thereof shall be credited to such employee for purposes of determining such employee's eligibility or level of benefits under the terms of Parent's employee benefit plans.

  6.5 Indemnification, Exculpation and Insurance.

  (a) From and after the Effective Time, the Parent will fulfill and honor and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to its certificate of incorporation, its bylaws and any indemnification agreements between the Company and its directors and officers in their capacity as such (the "INDEMNIFIED PARTIES") existing prior to the date hereof. From and after the Effective Time, such obligations shall be the joint and several obligations of Parent and the Surviving Corporation and, by executing this Agreement, Parent hereby assumes such obligations. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain the provisions with respect to indemnification and elimination of liability for monetary damages set forth in the Certificate of Incorporation and Bylaws of the Company, which provisions will not be amended, repealed or otherwise modified from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company or its Subsidiaries, unless such modification is required by law.

  (b) Parent will cause to be maintained for a period of not less than three years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O INSURANCE") for all persons who are directors and officers of the Company on the Agreement Date (and to the extent covered by the D&O Insurance as of the Agreement Date, persons who were directors and officers of the Company prior to the Agreement
Date), in their capacity as such, so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid prior to the Agreement Date (the "MAXIMUM PREMIUM") and, to the extent the annual premium would exceed the Maximum Premium, Parent will cause to be maintained for such period the maximum amount of such D&O Insurance that can readily be procured for the Maximum Premium. If the existing D&O Insurance expires, is terminated or canceled during such two year period, Parent will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O insurance. In lieu of maintaining the Company's current D&O insurance, Parent may elect to add the directors and officers of the Company on the Agreement Date (and to the extent covered by the D&O Insurance as of the Agreement Date, persons who were directors and officers of the Company prior to the Agreement Date) to its own insurance policy, provided that such election does not diminish the rights provided to such persons under the Company's existing D&O Insurance.

  (c) This Section 6.5 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time is intended to benefit the Company, the Surviving Corporation and the persons who are or were directors or officers of the Company on or prior to the Effective Time, and will be binding on all successors and assigns of the Parent or the Surviving Corporation.

  (d) In the event that Parent or the Surviving Corporation or any of their successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporations or entities of such consolidation or merger, then and in each such case, proper provisions shall be made so that the successors and assigns of the Parent or the Surviving Corporation shall assume the obligations of the Parent or the Surviving Corporation, as the case may be, set forth in this Section 6.5.

  (e) The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and such party's heirs and representatives.

  6.6 Directors.

  (a) Effective upon the acceptance for payment by Sub of any shares of Company Common Stock, Parent shall be entitled to designate the number of members, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of members of the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section 6.6) and (ii) the percentage that the number of shares of Company Common Stock accepted for payment by Purchaser bears to the total number of shares of Company Common Stock outstanding, and the Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such times, the Company will use all reasonable efforts to cause individuals designated by Parent to constitute the same percentage as such individuals represent on the Company's Board of Directors or each committee of the Board (other than any committee of the Board established to take action under this Agreement), and, if requested by Parent, each board of directors of each Subsidiary and each committee of each such board. Notwithstanding the foregoing, until such time as Parent acquires a majority of such outstanding shares of Company Common Stock on a fully-diluted basis determined as set forth in Exhibit A to this Agreement), the Company shall use all reasonable efforts to ensure that all of the members of the Board of Directors and such boards and committees as of the date hereof who are not employees of the Company shall remain members of the Board of Directors and such boards and committees.

  (b) The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 6.6 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 6.6. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

  6.7 Fees and Expenses.

  (a) Except as provided below in this Section 6.7, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement, the Company Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

  (b) The Company shall pay, or cause to be paid, in same or next day funds to Parent, $2 million (the "COMPANY FEE") (i) if this Agreement is terminated pursuant to Section 8.1(b)(i) as a result of the failure of the condition set forth in paragraph (d) of Exhibit A to this Agreement, or pursuant to
Section 8.1(c) or Section 8.1(d), or (ii) if this Agreement is terminated by Parent pursuant to Section 8.1(f), or pursuant to Section 8.1(b)(i) as a result of the failure of the condition set forth in paragraph (g) of Exhibit A to this Agreement, in each case in this clause (ii) where the breach or failure to perform or comply that permits such termination results from, or represents, a Willful Breach of Section 5.2(a), (b) or (c) of this Agreement. The Company Fee may be applied by the Company dollar for dollar to reduce any royalty obligations of Parent to the Company pursuant to the License Agreement (and shall not be payable to the extent that the Company Fee exceeds the amount of such royalties required to be paid over the term of the License Agreement), except that if, pursuant to the terms of the License Agreement, Parent would not be required at any time after the date of termination of this Agreement to pay any royalties, the Company Fee shall be payable in cash on demand by Parent.

  (c) Payment of the amounts described in this Section 6.7 and the exercise by Parent of its rights under the License Agreement shall constitute the sole remedy of Parent for a Willful Breach of Section 5.2(a), (b) or (c) of this Agreement.

  6.8 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Company Ancillary Agreements, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national market system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Company Ancillary Agreements shall be in the form heretofore agreed to by the parties.

  6.9 Rights Agreement. As soon as possible, and in no event later than two business days after the Agreement Date, the Company shall file a Current Report Form 8-K to reflect the Rights Amendment, and the Company shall take all additional action necessary to effect the changes in the Rights Agreement to provide for the exclusions therefrom set forth in Section 4.1(ac) hereof. After the effectiveness of the Rights Amendment until the Effective Time, or until this Agreement is terminated, the Company shall not (i) redeem the Rights, (ii) exchange the Rights, (iii) terminate the Rights Agreement or (iv) further amend the Rights Agreement, in each case without the prior written consent of Parent.

  6.10 Technology License Agreement. Concurrently with the execution of this Agreement, the Company and Parent shall enter into the License Agreement.

                                  ARTICLE VII

                             CONDITIONS PRECEDENT

  7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

  (a) Company Stockholder Approval. If required by applicable law, the Company Stockholder Approval shall have been obtained.

  (b) Consummation of the Offer. Sub shall have purchased Shares pursuant to the Offer.

  (c) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, injunction, judgment or other order or ruling issued by any court or other Governmental Entity or other legal restraint or prohibition shall be in effect which would (i) make the acquisition or holding by Parent or its affiliates of Company Common Stock or Common Stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger, (ii) prohibit Parent's or Sub's ownership or operation of, or compel Parent or Sub to dispose of or hold separate, all or a material portion of the business or assets of Parent and its Subsidiaries taken as a whole, or the Company and its Subsidiaries taken as a whole (iii) compel Parent, Sub or the Company to dispose of or hold separate all or a material portion of the business or assets of Parent and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, (iv) impose material limitations on the ability of Parent or Sub or their affiliates effectively to exercise full ownership and financial benefits of the Surviving Corporation or impose any material condition to this Agreement, any of the Company Ancillary Agreements or the Merger which would be materially adverse to Parent.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

  8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company (provided, however, that if Shares are purchased by Sub pursuant to the Offer, Parent may not in any event terminate this Agreement):

  (a) by mutual written consent of Parent and the Company;

  (b) by either Parent or the Company:

    (i) if (w) as the result of the failure of any of the conditions set forth in Exhibit A to this Agreement, Sub shall have failed to commence the Offer in the time required by this Agreement, (x) as a result of the failure of any of the conditions set forth in Exhibit A to this Agreement the Offer shall have terminated or expired in accordance with its terms (as extended, if Sub so elects or as may be required pursuant to
  Section 1.1(a)) without Sub having accepted for payment any shares of Company Common Stock pursuant to the Offer or (y) Sub shall not have accepted for payment any shares of Company Common Stock pursuant to the Offer by December 31, 1998 as a result of the failure of any of the conditions set forth in Exhibit A to this Agreement; provided, however, that the right to terminate this Agreement pursuant to clauses (w), (x) or
  (y) above of this Section 8.1(b)(i) shall not be available to any party whose failure to perform in any material respect any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty under this Agreement by such party; or

    (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of the Company Common Stock pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

  (c) by the Company, if prior to the purchase of any shares of Company Common Stock by Sub pursuant to the Offer, the Company shall have received any Superior Proposal;

  (d) by Parent in the event that (i) the Board of Directors of the Company or any committee thereof shall have failed to recommend the Offer, the Merger or this Agreement, including any failure to include such recommendation in the
Schedule 14D-9, or shall have so resolved, (ii) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified (including without limitation by amendment of the Company's Schedule 14D-9) in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement and the Company Ancillary Agreements, shall have approved or recommended any takeover proposal, shall have authorized the redemption or amendment of the Rights Agreement after the Company has received a takeover proposal (other than the Rights Amendment in accordance with Section 6.9 of this Agreement) or shall have resolved to do any of the foregoing (provided that a statement that states that a takeover proposal is under consideration by the Company's board of directors or management and states that the Company will, at a future date, take a position with respect to such takeover proposal, without making any adverse statements with respect to the Offer, shall not be deemed to constitute such a withdrawal, modification, approval or recommendation), or (iii) the Company shall have entered into any letter of intent, acquisition agreement or similar agreement with respect to any Superior Proposal in accordance with Section 5.2(b) of this Agreement or the Board of Directors or any committee thereof shall have resolved to do so;

  (e) by Parent in the event that (i) any person entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) other than Parent and Sub acquires beneficial ownership of 35% or more of the outstanding shares of Common Stock of the Company; or (ii) the Board of Directors of the Company or any committee thereof upon a request to reaffirm the Company's approval or recommendation of the Offer, the Merger or this

Agreement and the Company Ancillary Agreements, shall have failed to do so within three (3) business days after such request is made or shall have so resolved;

  (f) by Parent if (i) any of the representations and warranties of the Company set forth in Section 4.1 shall not be true and correct in any manner that either (A) represents or results from a Willful Breach or (B) has or represents a Material Adverse Effect or (ii) the Company has committed a breach of any of the Company's covenants under Article 5 and Article 6 of this Agreement, which breach either (A) represents or results from a Willful Breach or (B) has a Material Adverse Effect, and has not cured such material breach within thirty (30) days after the Parent has given the Company written notice of the breach and its intention to terminate this Agreement pursuant to this
Section 8.1(f); and

  (g) by the Company if Sub shall not have accepted for payment any shares of Company Common Stock pursuant to the Offer on or prior to December 31, 1998 and (i) any of the representations and warranties of Parent set forth in
Section 4.2 hereof shall not be true and correct in any manner that has or represents a material adverse effect on the Parent or on the exercise by the Company of its rights under this Agreement or the License Agreement; or (ii) Parent has committed a material breach of any of Parent's covenants under this Agreement, which breach has a Material Adverse Effect or materially adversely affects the Company's exercise of its rights under this Agreement or the License Agreement and has not cured such material breach within thirty (30) days after the Company has given the Parent written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 8.1(g).

  8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than pursuant to the last sentence of Section 6.2, Section 6.7, this Section 8.2 and Article IX, other than liability for damages incurred in the event of a breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or any of the Company Ancillary Agreements except as provided in
Section 6.7(c).

  8.3 Amendment. This Agreement may be amended by the parties at any time before or after obtaining the Company Stockholder Approval (if the Company Stockholder Approval shall be required by law), subject to Section 8.5; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

  8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

  8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section 8.4 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors; provided, however, that in the event that Sub's designees are appointed or elected to the Board of Directors of the Company as provided in Section 6.7, after the acceptance for payment of shares of the Company Common Stock pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the members of the Company's Board of Directors (if any) who were members of the Company's Board of Directors on the Agreement Date shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement or (iii) extend the time for performance of Parent's and Sub's respective obligations under this Agreement.

                                  ARTICLE IX

                              GENERAL PROVISIONS

  9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, in the case of the Company, shall survive the acceptance for payment of, and payment for, shares of the Company Common Stock by Sub pursuant to the Offer. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

  9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) if to Parent or Sub, to

  Symantec Corporation
  10201 Torre Ave.
  Cupertino, CA 95014
  Attention: General Counsel

  with copies to its counsel:

  Fenwick & West LLP
  Two Palo Alto Square
  Palo Alto, CA 94306
  Fax: (415) 494-1417
  Attention: Gordon K. Davidson, Esq.

  (b) if to the Company, to

  Quarterdeck Corporation
  13160 Mindanao Way
  Marina del Rey, CA 90292
  Attention: Chief Executive Officer

  with copies to its counsel:

  Bradley D. Schwartz, Esq.
  Schwartz & Associates
  333 South Grand Avenue, #3950
  Los Angeles, CA 90071

  9.3 Definitions. For purposes of this Agreement:

  (a) an "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

  (b) "COMPANY ANCILLARY AGREEMENTS" means, collectively, the Certificate of Merger and the License Agreement.

  (c) "COMPANY OPTIONS" means any option to purchase Company Common Stock granted under the Company's 1990 Directors Stock Option Plan, the Company's Amended and Restated 1990 Stock Plan or the Company's 1996 Acquisition Stock Option Plan, and any other option to purchase Company Common Stock disclosed in Section 4.1(c) of the Company Disclosure Schedule not granted under any such plan.

  (d) "EXECUTIVE OFFICERS" of the Company means any one of the following persons: King R. Lee, Frank Greico, John Strosahl, Cheri Kaplan-Smith, Suzanne Dickson and Gadi Navon, for so long as they may serve, and if any of such persons shall cease to serve in their current capacity with the Company, then such persons' successor.

  (d) "KNOWLEDGE" of a party means, with respect to a matter, the actual knowledge of the executive officers and directors of such party.

  (e) "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means any change or effect that (i) materially adversely affects, or is highly likely to materially adversely affect, the ability of the Company and its Subsidiaries to market and license either its ProComm product or its CleanSweep product (or both), or to use any Company IP Right or Company Intellectual Property that is incorporated, embodied or used therein and that is material to such product or the ownership by the Company and its Subsidiaries of any such Company IP Right or Company Intellectual Property, (ii) materially adversely affects, or is highly likely to materially adversely affect, the exercise by Parent of its material rights under this Agreement or the License Agreement or (iii) represents or results in, or is highly likely to result in, a liability (contingent or otherwise), cost or expense of more than $3.0 million, or the reduction of the fair value of any assets by more than $3.0 million (in each case after giving effect to the availability of payments under any insurance policy); provided, however, that none of the following shall be deemed, by itself, to constitute a Material Adverse Change or be taken into account in determining whether there has been or would be a Material Adverse Effect as a result of this clause (iii): (A) any adverse change, event or effect that is demonstrated by the Company to be caused by conditions affecting the United States economy generally or the economy of any nation or region in which the Company or any of its Subsidiaries conducts business that is material to the business of the Company and its Subsidiaries, taken as a whole, (B) any adverse change, event or effect that is demonstrated by the Company to be caused by conditions generally affecting the utility software industry and (C) any adverse change, event or effect that is demonstrated by the Company to be caused by the announcement or pendency of the Offer or the Merger or the execution of this Agreement or the License Agreement.

  (f) "MERGER CONSIDERATION" means the consideration in money paid by the Parent, in the applicable case, on account of each share of Company Common Stock, or each share of Company Preferred Stock or each option in the Merger in accordance with Section 3.1 of this Agreement.

  (g) "PARENT ANCILLARY AGREEMENTS" means the Certificate of Merger and the License Agreement.

  (h) "PERSON" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

  (i) a "SUBSIDIARY" of any person means a corporation, partnership or other entity in which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions for such corporation, partnership or other entity are directly or indirectly owned by such person;

  (j) "SUPERIOR PROPOSAL" has the meaning assigned thereto in Section 5.2(b);

  (k) "TAKEOVER PROPOSAL" has the meaning assigned thereto in Section 5.2(a);
and

  (l) "WILLFUL BREACH" by the Company means (1) the failure of a representation or warranty of such party in this Agreement to be true and correct in all material respects as a result of any fact or condition of which any executive officer or director of such party had actual knowledge as of the Agreement Date, or (2) a material breach or failure to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant to be performed or complied with by it pursuant to this Agreement, where both (A) performance of such obligation, or compliance with such agreement or covenant was not impossible (taking into consideration the financial and other resources of the breaching or non-performing party) and (B) (i) in the case of a breach that can not readily be cured by the breaching party within 30 days after written notice of such breach, the action or inaction constituting such breach was taken by or at the request of, or with the express permission of, any executive officer or director of the breaching party, and (ii) in the case of a breach that can readily be cured by the breaching party within 30 days after written notice of such breach, such period shall expire without the cure of such breach.

  9.4 Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article or a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are only for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "thereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References to a person are also to its permitted successors and assigns.

  9.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

  9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and except for the provisions of Sections 6.4 and 6.5, are not intended to confer upon any person other than the parties and the Company's stockholders any rights or remedies hereunder.

  9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

  9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub and Parent of any of its obligations under this Agreement. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

  9.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, or seek without the agreement of the other parties hereto to change the venue of such action or to obtain dismissal thereof on ground of forum non conveniens or similar doctrines and

(c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware.

  IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

  PARENT:                                 SYMANTEC CORPORATION

                                          By: _________________________________
                                          Name: _______________________________
                                          Title: ______________________________

  SUB:                                    OAK ACQUISITION CORPORATION

                                          By: _________________________________
                                          Name: _______________________________
                                          Title: ______________________________

  THE COMPANY:                            QUARTERDECK CORPORATION

                                          By: _________________________________
                                          Name: _______________________________
                                          Title: ______________________________

               ***AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE***

                                   EXHIBIT A

                                     Offer

  Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of the Company Common Stock after the termination or withdrawal of the Offer), to accept for payment or pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares, and may terminate the Offer as to any shares not then paid for unless
(i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of the Company Common Stock which would, upon consummation of the Offer, then represent at least a majority of the Fully Diluted Shares (the "MINIMUM TENDER CONDITION") and (ii) any waiting period under the HSR Act applicable to the purchase of shares of the Company Common Stock pursuant to the Offer shall have expired or been terminated. The term "FULLY DILUTED SHARES" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities, including all Company Options (whether or not then vested or exercisable), but only to the extent that any such options, rights or securities are exercisable or convertible into such voting securities at a per share price not in excess of the Offer Price. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to commence the Offer or to accept for payment or, subject as aforesaid, to pay for any shares of the Company Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer, if, at any time after the Agreement Date and before the time of acceptance of such shares for payment or the payment therefor, any of the following events shall occur (or shall be determined by Parent in good faith to have occurred):

  (a) there shall be pending any suit, action or proceeding brought by or on behalf of any Governmental Entity (or the staff of the Federal Trade Commission or the staff of the Antitrust Division of the Department of Justice shall have recommended the commencement of such), any shareholder of Company or any other person or party directly or indirectly (i) challenging the acquisition by Parent or Sub of any shares of the Company Common Stock, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, or alleging, (on grounds that Sub reasonably and in good faith determines are reasonably likely to result in financial exposure to the Company in excess of available insurance coverage and/or proceeds), that any such acquisition or other transaction relates to, involves or constitutes a violation by the Company or its directors of federal securities law or applicable corporate statutes or principles, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement, (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of the Company Common Stock accepted for payment pursuant to the Offer including without limitation the right to vote the Company Common Stock accepted for payment by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively managing or controlling in any material respect the business or operations of the Company and its Subsidiaries taken as a whole, (v) which is reasonably likely to result in a Material Adverse Effect or (vi) seeking to impose a material condition to the Offer, the Merger or this Agreement which would be materially adverse to Parent; provided that in the case of any such suit, action or proceeding by any person other than a Governmental Entity, such suit, action or proceeding could reasonably be expected to result in a Material Adverse Effect;

  (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any

Governmental Entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result in any of the consequences referred to in clauses (i) through
(vi) of paragraph (a) above;

  (c) there shall have occurred since June 30, 1998 any Material Adverse
Change;

  (d) either (i) the Board of Directors of the Company or any committee thereof shall have failed to recommend the Offer, the Merger or this Agreement, including any failure to include such recommendation in the
Schedule 14D-9, or shall have so resolved; or (ii) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified (including without limitation by amendment of the Company's Schedule 14D-9) in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement and the Company Ancillary Agreements, shall have approved or recommended any takeover proposal (provided that a statement that states that a takeover proposal is under consideration by the Company's board of directors or management and states that the Company will, at a future date, take a position with respect to such takeover proposal, without making any adverse statements with respect to the Offer, shall not be deemed to constitute such a withdrawal, modification, approval or recommendation); or shall have authorized the redemption or amendment of the Rights Agreement after the Company has received any takeover proposal (other than the Rights Amendment in accordance with Section 6.9 of this Agreement) or shall have resolved to do any of the foregoing;

  (e) either (i) any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) other than Parent and Sub acquired beneficial ownership of 35% or more of the outstanding Shares; or (ii) the Board of Directors of the Company or any committee thereof upon a request to reaffirm the Company's approval or recommendation of the Offer, the Merger or this Agreement, shall have failed to do so within three business days after such request is made or shall have so resolved;

  (f) any of the representations and warranties of the Company set forth in
Section 4.1 shall not be true and correct in all material respects (without regard to any qualification therein as to the Company's knowledge) as a result of any facts or circumstances that have a Material Adverse Effect;

  (g) the Company shall have breached or failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it pursuant to this Agreement and the same shall have a Material Adverse Effect;

  (h) this Agreement shall have been terminated in accordance with its terms;
or

  (i) any voluntary, involuntary or ancillary petition in bankruptcy shall have been instituted under Title 11 to the United States Code with respect to the Company as a debtor or alleged debtor and not dismissed; which, in the reasonable good faith judgment of Sub or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (other than any action or inaction by Parent or any of its Subsidiaries which constitutes a breach of this Agreement), makes it inadvisable to proceed with such acceptance for payment or payment.

  The foregoing conditions are for the sole benefit of Sub and Parent and their respective affiliates and may be asserted by Sub or Parent regardless of the circumstances giving rise to such condition (other than any action or inaction by Parent or any of its Subsidiaries which constitutes a breach of this Agreement) or may be waived (except for the Minimum Tender Condition, which can only be waived with the consent of the Company) by Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the Offer.

                                   ANNEX II

                    SECTION 262 OF THE GENERAL CORPORATION
                         LAW OF THE STATE OF DELAWARE

SECTION 262--Appraisal Rights.

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the date next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period of delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 349, L. '96, eff. 7-1-96).

                                   ANNEX III

                FAIRNESS OPINION OF BROADVIEW INTERNATIONAL LLC

                                                                   CONFIDENTIAL

Board of Directors
Quarterdeck Corporation
13160 Mindanao Way
Marina del Rey, CA 90292-9705

Dear Members of the Board:

  We understand that Symantec Corporation ("Symantec" or the "Parent"), Oak Acquisition Corporation, a wholly owned subsidiary of Parent ("Sub"), and Quarterdeck Corporation ("Quarterdeck" or the "Company") propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which, Parent proposes to cause Sub to make a tender offer (the "Offer") to purchase all the issued and outstanding shares of Common Stock of the Company (the "Company Common Stock"), at a price per share of not less than $0.52 (the "Offer Price") and, subsequently merge with and into the Company (the "Merger"), with each share of Quarterdeck Common Stock not tendered pursuant to the offer being converted into the right to receive the Offer Price. Quarterdeck's obligations under the Convertible Notes (as defined in the Agreement) will be assumed by the surviving corporation in the Merger. The terms and conditions of the above described Merger are more fully detailed in the Agreement.

  For purposes of this opinion, we have relied on management's assumption and expectation that all issued and outstanding shares of Company Preferred Stock (as defined in the Agreement) and Company warrants will be converted into 16,030,189 shares of Quarterdeck Common Stock upon commencement of the offer.

  You have requested our opinion as to whether the Offer Price is fair, from a financial point of view, to Quarterdeck shareholders.

  Broadview International LLC focuses on providing merger and acquisition advisory services to information technology ("IT") companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to the Quarterdeck Board of Directors and will receive a fee from Quarterdeck upon the successful conclusion of the Merger.

  In rendering our opinion, we have, among other things:

    1.) reviewed the terms of the Agreement and Plan of Merger and the associated exhibits thereto in the form of the draft dated October 15, 1998 furnished to us by Fenwick & West on October 15, 1998 (which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed);

    2.) reviewed Quarterdeck's annual report and Form 10-K for the fiscal year ended September 30, 1997, including the audited financial statements included therein, and Quarterdeck's Form 10-Q for the quarterly period ended June 30, 1998, including the unaudited financial statements included therein;

    3.) reviewed certain internal financial and operating information, including certain projections for the fiscal year ending September 30, 1999, relating to Quarterdeck prepared by Quarterdeck management;

    4.) participated in discussions with Quarterdeck management concerning the operations, business strategy, financial performance and prospects for Quarterdeck;

    5.) discussed with Quarterdeck management its view of the strategic rationale for the Merger;

    6.) reviewed the recent reported closing prices and trading activity for Quarterdeck Common Stock;

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    7.) compared certain aspects of the financial performance of Quarterdeck with public companies we deemed comparable;

    8.) analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Merger;

    9.) reviewed Symantec's annual report and Form 10-K for the fiscal year ended March 31, 1998, including the audited financial statements included therein, and Symantec's quarterly report on Form 10-Q for the quarterly period ended June 30, 1998, including the unaudited financial information included therein;

    10.) discussed with Symantec management its view of the strategic rationale for the Merger;

    11.) reviewed recent equity analyst reports covering Symantec;

    12.) assisted in negotiations and discussions related to the Merger among Quarterdeck, Symantec and their financial and legal advisors;

    13.) conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

  In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by Quarterdeck or Symantec. With respect to the financial projections examined by us, we have assumed that they were reasonably prepared and reflected the best available estimates and good faith judgment of the management of Quarterdeck as to the future performance of Quarterdeck. We have neither made nor obtained an independent appraisal or valuation of any of Quarterdeck's assets.

  Based upon and subject to the foregoing, we are of the opinion that the Offer Price to be paid in the Merger is fair, from a financial point of view, to Quarterdeck shareholders.

  For purposes of this Opinion, we have assumed that neither Quarterdeck nor Symantec is currently involved in any material transaction other than the Merger and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions may impact this opinion.

  This opinion speaks only as of the date hereof and may be relied upon only by the Board of Directors of Quarterdeck in connection with its consideration of the Merger and does not constitute a recommendation to any Quarterdeck shareholder as to whether such shareholder should tender his shares or as to how such shareholder should vote on the Merger. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview hereby consents to references to, and the inclusion of this opinion in its entirety in the tender offer documents and proxy statement, if any, to be distributed to Quarterdeck shareholders in connection with the tender offer and the Merger, respectively.

                                          Sincerely,

                                          LOGO

                                          BROADVIEW INTERNATIONAL LLC

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